As filed with the Securities and Exchange Commission on May 8, 2007

Registration No. 333-141630

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

SMURFIT-STONE CONTAINER ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	2631	36-2041256
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

150 North Michigan Avenue

Chicago, Illinois  60601

(312) 346-6600

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Craig A. Hunt, Esq.

Senior Vice President, Secretary

& General Counsel

Smurfit-Stone Container Enterprises, Inc.

150 North Michigan Avenue

Chicago, Illinois  60601

(312) 346-6600

(Name, address, including zip code, and  telephone number, including area code, of agent for service)

Copies to:

David W. Braswell, Esq.

Armstrong Teasdale LLP

One Metropolitan Square

Suite 2600

211 North Broadway

St. Louis, Missouri

63102-2740

(314) 621-5070

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated May 8, 2007

Smurfit-Stone Container Enterprises, Inc.

A wholly-owned subsidiary of Smurfit-Stone Container Corporation

Offer to Exchange
$675,000,000
8.000% Senior Notes Due 2017

•       The notes mature on March 15, 2017.

•       The notes are senior, unsecured obligations of Smurfit-Stone Container Enterprises, Inc. (“SSCE”), rank equal in right of payment with all of our existing and future senior unsecured debt, and are senior to all of our future subordinated indebtedness, if any.

•       The notes bear interest at the rate of 8.000% per year, payable March 15 and September 15 of each year, commencing September 15, 2007.

•       The terms of the notes that will be issued in the exchange offer will be substantially identical to the outstanding notes, except that transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes.

•       The exchange offer expires at midnight, New York City time, on                     , 2007, unless we extend it.

•       All outstanding notes that are validly tendered in the exchange offer and not withdrawn will be exchanged.

•       Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.

•       There is currently no public market for the registered notes.

•       We will not receive any proceeds from the exchange offer, and we will pay the expenses of the exchange offer.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2007.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY REGISTERED NOTE OFFERED BY THIS PROSPECTUS OR BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS OR THAT THE INFORMATION SET FORTH IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

i

FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this prospectus, certain matters discussed herein contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although we believe that, in making any such statements, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in this prospectus, the words “anticipates,” “believes,” “expects,” “intends” and similar expressions as they relate to us or our management are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Important factors, risks and uncertainties that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors,” including, without limitation, the following:

•       We have a highly leveraged capital structure.

•       The terms of our debt may severely limit our ability to plan for or respond to changes in our business.

•       Our industry is cyclical and highly competitive.

•       Our pension plans are underfunded and will require additional cash contributions.

•       Price fluctuations in energy costs and raw materials could adversely affect our manufacturing costs.

•       Factors beyond our control could hinder our ability to service our debt and meet our operating requirements.

•       We may not realize the cost savings we expect from our strategic initiatives.

•       We are subject to environmental regulations and liabilities that could weaken our operating results and financial condition.

•       Foreign currency risks and exchange rate fluctuations could hinder the results of our Canadian operations.

The risks and uncertainties identified above are not the only risks we face. Additional risks and uncertainties not presently known to us or that we believe to be immaterial also may adversely affect us. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on our business, financial condition and results of operations. Our actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, the events anticipated by the forward-looking statements may not transpire or occur, or if any of them do so, we cannot predict what impact they will have on our results of operations or financial condition. We assume no obligation or duty to update any of the forward-looking statements included in this prospectus except to the extent required by law.

The “safe harbor” protections provided by the foregoing provisions of the Securities Act and the Exchange Act do not apply to forward-looking statements made in connection with the exchange offer.

ii

INCORPORATION OF DOCUMENTS BY REFERENCE

SSCE’s Annual Report on Form 10-K for the year ended December 31, 2006, Current Reports on Form 8-K filed March 29 and April 11, 2007, and any future filings we make with the Securities and Exchange Commission (the “SEC” or “Commission”) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the expiration of the exchange offer are incorporated in this prospectus by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any person to whom a prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been referenced in this prospectus other than exhibits to these documents. Requests for these copies should be directed to the Corporate Secretary, Smurfit-Stone Container Enterprises, Inc., 150 North Michigan Avenue, Chicago, Illinois 60601, telephone number (312) 346-6600 and should be made no later than five business days before the expiration of the exchange offer.

iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your investment decision to tender your outstanding notes in the exchange offer. Therefore, you should read the entire prospectus carefully, including in particular the “Risk Factors” section and the financial information appearing elsewhere in this prospectus. You should also carefully read our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this prospectus, before making your decision. In this prospectus, unless the context requires otherwise or except as otherwise indicated, “SSCE”, the “Company”, “we”, “us”, and “our” refer solely to Smurfit-Stone Container Enterprises, Inc. and “Smurfit-Stone” and “SSCC” refer to Smurfit-Stone Container Corporation, our parent company. All references in this prospectus to “$” or “dollars” shall mean lawful currency of the United States of America.

Summary of the Exchange Offer

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes, see “The Exchange Offer” and “Description of the Notes.”

The Exchange Offer

We are offering to exchange up to $675,000,000 in aggregate principal amount of our 8.000% Senior Notes due 2017. We issued and sold the notes on March 26, 2007, in reliance on an exemption from registration under the Securities Act.

We believe that the registered notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration or prospectus delivery provisions of the Securities Act if:

• you are acquiring the registered notes in the ordinary course of your business;
• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the registered notes issued to you; and
• you are not an affiliate, under Rule 405 of the Securities Act, of ours.
Expiration Date

The exchange offer, once commenced, will remain open for at least 20 business days and will expire at midnight, New York City time, on                     , 2007, unless we decide to extend the expiration date, but in no event will we extend the expiration date past September 26, 2007.

Conditions to the Exchange Offer

We may end or amend the exchange offer if at any time at or before the expiration of the exchange offer we determine that the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC or any order of any court of competent jurisdiction in the United States or Canada. We may waive any or all of these conditions. See “The Exchange Offer—Conditions of the Exchange Offer.”

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before midnight, New York City time, on the expiration date.

Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must:
• complete, sign and date the accompanying letter of transmittal, or a facsimile copy of the letter of transmittal; or
• tender outstanding notes following the procedures for book-entry transfer described under the heading “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

You must mail or otherwise deliver the documentation and your outstanding notes to The Bank of New York Trust Company, N.A., as exchange agent, at one of the addresses listed on the letter of transmittal.

Special Procedures for Beneficial Owners

If you hold outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender outstanding notes. Please refer to the section in this prospectus entitled, “The Exchange Offer—Procedures for Tendering Outstanding Notes” for more specific instructions on tendering your outstanding notes.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and you cannot get required documents to the exchange agent on time, or you cannot complete the procedure for book-entry transfer on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

Use of Proceeds	We will not receive any proceeds from the exchange offer.
Federal Income Tax Consequences

The exchange of notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section in this prospectus entitled “Certain Tax Considerations—United States Federal Income Tax Considerations” for a more complete discussion of the tax consequences of tendering your outstanding notes in the exchange offer.

Exchange Agent

The Bank of New York Trust Company, N.A., is serving as exchange agent in the exchange offer. Please refer to the section in this prospectus entitled “The Exchange Offer—Exchange Agent” for more information on the exchange agent.

Summary of the Registered Notes

We use the term “notes” when describing provisions that apply to both the outstanding notes and the registered notes. The registered notes will evidence the same debt as the outstanding notes. The same indenture will govern both the outstanding notes and the registered notes. Please refer to the section in this prospectus entitled “Description of the Notes” for a more complete description of the terms of the notes.

Issuer	Smurfit-Stone Container Enterprises, Inc.
Notes Offered	$675,000,000 aggregate principal amount of senior notes due 2017.
Maturity Date	March 15, 2017
Interest Rate	8.000% per year.
Interest Payment Dates	March 15 and September 15, beginning on September 15, 2007. Interest will accrue from the issue date of the notes.
Optional Redemption

SSCE may redeem any of the notes beginning on March 15, 2012. The initial redemption price is 104.000% of their principal amount, plus accrued interest. The redemption price will decline each year after 2012 and beginning on March 15, 2015 will be 100% of the principal amount, plus accrued and unpaid interest. In addition at any time prior to March 15, 2010, SSCE may redeem up to 35% of the aggregate principal amount of outstanding notes with the proceeds of certain sales of capital stock or equivalent interests at a redemption price equal to 108.000% of their principal amount, plus accrued interest to the redemption date. SSCE may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes originally issued under the indenture remains outstanding.

Ranking

The notes will be unsecured and will rank equal in right of payment to all existing and future unsecured and unsubordinated indebtedness of SSCE. The notes will be effectively junior in right of payment to our secured debt and all existing and future liabilities, including trade payables, of our subsidiaries. As of December 31, 2006, after giving effect to the offering of the notes and the application of the net proceeds therefrom as described in this prospectus, we would have had $1,224 million aggregate principal amount of secured indebtedness outstanding (including $1,023 million under our existing credit facility) and $526 million of secured debt available for borrowing under our existing credit facility, subject to certain conditions.

The notes will not be guaranteed and, therefore, will be effectively subordinated to the liabilities of our subsidiaries. Our subsidiaries have significant liabilities.
Change of Control

Upon a change of control, as defined under the section titled “Description of the Notes,” we will be required to make an offer to purchase the notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase. We may not have sufficient funds available at the time of a change of control to repurchase the notes.

Covenants	The terms of the registered notes will limit our ability to:
• incur additional indebtedness;
• pay dividends and make distributions in respect of our capital stock;
• make investments or certain other restricted payments;
• restrict the ability of subsidiaries to pay dividends or make other payments;
• issue or sell stock of certain subsidiaries;
• guarantee indebtedness;
• enter into transactions with stockholders and affiliates;
• create liens;
• engage in sale-leaseback transactions;
• sell assets;
• engage in certain unrelated business activities; and
• consolidate or merge.
Registration Rights

We have agreed to consummate an exchange offer for the notes pursuant to an effective registration statement or cause resales of the notes to be registered under the Securities Act. If these events have not occurred on or prior to September 26, 2007, the interest rate on the notes will increase by 0.5%. Holders who do not participate in the exchange or in the registration may thereafter hold a less liquid security than holders who do participate.

The Company

General

Smurfit-Stone Container Enterprises, Inc., incorporated in Delaware in November 2000, is the industry’s leading integrated manufacturer of paperboard and paper-based packaging in North America, including containerboard and corrugated containers, and is one of the world’s largest paper recyclers. In addition, we are a leading producer of solid bleached sulfate (“SBS”). We have a complete line of graphics capabilities for packaging. For the year ended December 31, 2006, our net sales were $7,157 million and net loss was $59 million.

We are a wholly-owned subsidiary of Smurfit-Stone Container Corporation, a holding company with no business operations of its own. Smurfit-Stone conducts its business operations through us. We are the surviving company resulting from the merger of Smurfit-Stone’s primary operating subsidiaries on November 1, 2004 (the “Merger”). JSCE, Inc. merged with and into Jefferson Smurfit Corporation (U.S.) (“JSC (U.S.)”), with JSC (U.S.) as the surviving company, and then JSC (U.S.) merged with and into SSCE, with SSCE as the surviving entity. The Merger was effected principally to consolidate debt financing activities of Smurfit-Stone and its subsidiaries. We were simultaneously renamed Smurfit-Stone Container Enterprises, Inc.

Our principal executive offices are located at 150 North Michigan Avenue, Chicago, Illinois 60601, and our telephone number is (312) 346-6600.

Strategic Initiatives

During 2005, we announced a strategic initiative plan to improve performance and better position us for long-term growth. Our plan focused on cost reduction and productivity initiatives from which we expect to achieve $525 million in annual savings by the end of 2008. In order to achieve our cost reduction initiatives, we expect to close a minimum of 30 converting facilities by the end of 2008. Some plant closures will enable us to transfer production volume to our other plants, thereby lowering costs through higher equipment utilization. Other plant closures will be part of our scaling plan in larger markets, which involves investment in new high-speed corrugators and finishing equipment. We expected to achieve additional cost reductions through (i) mill consolidation; (ii) productivity improvements at the mills and the remaining container plants; (iii) standardization of containerboard trim sizes and grades produced; (iv) transportation and procurement savings; and (v) reductions in selling and administrative expenses.

Since the commencement of the strategic initiative plan through the end of 2006, we have closed two containerboard mills and 16 corrugated container plants, permanently shut down four corrugators and reduced headcount by over 3,600. In 2006, we realized estimated savings of $243 million from these initiatives. In the first quarter of 2007, we closed three converting facilities. As of the date hereof, we have announced the closure of two additional containerboard mills and six additional converting facilities. See “—Recent Developments.” We expect to attain significant additional benefits over the remaining two years of the strategic initiative plan.

Sale of Consumer Packaging Division

As part of the strategic initiative plan, we sold substantially all of the assets of our Consumer Packaging division on June 30, 2006. Reflecting final working capital adjustments and sales transaction costs, net cash proceeds of $897 million were used to repay debt and enhance our financial flexibility. As a result of the sale of our Consumer Packaging division, we have one reportable segment, Containerboard and Corrugated Containers.

Offer to Purchase 9 3/4% Senior Notes due 2011

On March 12, 2007, we launched a cash tender offer and consent solicitation (the “Tender Offer”) to purchase any and all of our outstanding 9 3/4% Senior Notes due 2011 (the “9 3/4% Senior Notes”) from the holders of those notes. On March 26, 2007, we used a portion of the net proceeds from the issuance on such date of $675 million of 8.000% Senior Notes due 2017 to purchase $546,167,000 aggregate principal amount of the outstanding 9 3/4% Senior Notes (approximately 84.3% of the total outstanding principal amount) pursuant to the Tender Offer. The 8.000% Senior Notes were issued in a private placement to qualified institutional buyers under Rule 144A of the Securities Act and outside the United States in compliance with Regulation S under the Securities Act. In accordance with the Tender Offer, we also executed a supplemental indenture effectuating amendments to the indenture governing the 9 3/4% Senior Notes as of March 26, 2007.

On April 6, 2007, we completed the Tender Offer, pursuant to which approximately $546 million in aggregate principal amount of the 9 3/4% Senior Notes were tendered and accepted for purchase. We used the net proceeds of the 8.000% Senior Notes to purchase the 9 3/4% Senior Notes, pay related tender premiums and accrued interest of $19 million and $8 million, respectively, and repay $95 million of borrowings under our revolving credit facility. On April 9, 2007, we called the remaining amount of the 9 3/4% Senior Notes outstanding, approximately $102 million, for full redemption on May 9, 2007 (the “Redemption Date”) in accordance with the terms of the indenture governing the 9 3/4% Senior Notes. The 9 3/4% Senior Notes will be redeemed at a redemption price of $1,032.50 per $1,000 note outstanding, to be paid on the Redemption Date. We will use borrowings under our revolving credit facility to redeem the 9 3/4% Senior Notes and pay related call premiums of $3 million and accrued interest of $3 million.

Recent Developments

On April 26, 2007, SSCC, our parent company, reported a net loss available to common stockholders of $55 million, or $0.21 per diluted share, for the first quarter of 2007. These results include:

•       a restructuring charge of $0.06 per diluted share primarily from the closure of container plants and headcount reductions;

•       a $0.05 per diluted share charge related to the early extinguishment of debt; and

•       a loss of $0.01 per diluted share from non-cash foreign currency charges.

We also announced plans to further realign our containerboard mill system over the next six months as part of our strategic initiatives plan. The Carthage, Indiana and Los Angeles, California medium mills, with combined annual capacity of approximately 200,000 tons, will be permanently closed. We expect to incur a restructuring charge of approximately $18 million associated with these actions. The previously idled machine at the Jacksonville, Florida mill with capacity to produce approximately 170,000 tons of containerboard will be restarted.

Risk Factors

See ‘‘Risk Factors’’ immediately following this summary for a discussion of risks relating to us, our business and participating in the exchange offer.

SUMMARY HISTORICAL FINANCIAL DATA

The following data (not including the statistical data) as of and for the periods indicated was derived from our audited consolidated financial statements. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Consolidated Historical Financial Data” and our consolidated historical financial statements appearing elsewhere in this prospectus.

	Year Ended December 31,
	2002(a)	2003(b)(c)	2004	2005	2006
	(in millions, except ratios)
Consolidated Statements of Operations Data:
Net sales(d)	$6,025	$6,146	$6,716	$6,812	$7,157
Operating income (loss)(e)(f)	337	(42)	172	(253)	276
Interest expense, net	354	340	342	345	341
Income (loss) from continuing operations before cumulative effect of accounting change	33	(200)	(53)	(378)	(70)
Discontinued operations, net of income tax provision(g)	80	59	54	51	11
Net income (loss)	113	(146)	1	(327)	(59)
Other Financial Data:
EBITDA (unaudited)(j)	889	428	650	220	631
Net cash provided by operating activities	502	155	265	221	265
Net cash provided by (used for) investing activities	(456)	48	(192)	(277)	706
Net cash provided by (used for) financing activities	(58)	(197)	(79)	55	(967)
Capital investments and acquisitions	570	238	232	285	274
Proceeds from property and sale of businesses	108	253	32	8	980
Ratio of earnings to fixed charges (unaudited)(h)	1.09x
Consolidated Balance Sheet Data:
Total assets	11,366	10,538	9,583	9,114	7,776
Goodwill	3,195	3,301	3,301	3,309	2,873
Long-term debt(i)	4,990	4,807	4,498	4,571	3,634
Stockholder’s equity	2,786	2,737	2,116	1,739	1,664

(a)           Results for 2002 include the acquisition of the Stevenson, Alabama containerboard mill and the related corrugated container assets after September 30, 2002, the date of the acquisition.

(b)          We recorded a $5 million charge, net of income tax, in 2003 for the cumulative effect of an accounting change in accordance with Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.”

(c)           Results for 2003 include the acquisition of Smurfit-MBI after March 31, 2003, the date of the acquisition.

(d)          Effective April 1, 2006, we adopted Emerging Issues Task Force Issue No. 04-13, “Accounting for Purchases and Sales of Inventory With the Same Counterparty,” which required us to prospectively report certain inventory buy/sell transactions of similar containerboard types in our Containerboard and Corrugated Containers segment on a net basis in our consolidated statements of operations, thereby reducing net sales and cost of goods sold by $194 million in 2006.

(e)           In 2004, operating income (loss) included an asset impairment charge of $73 million attributable to the write-down of non-core pulp mill fixed assets.

(f)             In 2002, 2003, 2004, 2005 and 2006, we recorded restructuring charges of $24 million, $115 million, $16 million, $321 million and $43 million, respectively.

(g)           Includes income from discontinued operations and loss on disposition of discontinued operations.

(h)          For purposes of calculating the ratio of earnings to fixed charges, earnings include income (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest on indebtedness, amortization of deferred debt issuance costs and that portion of lease rental expense considered to be representative of the interest factors therein. Earnings were inadequate to cover fixed charges for the years ended December 31, 2003, 2004, 2005 and 2006 by $352 million, $125 million, $619 million and $110 million, respectively.

(i)             In 2002, 2003, 2004, 2005 and 2006, long-term debt includes obligations under capital leases of $16 million, $12 million, $13 million, $12 million and $7 million, respectively.

(j)              “EBITDA” is defined as income (loss) from continuing operations before cumulative effect of accounting change and before (benefit from) provision for income taxes, interest expense, net, interest income from SSCC and depreciation, depletion and amortization. See “Non-GAAP Financial Measures.”

Non-GAAP Financial Measures

The following table presents a reconciliation of EBITDA to the most directly comparable GAAP financial measure for each year indicated:

	Year Ended December 31,
	2002	2003	2004	2005	2006
	(in millions)
Income (loss) from continuing operations before cumulative effect of accounting change	$33	$(200)	$(53)	$(378)	$(70)
Provision for (benefit from) income taxes	10	(146)	(73)	(241)	(40)
Income from discontinued operations before income taxes(a)	164	99	91	86	23
Interest expense, net	354	340	342	345	341
Interest income from SSCC	(73)	(80)	(73)
Depreciation, depletion and amortization	401	415	416	408	377
EBITDA	$889	$428	$650	$220	$631

(a)           Income from discontinued operations before income taxes for 2002, 2003, 2004 and 2005 excludes $1 million of interest expense allocated to discontinued operations.

We measure our performance primarily through our operating profit. In addition to our audited consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”), management uses certain non-GAAP financial measures, including “EBITDA” to measure our operating performance. We provide a definition of the components of EBITDA and reconciliation to the most directly comparable GAAP financial measure.

EBITDA is considered by our Board of Directors and management as a basis for measuring and evaluating our overall operating performance. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations. The use of EBITDA provides an indication of our ability to service debt and we consider it an appropriate measure to use because of our highly leveraged position. We believe EBITDA is useful in evaluating our operating performance compared to other companies in our industry, and is beneficial to investors, potential investors and other key stakeholders, including analysts and creditors who use it in their evaluations of our performance.

EBITDA has certain material limitations associated with its use as compared to net income. These limitations are primarily due to the exclusion of certain amounts that are material to our consolidated results of operations, such as interest expense, income tax expense and depreciation and amortization. In addition, EBITDA may differ from the EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in our business and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only as a supplemental measure of our operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with GAAP. The EBITDA presentation includes a reconciliation to income (loss) from continuing operations before cumulative effect of accounting change, which we believe is clear and useful to our stakeholders.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the specific factors listed below, as well as the other information included in this prospectus, before making an investment decision. The occurrence of any one or more of the following could materially adversely affect your investment in the notes or our business and operating results.

Risks Relating to Our Business

We have a highly leveraged capital structure.

Our substantial leverage could have significant consequences for us, including the following:

•                    we may be required to seek additional sources of capital, including additional borrowings under our existing credit facilities, other private or public debt or equity financings to service or refinance our indebtedness, which borrowings may not be available on favorable terms, particularly in the event that our credit ratings are downgraded by rating agencies;

•                    a substantial portion of our cash flow from operations will be needed to meet the payment of principal and interest on our indebtedness and other obligations and will not be available for our working capital, capital expenditures and other general corporate purposes; and

•                    our level of debt makes us more vulnerable to economic downturns and reduces our operational and business flexibility in responding to changing business and economic conditions and opportunities.

In addition, we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage.

Our industry is cyclical and highly competitive.

Our operating results reflect the industry’s general cyclical pattern. The majority of our products can be subject to extreme price competition. Some segments of our industry have production overcapacity, which may require us to take downtime periodically to reduce inventory levels during periods of weak demand. In addition, the industry is capital intensive, which leads to high fixed costs and has historically resulted in continued production as long as prices are sufficient to cover marginal costs. These conditions have contributed to substantial price competition and volatility in the industry. Decreases in prices for our products, coupled with our highly leveraged financial position, may adversely impact our ability to respond to competition and to other market conditions or to otherwise take advantage of business opportunities.

The paperboard and packaging products industries are highly competitive and are particularly sensitive to price fluctuations as well as other factors including innovation, design, quality and service, with varying emphasis on these factors depending on the product line. To the extent that one or more of our competitors become more successful with respect to any key competitive factor, our ability to attract and retain customers could be materially adversely affected. Many of our competitors are less leveraged, have financial and other resources greater than ours and are more capable of withstanding the adverse nature of the business cycle. If our facilities are not as cost efficient as those of our competitors, we may need to temporarily or permanently close such facilities and suffer a consequent reduction in our revenues.

Our pension plans are underfunded and will require additional cash contributions.

We have made substantial contributions to our pension plans in the past five years and expect to continue to make substantial contributions in the coming years in order to ensure that our funding levels remain adequate in light of projected liabilities and to meet the requirements of the Pension Protection

Act of 2006. These contributions reduce the amount of cash available for us to repay indebtedness or make capital investments.

Price fluctuations in energy costs and raw materials could adversely affect our manufacturing costs.

The cost of producing and transporting our products is highly sensitive to the price of energy. Energy prices, in particular oil and natural gas, have experienced significant volatility in recent years, with a corresponding effect on our production costs. Energy prices may continue to fluctuate and may rise to higher levels in future years. This could adversely affect our production costs and results of operations. Although we may enter into agreements to hedge our energy costs, these agreements may be inadequate to protect us fully against the volatility of energy costs. To the extent we have positions that are not hedged or our hedging procedures do not perform as planned, fluctuating energy costs could reduce our operating profit.

Wood fiber and reclaimed fiber, the principal raw materials used in the manufacture of our paper products, are purchased in highly competitive, price-sensitive markets, which have historically exhibited price and demand cyclicality. Adverse weather, conservation regulations and the shutdown of a number of sawmills have caused, and will likely continue to cause, a decrease in the supply of wood fiber and higher wood fiber costs in some of the regions in which we procure wood fiber. Fluctuations in supply and demand for reclaimed fiber have occasionally caused tight supplies of reclaimed fiber. At such times, we may experience an increase in the cost of fiber or may temporarily have difficulty obtaining adequate supplies of fiber.

Factors beyond our control could hinder our ability to service our debt and meet our operating requirements.

Our ability to meet our obligations and to comply with the financial covenants contained in our debt instruments will largely depend on our future performance. Our performance will be subject to financial, business and other factors affecting us. Many of these factors are beyond our control, such as:

•                    the state of the economy;

•                    the financial markets;

•                    demand for, and selling prices of, our products;

•                    performance of our major customers;

•                    costs of raw materials and energy;

•                    hurricanes and other major weather-related disruptions; and

•                    legislation and other factors relating to the paperboard and packaging products industries generally or to specific competitors.

If operating cash flows or net proceeds from borrowings, any divestitures and other financing sources do not provide us with sufficient liquidity to meet our operating and debt service requirements, we will be required to pursue other alternatives to repay debt and improve liquidity. Such alternatives may include:

•                    sales of assets;

•                    cost reductions;

•                    deferral of certain discretionary capital expenditures and benefit payments; and

•                    amendments or waivers to our debt instruments.

We might not successfully complete any of these measures or they may not generate the liquidity we require to operate our business and service our obligations. If we are not able to generate sufficient cash flow or otherwise obtain funds necessary to make required debt payments or we fail to comply with our debt covenants, we would be in default under the terms of our various debt instruments. This would permit our debt holders to accelerate the maturity of such debt and would cause defaults under our other debt.

We may not realize the cost savings we expect from our strategic initiatives.

Our ability to generate sufficient cash flows to meet our operating and debt service requirements depends in part on our ability to execute certain strategic initiatives, which are intended to result in a lower cost structure through increased efficiency in our manufacturing processes. Although we have implemented several restructuring initiatives in the past, there are inherent risks related to these programs. These risks include the closure of manufacturing facilities, disruption of business operations, inability to meet customer demand, higher costs than anticipated, environmental issues associated with the closed facilities and a failure to complete these initiatives in the time frames contemplated. Costs incurred in restructuring our operations, as well as increases in other expenses unrelated to the restructuring, might offset any cost savings. We cannot provide assurance that the restructuring activities will achieve the full expected benefits of the cost savings within the expected time frame.

We are subject to environmental regulations and liabilities that could weaken our operating results and financial condition.

Federal, state, provincial, foreign and local environmental requirements, particularly those relating to air and water quality, are a significant factor in our business. The Environmental Protection Agency (“EPA”) has issued a comprehensive rule governing air emissions (Maximum Achievable Control Technology (“MACT”)) and water discharges (Effluent Limitation Guidelines) for the pulp, paper and paperboard industry, known as the “Cluster Rule,” which has required significant capital expenditures. Substantially all Cluster Rule spending will be incurred by the end of the first quarter of 2007. The EPA has also promulgated a Boiler MACT regulation that will limit hazardous air pollutant emissions from industrial boilers. Several of our mills are subject to the Boiler MACT regulation and are required to install new pollution control equipment in order to meet the September 13, 2007 compliance deadline. Changes in existing environmental laws or the promulgation of new environmental laws may require capital expenditures for compliance.

In the past we have had, and in the future we may face, environmental liability for the costs of remediating soil or groundwater that we or a third party contaminated at various sites that we currently own or operate or previously owned or operated. There may be liability at third party sites with respect to which we either have received, or in the future may receive, notice that we may be a potentially responsible party (“PRP”) and which are the subject of cleanup activity under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), analogous state laws and other laws concerning hazardous substance contamination. Ongoing remediation costs and future remediation liability may materially adversely affect our results of operations and financial condition.

Foreign currency risks and exchange rate fluctuations could hinder the results of our Canadian operations.

Our assets and liabilities outside the United States are primarily located in Canada. Our principal foreign exchange exposure is the Canadian dollar. The functional currency for our Canadian operations is the U.S. dollar. To the extent we have un-hedged positions or our hedging procedures do not perform as planned, fluctuating currencies could reduce our sales and net income. Our financial performance is directly affected by exchange rates because:

•                    certain of our products are manufactured in Canada, but sold in U.S. dollars; and

•                    the monetary assets and liabilities of our Canadian operations are translated into U.S. dollars for financial reporting purposes.

Risks Relating to the Exchange Offer

If you do not exchange your outstanding notes for registered notes, your notes will continue to have restrictions on transfer.

If you do not exchange your outstanding notes for registered notes in the exchange offer, or if your outstanding notes are tendered but not accepted, your notes will continue to have restrictions on transfer. In general, you may offer or sell any outstanding notes only if the notes are registered under the Securities Act and applicable state laws, or resold under an exemption from these laws. We do not intend to register the outstanding notes under the Securities Act, other than in the limited circumstances in the registration rights agreement discussed in the section ‘‘Description of the Notes—Registration Rights.’’

The issuance of the registered notes may adversely affect the market for outstanding notes.

If outstanding notes are tendered for exchange, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled ‘‘The Exchange Offer—Consequences of Failure to Exchange.’’

Risks Relating to the Registered Notes

We have substantial debt outstanding that could negatively impact our business and prevent us from fulfilling our obligations on the registered notes.

We have a substantial amount of debt outstanding. As of December 31, 2006, after giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, we would have had total consolidated outstanding debt of $3,674 million, including $1,224 million of secured debt, and $526 million of unused borrowing capacity under our secured bank credit facility, subject to certain conditions.

Our indebtedness, together with our capital expenditures, requires significant cash outlays that have exceeded our cash flows from operations for each of the last three years. In 2006, we had interest expense, net, of $341 million, capital expenditures of $274 million and net cash provided by operating activities of $265 million. In 2005, we had interest expense, net, of $345 million, capital expenditures of $276 million and net cash provided by operating activities of $221 million. In 2004, we had interest expense, net, of $342 million, capital expenditures of $219 million and net cash provided by operating activities of $265 million.

Our high level of debt could:

•                    make it difficult for us to satisfy our obligations, including making interest payments under the registered notes and our other debt obligations;

•                    limit our ability to obtain additional financing to operate our business;

•                    limit our financial flexibility in planning for and reacting to industry changes;

•                    place us at a disadvantage as compared to less leveraged competitors;

•                    increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates;

•                    require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing the availability of our cash flow for other purposes; and

•                    limit our ability to take advantage of business opportunities.

We may borrow additional amounts to fund our capital expenditures and working capital needs. We also may incur additional debt to finance future acquisitions. The incurrence of substantial additional debt could cause us to experience one or more of the risks described above and could exacerbate the effects of some or all of the risks described above.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•                    our debt holders could declare all outstanding principal and interest to be due and payable;

•                    our secured debt lenders could terminate their commitments and commence foreclosure proceedings against our assets; and

•                    we could be forced into bankruptcy or liquidation.

As of December 31, 2006, we had scheduled principal debt payments of $84 million in 2007, $8 million in 2008, $145 million in 2009, $125 million in 2010, $1,507 million in 2011 and $1,765 million thereafter. After giving effect to the offering of 8.000% senior notes due 2017 and the repayment of approximately $648 million outstanding 9 3/4% senior notes due 2011, we would have had scheduled principal payments on our debt of $84 million in 2007, $8 million in 2008, $158 million in 2009, $125 million in 2010 and $859 million in 2011 and $2,440 million thereafter.

The registered notes are effectively subordinated to our secured debt and the obligations of our subsidiaries.

The registered notes are unsecured and are effectively subordinated to our secured debt, to the extent of the value of the assets securing such debt. As of December 31, 2006, after giving effect to the offering of the outstanding notes and the application of net proceeds therefrom, we would have had $1,224 million aggregate principal amount of secured debt outstanding (including $1,023 million outstanding under our existing senior secured credit facility). In the event we are the subject of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our assets securing our debt could not be used to pay you until all secured claims against us have been fully paid.

Because our subsidiaries do not guarantee and are not otherwise liable for the payment of principal or interest on the registered notes, claims of holders of the registered notes will be effectively subordinated to the claims of all the creditors, including the trade creditors, of those subsidiaries.

The terms of our debt may severely limit our ability to plan for or respond to changes in our business.

Our ability to incur additional debt, and in certain cases refinance outstanding debt, is significantly limited or restricted under the agreements relating to our and our subsidiaries’ existing debt. Our senior secured credit facility and the indentures governing our outstanding senior notes restrict our ability to take specific actions, even if such actions may be in our best interest. These restrictions limit our ability to:

•       incur liens or make negative pledges on our assets;

•       merge, consolidate or sell our assets;

•       issue additional debt;

•       pay dividends or repurchase or redeem capital stock;

•       make investments and acquisitions;

•       enter into certain transactions with stockholders and affiliates;

•       make capital expenditures;

•       materially change our business;

•       amend our debt and other material agreements;

•       issue and sell capital stock;

•       make investments in unrestricted subsidiaries; or

•       prepay specified indebtedness or other debt.

Our senior secured credit facility requires us to maintain specified financial ratios. Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, our lenders could foreclose on our assets. If we were unable to refinance these borrowings on favorable terms, our costs of borrowing could increase significantly.

Our senior debt bears interest at fixed and floating rates. Currently, only a portion of our floating interest rate debt is capped. If interest rates rise, our senior debt interest payments also will increase. Although we may enter into agreements to hedge our interest rate risk, these agreements may be inadequate to protect us fully against our interest rate risk.

You may find it difficult to sell your registered notes because no public trading market for the registered notes exists.

The registered notes are a new issue of securities for which there is currently no active trading market. The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. We do not intend to list the registered notes on any national securities exchange or to seek the admission of the registered notes for quotation through the Nasdaq Stock Market, Inc. In addition, the registered notes will not be eligible for trading on the Private Offerings, Resales, and Trading through Automatic Linkages Market, also known as the PORTAL Market. PORTAL is a computerized communications facility for primary offering and secondary trading of securities that are eligible for resale pursuant to Rule 144A and that are (1) restricted securities, as defined in Rule 144(a)(3), or (2) contractually required to be resold only in compliance with Rule 144, Rule 144A, Regulation S or in secondary private placements. If the registered notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects.

Accordingly,

•       a market for the registered notes may not develop;

•       you may not be able to sell your registered notes; and

•       you may not be able to sell your registered notes at any particular price.

We may not be able to repurchase registered notes upon a change of control which would be an event of default under the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding registered notes. Our senior credit facility restricts us from repurchasing the registered notes without the approval of the lenders. In addition, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of registered notes or that restrictions in our senior credit facility will not allow such repurchases. Certain corporate events would also constitute a change of control under our senior secured credit facility which might not constitute a change of control under our other debt instruments, including the registered  notes. This would constitute an event of default under our senior secured credit facility, entitling the lenders to, among other things, cause all our outstanding debt obligations thereunder to become due and payable, and to proceed against their collateral. For example, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would constitute a change of control under our senior credit facility but would not constitute a change of control under the indenture.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the registered notes, we will receive in exchange outstanding notes of like principal amount, the terms of which are substantially identical in all material respects to the registered notes. The outstanding notes surrendered in exchange for registered notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the registered notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

A portion of the proceeds from the issuance of the outstanding 8.000% Senior Notes were used in the first quarter of 2007 to purchase, through a tender offer and consent solicitation, approximately $546 million outstanding aggregate principal amount of our 9 3/4% Senior Notes, plus accrued interest of $8 million, and pay approximately $26 million of commissions, fees and expenses related to the offering of the outstanding notes and the tender offer and consent solicitation. We intend to use the remaining net proceeds from the offering of the notes, together with additional borrowings under our senior secured credit facility, to redeem the remaining $102 million amount of 9 3/4% Senior Notes on May 9, 2007 and pay related call premiums of $3 million and accrued interest of $3 million.

CAPITALIZATION

The following table sets forth the consolidated cash and cash equivalents, current portion of long-term debt and capitalization of SSCE as of December 31, 2006 (1) on a historical basis and (2) an as adjusted basis to give effect to the offering of the 8.000% senior notes and the application of the net proceeds therefrom.

	As of December 31, 2006
	Actual	As Adjusted
		(unaudited)
	(in millions)
Cash and cash equivalents	$9	$9
Current portion of long-term debt	$84	$84
Long-term debt, net of current portion:
Bank credit facilities	1,006	1,019 (1)
Senior notes	2,320	1,672
Other	224	224
8.000% senior notes		675
Total long-term debt	3,550	3,590
Stockholder’s equity:
Common stock and additional paid-in capital	3,635	3,635
Retained earnings (deficit)	(1,559)	(1,576)
Accumulated other comprehensive income (loss)	(412)	(412)
Total stockholder’s equity	1,664	1,647
Total capitalization	$5,214	$5,237

(1)          Includes borrowings of $13 million under our senior secured credit facility after application of the net proceeds from the offering of the outstanding notes in connection with the tender offer for and redemption of our 9 3/4% Senior Notes. See “Use of Proceeds.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The following data (not including the statistical data) as of and for the periods indicated was derived from our audited consolidated financial statements. You should read all of this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

	Year Ended December 31,
	2002(a)	2003(b)(c)	2004	2005	2006
	(in millions, except statistical data)
Summary of Operations:
Net sales(d)	$6,025	$6,146	$6,716	$6,812	$7,157
Operating income (loss)(e)(f)	337	(42)	172	(253)	276
Interest expense, net	354	340	342	345	341
Income (loss) from continuing operations before cumulative effect of accounting change	33	(200)	(53)	(378)	(70)
Discontinued operations, net of income tax provision(g)	80	59	54	51	11
Net income (loss)	113	(146)	1	(327)	(59)
Other Financial Data:
Net cash provided by operating activities	$502	$155	$265	$221	$265
Net cash provided by (used for) investing activities(h)	(456)	48	(192)	(277)	706
Net cash provided by (used for) financing activities	(58)	(197)	(79)	55	(967)
Depreciation, depletion and amortization	401	415	416	408	377
Capital investments and acquisitions	570	238	232	285	274
Working capital, net	591	137	148	(3)	(139)
Net property, plant, equipment and timberland	5,182	4,974	4,682	4,289	3,774
Total assets	11,366	10,538	9,583	9,114	7,776
Long-term debt(i)	4,990	4,807	4,498	4,571	3,634
Stockholder’s equity	2,786	2,737	2,116	1,739	1,664
Statistical Data (tons in thousands):
Containerboard production (tons)	6,860	7,185	7,438	7,215	7,402
Kraft paper production (tons)	283	293	259	204	199
Market pulp production (tons)	567	497	549	563	564
Solid bleached sulfate production (tons)	296	290	276	283	313
Corrugated containers sold (billion sq. ft.)	76.9	79.7	81.8	81.3	80.0
Fiber reclaimed and brokered (tons)	6,582	6,549	6,542	6,501	6,614
Number of employees at December 31(j)	38,600	36,700	35,300	33,500	25,200

(a)           Results for 2002 include the acquisition of the Stevenson, Alabama containerboard mill and the related corrugated container assets after September 30, 2002, the date of the acquisition.

(b)          We recorded a $5 million charge, net of income tax for the cumulative effect of an accounting change in accordance with Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.”

(c)           Results for 2003 include the acquisition of Smurfit-MBI after March 31, 2003, the date of the acquisition.

(d)          Effective April 1, 2006, we adopted Emerging Issues Task Force Issue No. 04-13, “Accounting for Purchases and Sales of Inventory With the Same Counterparty”, which required us to prospectively report certain inventory buy/sell transactions of similar containerboard types in our Containerboard and Corrugated Containers segment on a net basis in our consolidated statements of operations, thereby reducing net sales and cost of goods sold by $194 million in 2006.

(e)           In 2004, operating income (loss) included an asset impairment charge of $73 million attributable to the write-down of non-core pulp mill fixed assets.

(f)             In 2002, 2003, 2004, 2005 and 2006, we recorded restructuring charges of $24 million, $115 million, $16 million, $321 million and $43 million, respectively.

(g)           Includes income from discontinued operations and loss on disposition of discontinued operations.

(h)          Includes proceeds from property disposals and sale of businesses in 2002, 2003, 2004, 2005 and 2006, of $108 million, $253 million, $32 million, $8 million and $980 million, respectively.

(i)             In 2002, 2003, 2004, 2005 and 2006, long-term debt includes obligations under capital leases of $16 million, $12 million, $13 million, $12 million and $7 million, respectively.

(j)              Number of employees for 2006 excludes approximately 6,600 employees of our former Consumer Packaging division, which was sold on June 30, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

Smurfit-Stone Container Enterprises, Inc. is an integrated manufacturer of paperboard and paper-based packaging. Our major products are containerboard, corrugated containers, SBS, market pulp, recycled fiber and kraft paper. We operate in one reportable industry segment. Approximately 95% of our 2006 net sales were generated by the Containerboard and Corrugated Containers segment and 5% were generated by our reclamation operation. Our mill operations supply paper to our corrugated container converting operations. The products of our converting operations, as well as the mill and reclamation tonnage in excess of what is consumed internally, are the main products sold to third parties. Our operating facilities and customers are located primarily in the United States and Canada.

Market conditions and demand for our products are subject to cyclical changes in the economy and changes in industry capacity, both of which can significantly impact selling prices and our profitability. In recent years, the continued loss of domestic manufacturing to offshore competition and the changing retail environment in the U.S. have also played a key role in reducing growth in domestic packaging demand. The influence of superstores and discount retailing giants, as well as the impacts from online shopping, has resulted in a shifting of demand to packaging which is more condensed, lighter weight and less expensive. These factors have greatly influenced the corrugated industry.

In 2006, U.S. industry per day shipments of corrugated containers increased 1.3%. Principally as a result of 17 plant closures since we began implementing our strategic initiative plan in 2005, our North American per day shipments of corrugated containers decreased 1.3% compared to 2005. Although our volume declined during the year, 2006 was an important year for us as we implemented significant price increases, made substantial progress executing our strategic initiative plan and strengthened our management team. In addition, as part of our strategic initiative plan, we sold our Consumer Packaging division on June 30, 2006 and used the proceeds to repay debt. For 2006, we recorded a net loss of $59 million, a significant improvement compared to 2005. Higher prices, savings from our strategic initiatives, and lower restructuring charges in 2006 were partially offset by significant cost inflation on key input costs including freight, energy, fiber and chemicals.

Our outlook for 2007 is that business fundamentals and packaging demand will remain stable. We expect improved earnings in 2007 due to higher average prices compared to 2006 and incremental benefits from our strategic initiatives. Regarding costs trends, we expect higher fiber costs in 2007. Virgin fiber prices are increasing as a result of wet weather conditions and sawmill closures stemming from the housing slowdown. We expect old corrugated containers (“OCC”) prices to increase in 2007 due to greater waste paper export demand from China. We believe fiber costs will be approximately $29 million higher than we initially anticipated for the first quarter of 2007. In addition, we expect continued inflation in our other key input costs.

Strategic Initiatives

During 2005, we announced a strategic initiative plan to improve performance and better position us for long-term growth. Our plan focused on cost reduction and productivity initiatives from which we expect to achieve $525 million in annual savings by the end of 2008. As part of the initiative plan, we completed the sale of our Consumer Packaging division on June 30, 2006 and used the proceeds to reduce debt. See “Business, Discontinued Operations.” Our original initiative target included cost savings benefits to be derived from the Consumer Packaging division and accordingly, we have adjusted this target to exclude the impact of the Consumer Packaging division from both the target and actual savings achieved.

In order to achieve our cost reduction initiatives, we expect to close a minimum of 30 converting facilities by the end of 2008 (inclusive of 17 facilities closed through December 31, 2006). Some plant closures will enable us to transfer production volume to our other plants, thereby lowering costs through higher equipment utilization. Other plant closures will be part of our scaling plan in larger markets, which involves investment in new-high speed corrugators and finishing equipment. We expected to achieve additional cost reductions through i) mill consolidation, ii) productivity improvements at the mills and the remaining container plants, iii) standardization of containerboard trim sizes and grades produced, iv) transportation and procurement savings and v) reductions in selling and administrative expenses.

In 2005, as the first step in this cost reduction process and in order to better align production capacity with market conditions and demand, we permanently closed the New Richmond, Quebec linerboard mill, the Bathurst, New Brunswick medium mill and the previously idled No. 2 paper machine at the Fernandina Beach, Florida linerboard mill. Our containerboard manufacturing capacity was reduced by 700,000 tons, or 8.5%, as a result of these closures. In addition, we also closed two converting facilities, exited our investment in the Las Vegas, Nevada converting facility, and agreed to the closure of the Groveton, New Hampshire medium mill, in which we owned a minority interest. As a result of these closures, we recorded restructuring charges of $321 million, including non-cash charges of $267 million related to the write-down of assets, primarily property, plant and equipment, to estimated net realizable values. The remaining charges were primarily for severance, benefits, lease commitments and post-closure environmental costs. These shutdowns resulted in approximately 780 employees being terminated. In 2005, we realized savings of approximately $45 million from our strategic initiatives. The savings included a reduction of fixed costs primarily related to the closures of the two containerboard mills, other workforce reductions in the Containerboard and Corrugated Container segment and a one-time curtailment gain related to the elimination of postretirement health care and life insurance benefits for certain employees.

In 2006, in conjunction with the strategic initiative plan, we closed 15 converting facilities and permanently shutdown four corrugators, resulting in the termination of approximately 1,400 employees. In addition, another 700 employees were terminated as part of the strategic initiative plan. We recorded restructuring charges of $43 million, net of an $18 million gain from the sale of three closed facilities and the No. 2 paper machine at the Fernandina Beach, Florida linerboard mill. The fixed assets of the shutdown operations were adjusted to the estimated net realizable value, resulting in a non-cash charge of $21 million.

For 2006, we targeted $240 million of cost savings and productivity improvements from our strategic initiatives. In 2006, we realized estimated savings of $243 million from these initiatives compared to cost levels prior to the start of the initiative plan as adjusted for the impact of inflation. Since we announced our strategic initiative plan, we have realized cumulative initiative savings of approximately $288 million. Through December 31, 2006, we have closed two containerboard mills, shut down 17 converting facilities and permanently shutdown four corrugators. As a result of these actions, we have reduced our headcount by approximately 3,600 since June 30, 2005.

For 2007, we are targeting $177 million in incremental savings and productivity improvements from our strategic initiatives. For the two month-period ended February 28, 2007, we have announced four additional plant closures and the permanent shutdown of one corrugator, which will result in the termination of approximately 350 employees. For the first quarter of 2007, we expect total reductions in headcount of approximately 600 employees.

We expect to incur capital expenditures of approximately $300 million to $350 million per year during the next two years. We expect to fund the capital expenditures through anticipated improvements in our operating cash flows and with borrowings under our revolving credit facility.

During the next two years, to implement the planned initiatives, we expect to record additional restructuring charges of approximately $125 million, including accelerated depreciation of approximately $40 million related to equipment expected to be abandoned or taken out of service in conjunction with the future closure of certain corrugated container facilities.

Results of Operations for the Years Ended December 31, 2006, 2005 and 2004

Discontinued Operations

Our Consumer Packaging segment, which was sold on June 30, 2006, has been classified as discontinued operations and is excluded from the segment results for all periods presented. See “Business, Discontinued Operations.”

Recently Adopted Accounting Standards

Effective April 1, 2006, we adopted Emerging Issues Task Force Issue No. 04-13, “Accounting for Purchases and Sales of Inventory With the Same Counterparty” (“EITF No. 04-13”), for new arrangements and modifications or renewals of existing arrangements. EITF No. 04-13 requires certain inventory buy/sell transactions between counterparties within the same line of business to be viewed as a single exchange transaction. EITF No. 04-13 required us to prospectively report, beginning in the second quarter of 2006, certain inventory buy/sell transactions of similar containerboard types in our Containerboard and Corrugated Containers segment on a net basis in our consolidated statements of operations, thereby reducing net sales and cost of goods sold by $194 million in 2006. Had EITF No. 04-13 previously been in effect, net sales and cost of goods sold would have been reduced by an additional $58 million for the first quarter of 2006 and $296 million for 2005.

Segment Data

	2006		2005		2004
	Net Sales	Profit/ (Loss)	Net Sales	Profit/ (Loss)	Net Sales	Profit/ (Loss)
	(in millions)
Containerboard and corrugated containers	$6,765	$433	$6,438	$191	$6,328	$321
Reclamation operations	392	19	374	19	388	28
Total segment operations	$7,157	452	$6,812	210	$6,716	349
Restructuring charges		(43)		(321)		(16)
Asset impairment charge						(73)
Gain (loss) on sale of assets		24		(1)		7
Interest expense, net		(341)		(345)		(342)
Loss on early extinguishment of debt		(28)				(11)
Interest income from SSCC						73
Litigation charges and settlements, net				(36)		(3)
Corporate expenses and other(a)		(174)		(126)		(110)
Loss from continuing operations before income taxes		$(110)		$(619)		$(126)

(a)           Corporate expenses and other includes corporate expenses, corporate charges to segments for working capital interest and other expenses not allocated to segments. The higher expense in 2006 compared to 2005 is primarily due to higher mark-to-market adjustments on energy hedges ($24 million), higher stock-based compensation expense ($13 million) and costs related to the implementation of the strategic initiatives ($13 million).

2006 Compared to 2005

For 2006, we had a net loss of $59 million, compared to a net loss $327 million in 2005. Our loss was lower in 2006 due primarily to lower restructuring charges and higher Containerboard and Corrugated Containers segment profit. In 2006, we recorded pretax restructuring charges of $43 million compared to $321 million in 2005. In 2006, the Containerboard and Corrugated Containers segment profit of $433 million was $242 million higher compared to 2005 due primarily to higher average selling prices for containerboard and corrugated containers and cost savings achieved from our strategic initiative plan, which were partially offset by higher key input costs.

Net sales in 2006 increased 5.1% compared to 2005 due primarily to improvements in pricing for the Containerboard and Corrugated Containers segment. The change in net sales for each of our segments, including the impact of adopting EITF No. 04-13, as described in “Recently Adopted Accounting Standards,” is summarized in the chart below:

	Containerboard & Corrugated Containers	Reclamation Operations	Total
	(in millions)
Sales price and product mix	$505	$(8)	$497
Sales volume	16	26	42
EITF No. 04-13	(194)	—	(194)
Total	$327	$18	$345

Cost of goods sold increased from $6,054 million in 2005 to $6,185 million in 2006 due primarily to higher sales volume ($37 million), and higher costs for freight ($47 million), energy ($35 million), wood fiber ($17 million) and chemicals ($16 million). Cost of goods sold was favorably impacted by adopting EITF No. 04-13 ($194 million) and by lower cost for reclaimed material ($24 million). Cost of goods sold as a percent of net sales decreased from 88.9% in 2005 to 86.4% in 2006 due primarily to the higher average sales prices.

Selling and administrative expense decreased $12 million in 2006 compared to 2005 due primarily to lower litigation charges and settlements, net. In 2005, we recorded charges of $36 million for the settlement of Direct Action Cases. Selling and administrative expense in 2006 was unfavorably impacted by higher stock-based compensation expense ($13 million), including $5 million due to the impact of adopting Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”) on January 1, 2006, and costs related to the implementation of the strategic initiatives ($13 million). For information concerning stock-based compensation, see Note 4 of the Notes to Consolidated Financial Statements. Selling and administrative expense as a percent of net sales decreased from 10.1% in 2005 to 9.5% in 2006 due primarily to the higher average sales prices.

Interest expense, net was $341 million in 2006. The $4 million decrease compared to 2005 was the result of lower average borrowings ($28 million), partially offset by higher average interest rates ($24 million). Our overall average effective interest rate in 2006 was higher than 2005 by approximately 0.57%.

We recorded a gain on sale of assets of $23 million in the first quarter of 2006 related to the divestiture of our Port St. Joe, Florida joint venture interest and related real estate.

Other, net included a non-cash foreign currency exchange gain of $1 million in 2006 compared to a loss of $9 million in 2005. See “Quantitative and Qualitative Disclosures About Market Risk—Foreign Currency Risk.”

Benefit from income taxes differed from the amount computed by applying the statutory U.S. federal income tax rate to loss before income taxes due primarily to state income taxes and the effect of other permanent differences. In connection with the sale of the Consumer Packaging division, during the year ended December 31, 2006, we recorded a pretax gain of $171 million, offset by a $174 million income tax provision, resulting in a net loss on sale of discontinued operations of $3 million. The after-tax loss is the result of a provision for income taxes that is higher than the statutory income tax rate due to the non-deductibility of goodwill. The sale of the Consumer Packaging division generated a $14 million U.S. federal alternative minimum tax, which was paid in 2006.

Containerboard and Corrugated Containers Segment

Net sales increased 5.1% in 2006 compared to 2005 primarily as a result of higher average sales prices for containerboard and corrugated containers. Net sales were unfavorably impacted by the adoption of EITF No. 04-13. For 2006, average domestic linerboard prices increased 14.8% compared to the same period last year. Our average North American selling price for corrugated containers was 5.2% higher compared to 2005. Shipments of corrugated containers decreased 1.6% compared to 2005 due to one less shipping day and the container plant closures. On a per day basis, shipments of corrugated containers declined by 1.3%. Third party containerboard shipments increased 19.4% compared to 2005. Average sales prices for market pulp, SBS and kraft paper increased 10.8%, 3.0%, and 8.9%, respectively, compared to last year.

Our containerboard mills operated at 100% of capacity in 2006 and containerboard production increased 2.6% compared to last year despite the closure of two containerboard mills in August 2005. Production of market pulp was comparable to last year. Production of SBS increased 10.6%, while kraft paper decreased by 2.5% compared to last year.

Profits increased $242 million due primarily to the higher average sales prices and benefits from our strategic initiatives, which were partially offset by significant inflation on key input costs. Profits also benefited in 2006 from higher third party containerboard shipments, due in part to our planned reduction of 65,000 tons in our containerboard inventories. Profits were unfavorably impacted by the lower sales volume for corrugated containers and higher costs of energy ($35 million), freight ($47 million), chemicals ($16 million) and wood fiber ($17 million).

Reclamation Operations

Net sales increased 4.8% due primarily to higher sales volume for reclaimed fiber, which was partially offset by lower average selling prices. The average price for OCC decreased approximately $10 per ton compared to 2005. Total tons of fiber reclaimed and brokered for 2006 was 1.7% higher compared to last year as a result of higher external sales volume and higher internal consumption. Profits in 2006 of $19 million were comparable to last year.

2005 Compared to 2004

The increase in our loss from continuing operations was due primarily to higher restructuring charges, lower segment profits and higher litigation charges and settlements, net. Segment profits were negatively impacted by higher costs of wood fiber, freight, energy and chemicals and lower containerboard sales and production volumes. Segment profits were favorably impacted by higher average sale prices for most of our products.

Net sales of $6,812 million in 2005 increased 1.4% compared to 2004 due primarily to improvements in pricing for the Containerboard and Corrugated Containers segment. The change in net sales for each of our segments is summarized in the chart below:

	Container- board & Corrugated Containers	Reclamation Operations	Total
	(in millions)
Sales price and product mix	$174	$(20)	$154
Sales volume	(64)	6	(58)
Total	$110	$(14)	$96

Cost of goods sold increased from $5,807 million in 2004 to $6,054 million in 2005 due primarily to higher costs, including energy ($70 million), wood fiber ($38 million), freight ($60 million) and chemicals ($30 million). Cost of goods sold as a percent of net sales increased from 86.5% in 2004 to 88.9% in 2005 due primarily to the higher costs.

Selling and administrative expenses increased from $655 million in 2004 to $689 million in 2005 due to the increase in litigation and settlement charges, net. Selling and administrative expenses as a percent of net sales increased from 9.8% in 2004 to 10.1% in 2005.

For 2005, we recorded restructuring charges of $321 million, including non-cash charges of $267 million related to the write-down of assets, primarily property, plant and equipment, to estimated net realizable values, and $4 million related to a pension curtailment charge for terminated employees. The remaining charges were primarily for severance, benefits, lease commitments and post-closure environmental costs. These shutdowns resulted in approximately 780 employees being terminated.

Interest expense, net was $345 million in 2005, an increase of $3 million compared to 2004. The increase was due to higher average interest rates ($19 million), which were partially offset by lower average borrowings ($16 million). Our overall average effective interest rate in 2005 was higher than 2004 by approximately 0.45%.

In November 2004, the notes receivable from Smurfit-Stone of $645 million, including accrued interest, were exchanged for 230 shares of our stock which were owned by Smurfit-Stone. The exchange, which was accounted for at historical cost, resulted in a reduction of $645 million to our additional paid-in capital. The fair value of the shares of our stock received, as estimated by a third party valuation, approximated the net book value of the shares at the time of the exchange. Interest income from Smurfit-Stone was recorded through the date of the settlement of the notes receivable.

Other, net for 2005 included non-cash foreign exchange losses of $9 million compared to losses of $22 million in 2004. See “Quantitative and Qualitative Disclosures About Market Risk—Foreign Currency Risk.”

Benefit from income taxes in 2005 differed from the amount computed by applying the statutory U.S. federal income tax rate to loss from continuing operations before income taxes and cumulative effect of accounting change due primarily to a $44 million benefit related to the resolution of certain prior year tax matters, a provision of $34 million related to the repatriation of foreign earnings, state income taxes, foreign income taxes and the effects of other permanent differences. For information concerning income taxes, see Note 14 of the Notes to Consolidated Financial Statements.

Containerboard and Corrugated Containers Segment

Net sales increased 1.7% in 2005 compared to 2004 primarily as a result of higher average sales prices. For 2005, average North American corrugated container prices increased 2.2% and average domestic linerboard prices were higher by 4.1% compared to 2004. Average sales prices for market pulp, SBS and kraft paper increased 6.6%, 3.3% and 6.1%, respectively, compared to last year. Shipments of corrugated containers in 2005 were lower by 0.7% compared to 2004 due to weak demand in the first half of 2005 and the impact of plant closures. Third party containerboard shipments decreased by 10.0% compared to the same period of 2004.

Containerboard production decreased 3.0% compared to 2004. Our containerboard mills operated at an average rate of 92.6% of capacity in 2005 compared to 93.9% in 2004. Production of market pulp increased 2.6% and production of SBS increased 2.5%. Production of kraft paper declined 21.2% due primarily to the shift of production from kraft paper to containerboard on one of our paper machines.

Profits decreased $130 million due primarily to higher costs and lower containerboard sales volume. Profits were unfavorably impacted by our lower containerboard mill production, the lower sales volume and higher costs of energy ($70 million), wood fiber ($38 million), freight ($60 million) and chemicals ($30 million). Profits were favorably impacted by the higher average sales prices.

Reclamation Operations

Net sales decreased 3.6% in 2005 compared to 2004 due primarily to lower sales prices for reclaimed fiber. The average price of OCC decreased by approximately $5 per ton compared to 2004. Total tons of fiber reclaimed and brokered in 2005 were comparable to 2004. Higher external sales volume was offset by lower internal consumption due primarily to the containerboard mill closures. Profits in 2005 decreased $9 million compared to 2004 due primarily to the lower average sales prices and the loss of a profitable customer account.

Liquidity and Capital Resources

The following table presents a summary of our cash flows for the years ended December 31:

	2006	2005	2004
	(in millions)
Net cash provided by (used for):
Operating activities	$265	$221	$265
Investing activities	706	(277)	(192)
Financing activities	(967)	55	(79)
Net increase (decrease) in cash	$4	$(1)	$(6)

Net Cash Provided By Operating Activities

The change in net cash provided by operating activities in 2006 compared to 2005 was due primarily to higher segment profits partially offset by lower cash generated from working capital. Working capital increased $35 million in 2006 due primarily to decreases in accounts payable and accrued liabilities, including a payment of $46 million related to the settlement of certain antitrust class action litigation. Working capital decreased $123 million in 2005 due to lower inventory levels, an increase in accounts payable and a decrease in accounts receivable. Contributions to our pension plans were $147 million in 2006 compared to $174 million in 2005 and $177 million in 2004.

Net Cash Provided By (Used For) Investing Activities

Net cash provided by investing activities was $706 million for 2006. Expenditures for property, plant and equipment were $274 million in 2006, comparable to 2005. Property, plant and equipment expenditures in 2006 included $62 million for environmental projects and $212 million for projects related to upgrades, cost reductions and strategic initiatives. In 2006, we received proceeds from the sale of property and businesses of $980 million, principally from the sale of our Consumer Packaging division and from the divestiture of our Port St. Joe, Florida joint venture.

Net Cash Provided By (Used For) Financing Activities

Net cash used for financing activities in 2006 of $967 million included net repayment of debt of $937 million due primarily to the application of the Consumer Packaging division sale net proceeds. Cash proceeds from the exercise of stock options in 2006 were $2 million. During 2006, 2005 and 2004 we paid annual dividends of $8 million to Smurfit-Stone.

Smurfit-Stone as guarantor, and we and our subsidiary, Smurfit-Stone Container Canada Inc. (“SSC Canada”), as borrowers, entered into a credit agreement, as amended (the “Credit Agreement”) on November 1, 2004, The Credit Agreement, which refinanced and replaced our former credit agreements in their entirety, provides for (i) a revolving credit facility of $600 million to us, of which $70 million was borrowed as of December 31, 2006 and (ii) a revolving credit facility of $200 million to us and SSC Canada, of which $66 million was borrowed as of December 31, 2006. The revolving credit facilities include sub-limits for the issuance of letters of credit and swingline loans. Each of these revolving credit facilities matures on November 1, 2009. The Credit Agreement also provided for a Tranche B term loan to us in the aggregate principal amount of $975 million and a Tranche C term loan to SSC Canada in the aggregate principal amount of $300 million. The credit facilities bear interest at rates selected at our option, equal to LIBOR plus 2.50% or alternate base rate (“ABR”) plus 1.50%, in the case of the revolving credit facilities and LIBOR plus 2.25% or ABR plus 1.25%, in the case of the term loan facilities. We pay a 0.5% commitment fee on the unused portions of our revolving credit facilities. The term loans are payable in quarterly installments ending on November 1, 2011. In addition, the Credit Agreement provides for a deposit funded letter of credit facility to us, related to our variable rate industrial revenue bonds, for approximately $122 million that matures on November 1, 2010.

In December 2005, we and our lenders entered into an agreement and amendment (“Incremental Term Loan Assumption Agreement and Amendment No. 2”) to the Credit Agreement to (i) ease certain financial covenant requirements as of December 31, 2005 and for future periods through September 30, 2007, (ii) increase interest rates for the credit facilities by 0.25% and (iii) provide for a new term loan. The interest rate with respect to the term loan and revolving credit facilities will increase by 0.25% if at any time our senior secured indebtedness is rated lower than BB- by Standard & Poor’s and Ba3 by Moody’s Investors Service. The interest rate with respect to the term loan facilities will decrease by 0.25% if, at any time, the Company’s Consolidated Senior Secured Leverage Ratio, as defined in the Incremental Term Loan Assumption Agreement and Amendment No. 2, is less than 3.0 to 1.0. The other material terms of the Credit Agreement, including security and final maturity, remained the same as under the original Credit Agreement. The Incremental Term Loan Assumption Agreement and Amendment No. 2 also provided for a new SSC Canada Incremental Term Loan (“Tranche C-1”) in the aggregate principal amount of $90 million. The term loan is payable in quarterly installments and matures on November 1, 2011. We used the proceeds of the Tranche C-1 to repay $90 million of Tranche B term loan. We paid fees and other expenses of $4 million related to this transaction.

The interest rate with respect to term loan facilities decreased by 0.25% effective March 1, 2007, as a result of our Consolidated Senior Secured Leverage Ratio decreasing to less than 3.0 to 1.0.

Our obligations under the Credit Agreement are unconditionally guaranteed by Smurfit-Stone and our material U.S. subsidiaries. The obligations of SSC Canada under the Credit Agreement are unconditionally guaranteed by Smurfit-Stone, us, our material U.S. subsidiaries and the material Canadian subsidiaries of SSC Canada. Our obligations under the Credit Agreement are secured by a security interest in substantially all of Smurfit-Stone’s assets and properties, and those of us and our material U.S. subsidiaries, by a pledge of all of our capital stock and our material U.S. subsidiaries and by a pledge of 65% of the capital stock of SSC Canada that is directly owned by us. The security interests securing our obligation under the Credit Agreement exclude cash, cash equivalents, certain trade receivables, three paper mills and the land and buildings of certain corrugated container facilities. The obligations of SSC Canada under the Credit Agreement are secured by a security interest in substantially all of the assets and properties of SSC Canada and the material Canadian subsidiaries of SSC Canada, by a pledge of all of the capital stock of the material Canadian subsidiaries of SSC Canada and by the same U.S. assets, properties and capital stock that secure our obligations under the Credit Agreement. The security interests securing SSC Canada’s obligation under the Credit Agreement exclude three mills and property related thereto and certain other real property located in New Brunswick and Quebec.

The Credit Agreement contains various covenants and restrictions including (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (iii) limitations on capital expenditures and (iv) maintenance of certain financial covenants. The Credit Agreement also requires prepayments if we have excess cash flows, as defined therein, or receive proceeds from certain asset sales, insurance or incurrence of certain indebtedness. Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, our lenders could foreclose on our assets. If we were unable to refinance these borrowings on favorable terms, our costs of borrowing could increase significantly. At March 31, 2007, we were in compliance with the financial covenants required by the Credit Agreement. As of March 31, 2007, subject to the above limitations, we have unused borrowing capacity under our revolving credit facilities of $488 million, after giving consideration to outstanding letters of credit.

In June 2006, Smurfit-Stone, as guarantor, we and our subsidiary, SSC Canada, as borrowers, entered into an amendment to the senior credit facility with our lending group permitting us to use a portion of the net cash proceeds to be received from the sale of our Consumer Packaging division and additional borrowings, if necessary, to prepay certain unsecured debt. In addition, the amendment provided for the release of the lien on the assets of the Consumer Packaging division. The amendment (i) required the use of $240 million of the proceeds to prepay Tranche B term loans, (ii) permitted the use of up to $400 million of the proceeds to prepay the unsecured senior notes and (iii) permitted the reinvestment of up to $250 million of the balance of the proceeds in the business of the Company and its subsidiaries.

On June 30, 2006, we completed the sale of the Consumer Packaging division (see Note 2 of the Notes to Consolidated Financial Statements) and used net proceeds of $902 million to repay $240 million of Tranche B term loans, $218 million of revolving credit facilities due November 1, 2009, $298 million of 9.25% unsecured senior notes due February 1, 2008, $102 million of 9.75% unsecured senior notes due February 1, 2011 and $20 million of other debt. In addition, we paid tender premiums and other fees of approximately $24 million related to this transaction. A loss of $28 million was recorded due to the early extinguishment of debt, including a $4 million write-off of related unamortized deferred debt issuance costs.

In October 2006, the net proceeds from the sale of the Consumer Packaging division were reduced by $5 million as a result of final working capital adjustments, which were previously accrued.

In September 2006, $137 million of containerboard customer accounts receivables, net of related allowance for doubtful accounts, were sold into the Stone Receivables Corporation (“SRC”) accounts receivable securitization program, of which $78 million were retained by us as a subordinated interest and recorded in retained interest in receivables sold in the consolidated balance sheet. We used $59 million of proceeds received from the SRC accounts receivable securitization program to repay $50 million of the outstanding Tranche B term loan due November 1, 2011 and $9 million of the revolving credit facility.

On March 12, 2007, we commenced a cash tender offer to purchase all of the $648 million in 9 3/4% Senior Notes due 2011. As of March 23, 2007, the early tender expiration date of the tender offer, approximately $546 million of the outstanding 9 3/4% Senior Notes were accepted for purchase at a price equal to 103.5% of the principal amount plus accrued interest. On March 26, 2007, we issued $675 million of 8.000% unsecured senior notes due March 15, 2017. The net proceeds were used to purchase approximately $546 million outstanding aggregate principal amount of the 9 3/4% Senior Notes, together with accrued interest of approximately $8 million, to reduce borrowings against our senior secured credit facility by approximately $95 million and to pay tender premiums of approximately $19 million and fees and expenses of $7 million related to the transaction. We have called the remaining amount of the 9 3/4% Senior Notes outstanding, approximately $102 million, for full redemption on May 9, 2007 at a redemption price of $1,032.50 per $1,000 note outstanding. We will use borrowings under our revolving credit facility to redeem the 9 3/4% Senior Notes and pay related call premiums of $3 million and accrued interest of $3 million.

On March 30, 2007, we used approximately $66 million in borrowings against our senior secured credit facility together with an escrow balance of $3 million to prepay the $69 million outstanding aggregate principal balance of our 8.45% mortgage notes, which were payable on September 1, 2007.

Future Cash Flows

Contractual Obligations and Commitments

At December 31, 2006, our contractual obligations and commitments were as follows:

		Amounts Payable During
	Total	2007	2008-09	2010-11	2012 & Beyond
	(in millions)
Long-term debt, including capital leases*(1)	$3,674	$84	$166	$984	$2,440
Operating leases	383	78	108	66	131
Purchase obligations(2)	1,113	320	425	205	163
Commitments for capital expenditures(3)	260	251	9
Other long-term liabilities(4)	710	100	302	274	34
Total contractual obligations	$6,140	$833	$1,010	$1,529	$2,768

*                    This data has been updated to reflect the offering of the 8.000% senior notes and the use of proceeds thereof. See “Use of Proceeds” and “Capitalization.”

(1)          Projected contractual interest payments are excluded. Based on interest rates in effect and long-term debt balances outstanding as of December 31, 2006, hypothetical projected contractual interest payments would be approximately $289 million in 2007 and for each future year. For the purpose of this disclosure, our variable and fixed rate long-term debt would be replaced at maturity with similar long-term debt. This disclosure does not attempt to predict future cash flows or changes in interest rates. See “Quantitative and Qualitative Disclosures About Market Risk—Interest Rate Risk.”

(2)          Amounts shown consist primarily of national supply contracts to purchase containerboard, wood, reclaimed fiber, natural gas and other energy resources for which value is received. We do not aggregate open purchase orders executed in the normal course of business by each of our operating locations and such purchase orders are therefore excluded from the table.

(3)          Amounts shown are estimates of future spending on capital projects which were committed to prior to December 31, 2006, but were not completed by December 31, 2006. We expect capital expenditures for 2007 to be approximately $300 million to $350 million.

(4)          Amounts shown consist primarily of minimum pension contribution obligations, severance costs and other rationalization expenditures and environmental liabilities which have been recorded in our December 31, 2006 balance sheet. The table does not include our deferred income tax liability and accruals for self-insured losses because it is not certain when these liabilities will become due. We contributed $147 million to our pension plans and $11 million to other postretirement plans in 2006 and expect to contribute approximately $140 million and $18 million, respectively, to such plans in 2007. Future contributions to our pension and other postretirement plans will be dependent upon pending legislation, future changes in discount rates and the earnings performance of our plan assets.

Scheduled debt payments, including capital lease payments, for 2007 and 2008 are $84 million and $8 million, respectively. We expect further improvement in our cash flow from operations in 2007. We expect that our cash flow from operations and our unused borrowing capacity under our revolving credit facilities, in combination, will be sufficient for the next several years to meet our obligations and commitments, including debt service, pension funding, settlement of pending litigation, costs related to the strategic initiative plan, preferred stock dividends, expenditures related to environmental compliance and other capital expenditures.

Contingent Obligations

We issue standby letters of credit primarily for performance bonds and for self-insurance. Letters of credit are issued under our revolving credit facilities, generally have a one-year maturity and are renewed annually. As of December 31, 2006, we had $125 million of letters of credit outstanding.

We have certain woodchip processing contracts, which provide for guarantees of third party contractors’ debt outstanding, with a security interest in the chipping equipment. Guarantee payments would be triggered in the event of a loan default by any of the contractors. The maximum potential amount of future payments related to all of such arrangements as of December 31, 2006 was $34 million. Cash proceeds received from liquidation of the chipping equipment would be based on market conditions at the time of sale, and we may not recover in full the guarantee payments made.

In 2006, we entered into an agreement to guarantee a portion of a third party’s debt in decreasing amounts through January 2010. The guarantee was entered into in connection with the third party’s progress payment financing for the purchase and installation of machinery and equipment for the manufacture of corrugated containerboard. We and the third party are parties to a supply agreement through 2021, whereby we sell containerboard to the third party, and a purchase agreement through 2014, whereby the third party sells corrugated sheets to us. At December 31, 2006, the maximum potential amount of the future payments related to this guarantee was approximately $12 million, and decreases as the third party’s contractual financial targets are met. We have no recourse to the assets of the third party, other than that of a general unsecured creditor. The fair value of this guarantee at December 31, 2006 was an immaterial amount and is included in other assets, with an offset in other long-term liabilities in the accompanying consolidated balance sheet.

Pension Obligations

As of December 31, 2006, our pension benefit obligations exceeded the fair value of pension plan assets by $633 million, down from $891 million at the end of 2005. At December 31, 2006, we adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This standard requires the funded status of our defined benefit pension plans and postretirement plans, measured as the difference between plan assets at fair value and the benefit obligations, be recorded as an asset or liability with the after-tax impact recorded to other comprehensive income (“OCI”) in the December 31, 2006 balance sheet, based on an actuarial valuation as of that date. Upon adoption of SFAS No. 158, we recorded an increase to the minimum pension liability of $181 million and a decrease to other comprehensive income of $115 million, which is net of an income tax benefit of $66 million. Subsequent changes in the funded status of the plans will be recognized in OCI in the year in which the changes occur. See the information set forth in Note 15 of the Notes to Consolidated Financial Statements.

Exit Liabilities

We recorded restructuring charges of $43 million in 2006, including $42 million for exit liabilities, which were principally for severance and benefit cost and facility closure cost. In 2006, we incurred cash expenditures of $20 million for these exit liabilities.

We had $55 million of exit liabilities as of December 31, 2005, related to the restructuring of our operations. During 2006, we incurred cash expenditures of $26 million for these exit liabilities and reduced environmental exit liabilities by $4 million. The exit liabilities remaining as of December 31, 2006, including the 2006 restructuring activities, totaled $47 million. Future cash outlays, principally for severance and benefits cost and long-term lease commitments and facility closure cost, are expected to be $36 million in 2007, $5 million in 2008 and $6 million thereafter. We intend to continue funding exit liabilities through operations as originally planned.

Environmental Matters

The United States Environmental Protection Agency (“EPA”) issued its comprehensive rule governing air emissions (Maximum Achievable Control Technology (“MACT”)) and water discharges for the pulp, paper and paperboard industry known as the “Cluster Rule.” Phase II of MACT I of the Cluster Rule requires us to implement systems to collect and control high volume, low concentration gases (or implement an approved compliance alternative) at various mills and had a compliance date of April 16, 2006, although certain of our mills were granted one-year extensions to April 16, 2007. The aggregate compliance cost of Phase II of MACT I of the Cluster Rule was approximately $74 million. We spent approximately $65 million through 2006 and $5 million in the first quarter of 2007 and we anticipate spending the balance over the remainder of 2007. As of the end of the first quarter of 2007, all of the projects required to bring us into compliance with Phase II of MACT I were complete.

The EPA has promulgated a MACT regulation to limit hazardous air pollutant emissions from certain industrial boilers (“Boiler MACT”). Several of our mills are installing, or have already installed, new pollution control equipment in order to meet the rule’s present compliance deadline of September 13, 2007. Based on currently available information, we estimate that the aggregate cost of complying with the existing Boiler MACT rule will be approximately $82 million. We have spent approximately $50 million through 2006, $10 million in the first quarter of 2007 and we anticipate spending the balance during the remainder of 2007. With the exception of one of our facilities that has received a six-month extension to the Boiler MACT compliance deadline to March 13, 2008, all projects required to bring us into compliance with the Boiler MACT requirements currently in effect will be complete by September 13, 2007. The Boiler MACT rule has been challenged by third parties in litigation, and in March 2007, the EPA filed a motion in the litigation to voluntarily vacate and remand the technology-based emissions limitations and compliance deadlines in Boiler MACT. The outcome of this litigation and its impact on the Boiler MACT is presently uncertain, and it is also unclear whether future EPA rulemaking will require us to install additional pollution control equipment on industrial boilers at our facilities.

In addition to Cluster Rule and Boiler MACT compliance, we anticipate additional capital expenditures related to environmental compliance. Excluding the spending on the Cluster Rule and Boiler MACT projects, we anticipate spending approximately $5 million over the remainder of 2007 on environmental projects.

Off-Balance Sheet Arrangements

At December 31, 2006, we had three off-balance sheet financing arrangements. We have a $475 million accounts receivable securitization program whereby we sell, without recourse, on an ongoing basis, certain of our accounts receivable to SRC. SRC is our wholly-owned non-consolidated subsidiary and a qualified special-purpose entity under the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” Accordingly, accounts receivable sold to SRC for which we do not retain an interest are not included in our consolidated balance sheets. SRC transfers the receivables to a non-consolidated subsidiary, a limited liability company, which has issued notes to third-party investors. At December 31, 2006, $522 million of accounts receivable had been sold under the program, of which $164 million was retained by us as a subordinated interest and recorded in retained interest in receivables sold in the accompanying consolidated balance sheet. The investors and the limited liability company have no recourse to us for failure of debtors to pay when due.

We, through Smurfit-MBI, have an accounts receivable securitization program whereby we sell, without recourse, on an ongoing basis, certain of our Canadian accounts receivable to a trust in which we hold a variable interest, but are not the primary beneficiary. Accordingly, under Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities,” accounts receivable sold to the trust, for which we are not the primary beneficiary, are not included in the accompanying consolidated balance sheet. At December 31, 2006, $68 million of accounts receivable had been sold under the program, of which $15 million was retained by us as a subordinated interest and recorded in retained interest in receivables sold in the accompanying consolidated balance sheet. The investors and the securitization trust have no recourse to us for failure of debtors to pay when due.

We sold 980,000 acres of owned and leased timberland in October 1999. The final purchase price, after adjustments, was $710 million. We received $225 million in cash and $485 million in the form of installment notes, which mature from December 31, 2007 to December 31, 2014. Under our program to monetize the installment notes receivable, the notes were sold, without recourse, to Timber Note Holdings LLC (“TNH”), a qualified special purpose entity under the provisions of SFAS No. 140, for $430 million in cash proceeds and a residual interest in the notes. The residual interest included in other assets in the accompanying consolidated balance sheet was $48 million at December 31, 2006. TNH and its creditors have no recourse to us in the event of a default on the installment notes.

Effects of Inflation

Increases in costs for energy, fiber, freight, chemicals and employee benefits have had an adverse impact on our operating results during the past three years. Energy, fiber and freight cost increases are strongly influenced by supply and demand factors such as from hurricanes or other natural disasters in certain regions of the United States, and when supplies become tight, we have experienced increases in the cost of these items. We continue to seek ways to mitigate the impact of such cost increases and, to the extent permitted by competition, pass the increased cost on to customers by increasing sales prices over time.

We used the last-in, first-out method of accounting for approximately 44% of our inventories at December 31, 2006. Under this method, the cost of goods sold reported in the financial statements approximates current cost and thus provides a closer matching of revenue and expenses in periods of increasing costs.

Replacement of assets acquired in prior years will be at higher costs, but this will take place over many years. New assets will result in higher depreciation charges; but, in many cases, due to technological improvements, there may be operating cost savings as well.

Critical Accounting Policies and Use of Estimates

Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in accordance with U.S. GAAP requires our management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Our estimates and assumptions are based on historical experiences and changes in the business environment. However, actual results may differ from these estimates. Critical accounting policies and estimates are defined as those that are both most important to the portrayal of our financial condition and results and require management’s most subjective judgments. Our most critical accounting policies and use of estimates are described below.

Long-Lived Assets Including Goodwill

We conduct impairment reviews of long-lived assets including goodwill in accordance with SFAS No. 144 and SFAS No. 142, “Goodwill and Other Intangible Assets. Such reviews require us to make estimates of future cash flows and fair values. Our cash flow projections include significant assumptions about economic conditions, demand and pricing for our products and cost as well as, for 2006, estimates of the achievement of the strategic initiatives as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Strategic Initiatives.” Our estimates of fair value are determined using a variety of valuation techniques, including pricing of recent industry acquisitions. While significant judgment is required, we believe that our estimates of future cash flows and fair value are reasonable. However, should our assumptions change in future years, our fair value models could result in lower fair values for long-lived assets and goodwill, which could materially affect the value of property, plant and equipment and goodwill and results of operations.

Restructurings and Idle Paper Machine

In recent years, we have closed a number of operating facilities and exited non-core businesses. Identifying and calculating the cost to exit these businesses requires certain assumptions to be made, the most significant of which are anticipated future liabilities, including leases and other contractual obligations, and the net realizable value of assets held for sale. We believe our estimates are reasonable, considering our knowledge of the paper industry, previous experience in exiting activities and valuations received from independent third parties in the calculation of such estimates. Although our estimates have been reasonably accurate in the past, significant judgment is required, and these estimates and assumptions may change as additional information becomes available and facts or circumstances change.

We have temporarily shut down one of our paper machines in Jacksonville, Florida. Our decision to shut down this machine was based upon anticipated supply and demand factors, its locations and operating cost. The Jacksonville machine, which was idled in the fourth quarter of 2003, has the annual capacity to produce 174,000 tons of medium. No decision has been made to permanently shut down this machine, as it may be restarted, subject to future demand and industry conditions. As of December 31, 2006, the Jacksonville paper machine had a net book value of approximately $17 million. For accounting purposes, this machine is classified as held and used and continues to be depreciated.

Our strategic initiative plan may include future closures of converting facilities or shutdowns of long-lived assets. Once we commit to a plan to abandon a long-lived asset before the end of its previously estimated useful life, depreciation estimates are revised to reflect the use of the asset over its shortened useful life.

Allowance for Doubtful Accounts

We evaluate the collectibility of accounts receivable on a case-by-case basis and make adjustments to the bad debt reserve for expected losses. We also estimate reserves for bad debts based on historical experience and past due status of the accounts. We perform credit evaluations and adjust credit limits based upon each customer’s payment history and credit worthiness. While credit losses have historically been within our expectations and the provisions established, actual bad debt write-offs may differ from our estimates, resulting in higher or lower charges in the future for our allowance for doubtful accounts.

Pension and Postretirement Benefits

We have significant long-term liabilities related to our defined benefit pension and postretirement benefit plans. The determination of pension obligations and expense is dependent upon our selection of certain assumptions, the most significant of which are the expected long-term rate of return on plan assets and the discount rates applied to plan liabilities. Consulting actuaries assist us in determining these assumptions, which are described in Note 15 of the Notes to Consolidated Financial Statements. In 2006, we adjusted the expected long-term rate of return on our U.S. plan assets to 8.75% from 9.00%, which increased retirement plan expense approximately $5 million for 2006.

Effective for 2007, the expected long-term rate of return on U.S. plan assets was reduced from 8.75% in 2006 to 8.5% and the expected long-term rate of return on certain foreign plan assets was reduced from 8.00% in 2006 to 7.75%. The discount rates used to determine the benefit obligations for the U.S. and foreign retirement plans at December 31, 2006 were 5.84% and 5.0%, respectively. The assumed rate for the long-term return on plan assets was determined based upon target asset allocations and expected long-term rates of return by asset class. Our assumed discount rate was developed using a portfolio of Moody’s Aa-rated fixed income securities that approximate the duration of our pension liabilities. A decrease in the assumed rate of return of 0.50% would increase pension expense by approximately $14 million. A decrease in the discount rate of 0.50% would increase our pension expense by approximately $22 million and our pension obligations by approximately $207 million.

Related to our postretirement benefit plans, we make assumptions for future trends for medical care costs. The effect of a 1% change in the assumed health care cost trend rate would increase our accumulated postretirement benefit obligation as of December 31, 2006 by $18 million and would increase the annual net periodic postretirement benefits cost by $2 million for 2006.

Income Taxes

Deferred tax assets and liabilities reflect our assessment of future taxes to be paid in the jurisdictions in which we operate. These assessments involve temporary differences resulting from differing treatment of items for tax and accounting purposes, as well as estimates of our current tax exposures. Based on our evaluation of our tax positions, we believe we were adequately reserved for these matters at December 31, 2006.

At December 31, 2006, we had deferred tax assets related to net operating loss, alternative minimum tax and other tax credit carryforwards in the amount of $439 million. A valuation allowance of $36 million has been established for a portion of these deferred tax assets based on projected future taxable income, the expected timing of deferred tax liability reversals and the expiration dates of these carryforwards. See Note 14 of the Notes to Consolidated Financial Statements. We expect our deferred tax assets, net of the valuation allowance, will be fully realized through the reversal of net taxable temporary differences at December 31, 2006, in combination with expected improvement in our operating results. Substantially all of our valuation allowance was recorded in connection with a prior purchase business combination and a reduction in the valuation allowance would result principally in a corresponding reduction to goodwill. Should additional valuation allowances be necessary because of changes in economic circumstances, those allowances would be established through a charge to income tax expense.

The sale of the Consumer Packaging division generated a taxable gain for U.S. income tax purposes that will be offset by available net operating loss (“NOL”) carryforwards, a portion of which were subject to valuation allowances previously established in a prior purchase business combination. Due to the utilization of these NOL carryforwards, the related valuation allowance was reduced by $157 million in the second quarter of 2006 with a corresponding reduction to goodwill that resulted from a prior purchase business combination.

In October 2004, the American Jobs Creation Act (the “AJCA”) was signed into law. The AJCA includes a temporary incentive for U.S. multinationals to repatriate foreign earnings by providing an elective 85% dividends received deduction for certain cash dividends from controlled foreign corporations. Under this law, in December 2005, we repatriated dividends of $483 million from earnings of foreign subsidiaries previously considered indefinitely reinvested. The income tax expense associated with the repatriation was $34 million. Excluding the repatriation discussed above, through December 31, 2006, no provision has been made for income taxes on the remaining undistributed earnings of our foreign subsidiaries, as we intend to indefinitely reinvest such earnings in our foreign subsidiaries.

We frequently face challenges from domestic and foreign tax authorities regarding the amount of taxes due. These challenges include questions regarding the timing and amount of income and deductions and the allocation of income among various tax jurisdictions. In 2005, we settled the Internal Revenue Service’s examination of tax years through 2003. Due principally to this settlement, we recorded a tax benefit of $44 million in the fourth quarter of 2005. The Canadian Revenue Agency is currently examining the years 1999 through 2005 of our Canadian subsidiaries. While the ultimate results cannot be predicted with certainty, we believe that the examinations will not have a material adverse effect on our consolidated financial condition or results of operations, and that the accrued tax liabilities are adequate for all years.

Legal and Environmental Contingencies

Accruals for legal and environmental matters are recorded when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Such liabilities are developed based on currently available information and require judgments as to probable outcomes. Assumptions are based on historical experience and recommendations of legal counsel. Environmental estimates include assumptions and judgments about particular sites, remediation alternatives and environmental regulations. We believe our accruals are adequate. However, due to uncertainties associated with these assumptions and judgments, as well as potential changes to governmental regulations and environmental technologies, actual costs could differ materially from the estimated amounts.

Self-Insurance

We self-insure a majority of our workers’ compensation and general liability costs subject to specific retention levels for certain policies and coverage. Losses above these retention levels are transferred to insurance companies. In addition, we self-insure the majority of our group health care costs. All of the health care, workers’ compensation and general liability claims are handled by third-party administrators. Consulting actuaries and administrators assist us in determining our liability for self-insured claims. Losses are accrued based upon the aggregate self-insured claims determined by the third-party administrators, actuarial assumptions and our historical experience. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our workers’ compensation, general liability and group health care costs.

Prospective Accounting Standards

In September 2006, the FASB issued FASB Staff Position (“FSP”) No. AUG AIR-1 “Accounting for Planned Major Maintenance Activities,” effective for fiscal years beginning after December 15, 2006. We plan to adopt this standard effective January 1, 2007. This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The FSP requires retrospective application to all financial statements presented. The new standard will not impact our annual 2006 financial statements; however the after-tax impact on the 2006 interim income from continuing operations would have been income (expense) of $(1) million, an immaterial amount, $6 million and $(5) million in the first, second, third and fourth quarters, respectively.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN No. 48”), an interpretation of SFAS No. 109, “Accounting for Income Taxes,” to create a single model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN No. 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. We plan to adopt FIN No. 48 as of January 1, 2007, and the cumulative effect of the new standard will be recorded as an adjustment to retained earnings. The impact of the adoption of FIN No. 48 is not expected to have a material impact on our financial position.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various market risks, including commodity price risk, foreign currency risk and interest rate risk. To manage the volatility related to these risks, we enter into various derivative contracts. The majority of these contracts are settled in cash. However, such settlements have not had a significant effect on our liquidity in the past, nor are they expected to be significant in the future. We do not use derivatives for speculative or trading purposes.

Commodity Price Risk

We use financial derivative instruments, including fixed price swaps and options, to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas and other commodities including fuel and heating oil. Our objective is to fix the price of a portion of the purchases of these commodities used in the manufacturing process. The changes in the market value of such derivative instruments have historically been, and are expected to continue to be, highly effective at offsetting changes in price of the hedged item. As of December 31, 2006, the maximum length of time over which we are hedging our exposure to the variability in future cash flows associated with natural gas forecasted transactions is two years. As of December 31, 2006, we had monthly derivative instruments to hedge approximately 60% of our expected natural gas requirements in the first quarter of 2007 and approximately 30% to 45% the remainder of 2007. Excluding the impact of derivative instruments, the potential change in our expected 2007 and 2006 natural gas cost, based upon our expected annual usage and unit cost, resulting from a hypothetical 10% adverse price change, would be approximately $13 million and $23 million, respectively. The changes in energy cost discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” include the impact of the natural gas derivative instruments. See Note 10 of the Notes to Consolidated Financial Statements.

Foreign Currency Risk

Our principal foreign exchange exposure is the Canadian dollar. Assets and liabilities outside the United States are primarily located in Canada. The functional currency for our Canadian operations is the U.S. dollar. Our investments in foreign subsidiaries with a functional currency other than the U.S. dollar are not hedged.

We use financial derivative instruments, including forward contracts and options, primarily to protect against Canadian currency exchange risk associated with expected future cash flows. These instruments typically have maturities of twelve months or less. As of December 31, 2006, we had monthly Canadian dollar forward purchase contracts to hedge approximately 75% of our estimated requirements for 2007.

We performed a sensitivity analysis as of December 31, 2006 and 2005 that measures the change in the book value of our net monetary Canadian liability arising from a hypothetical 10% adverse movement in the exchange rate of the Canadian dollar relative to the U.S. dollar with all other variables held constant. The potential change in fair value resulting from a hypothetical 10% adverse change in the Canadian dollar exchange rate at December 31, 2006 and 2005, would be $29 million and $32 million, respectively. Fluctuations in Canadian dollar monetary assets and liabilities result in gains or losses, which are credited or charged to income.

In 2006, 2005 and 2004, the average exchange rates for the Canadian dollar strengthened against the U.S. dollar by 6.4%, 6.9% and 7.1%, respectively.

Interest Rate Risk

Our earnings and cash flow are significantly affected by the amount of interest on our indebtedness. Our financing arrangements include both fixed and variable rate debt in which changes in interest rates will impact the fixed and variable rate debt differently. A change in the interest rate of fixed rate debt will impact the fair value of the debt, whereas a change in the interest rate on the variable rate debt will impact interest expense and cash flows. Our objective is to mitigate interest rate volatility and reduce or cap interest expense within acceptable levels of market risk. We periodically enter into interest rate swaps, caps or options to hedge interest rate exposure and manage risk within Company policy. Any derivative would be specific to the debt instrument, contract or transaction, which would determine the specifics of the hedge.

In 2004, we entered into interest rate swap contracts effectively fixing the interest rate at 4.3% for $300 million of the Tranche B and Tranche C variable rate term loans. Changes in the fair value of the interest rate swap contracts are expected to be highly effective in offsetting the fluctuations in the variable interest rate, and are recorded in other comprehensive income until the underlying transaction is recorded. The accounting for the cash flow impact of the swap contracts is recorded as an adjustment to interest expense each period. The fair value of our interest rate swap contracts at December 31, 2006 was a $9 million asset, included in other assets. These contracts extend until 2011, consistent with the maturity on our Tranche B and Tranche C term loans.

We performed a sensitivity analysis as of December 31, 2006 and 2005 that measures the change in interest expense on our variable rate debt arising from a hypothetical 100 basis point adverse movement in interest rates. Based on our outstanding variable rate debt as of December 31, 2006 and 2005, a hypothetical 100 basis point adverse change in interest rates would increase interest expense by approximately $8 million and $13 million, respectively.

The table below presents principal amounts by year of anticipated maturity for our debt obligations and related average interest rates based on the weighted average interest rates at the end of the period. Variable interest rates disclosed do not attempt to project future interest rates and do not reflect the impact of our interest rate swap contracts. This information should be read in conjunction with Note 9 of the Notes to Consolidated Financial Statements.

Short and Long-Term Debt

Outstanding as of December 31, 2006*

	2007	2008	2009	2010	2011	Thereafter	Total	Fair Value
	(U.S.$, in millions)
Bank term loans and revolver 7.7% average interest rate (variable)	$4	$4	$153	$4	$858	$	$1,023	$1,028
U.S. senior notes 8.1% average interest rate (fixed)		2				2,275	2,277	2,220
U.S. industrial revenue bonds 6.5% average interest rate (fixed)	5		4			164	173	173
U.S. industrial revenue bonds 6.7% average interest rate (variable)				120			120	120
Other U.S.	75	2	1	1	1	1	81	81
Total debt	$84	$8	$158	$125	$859	$2,440	$3,674	$3,622

*                    This data has not been updated to reflect the offering of the 8.000% senior notes and the use of proceeds thereof. See “Use of Proceeds” and “Capitalization.”

THE EXCHANGE OFFER

General

We are offering to exchange up to $675 million in aggregate principal amount of registered 8.000% senior notes due 2017 for the same aggregate principal amount of outstanding 8.000% senior notes, properly tendered and not withdrawn before the expiration date. We are making the exchange offer for all of the outstanding notes. Your participation in the exchange offer is voluntary and you should carefully consider whether to participate in this offer.

On the date of this prospectus, $675 million in aggregate principal amount of our 8.000% senior notes is outstanding. We are sending this prospectus, together with the letter of transmittal, on approximately                      , 2007, to all holders of outstanding notes that we are aware of. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is limited by the conditions listed under “—Conditions to the Exchange Offer” below.

We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

SSCE issued and sold $675 million in aggregate principal amount of the outstanding 8.000% senior notes on March 26, 2007 in a transaction exempt from the registration requirements of the Securities Act. Because the transaction was exempt under the Securities Act, holders of outstanding notes may re-offer, resell, or otherwise transfer the outstanding notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

In connection with the issuance and sale of the outstanding notes, we entered into a registration rights agreement, which requires us to consummate this exchange offer by September 26, 2007, which is six months after the date of the registration rights agreement. If we are unable to complete the exchange offer, or have a shelf registration statement declared effective, by September 26, 2007, the interest rate on the outstanding notes will increase by 50 basis points per annum until we complete the exchange offer or have the shelf registration statement declared effective.

In addition, there are circumstances under which we are required to use our best efforts to file a shelf registration statement with respect to resales of the outstanding notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus forms a part.

We are making the exchange offer to satisfy our obligations under the registration rights agreement. Otherwise, we are not required to file any registration statement to register any outstanding notes. Holders of outstanding notes that do not tender their outstanding notes or whose outstanding notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their outstanding notes.

Terms of the Exchange

We are offering to exchange, on the terms set forth in this prospectus and the letter of transmittal, $1,000 in principal amount of registered 8.000% senior notes for each $1,000 in principal amount of the outstanding 8.000% senior notes. The terms of the registered notes are the same in all material respects, including principal amount, interest rate, maturity and ranking, as the terms of the outstanding notes for which they may be exchanged pursuant to the exchange offer, except that the offering of the registered notes has been registered under the Securities Act and, therefore, the registered notes will not be subject to restrictions on transfer applicable to the outstanding notes. The registered notes will evidence the same indebtedness as the outstanding notes and will be entitled to the benefits of the indenture. Please refer to the section in this prospectus entitled “Description of the Notes” for a more complete discussion of the terms of the notes.

The exchange offer is not conditioned upon any minimum aggregate amount of outstanding notes being tendered for exchange.

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the registered notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff in a series of no-action letters issued to third parties, we believe that registered notes issued in the exchange offer in exchange for outstanding notes may be offered for sale, resold and otherwise transferred by any holder of registered notes (other than any holder which is an affiliate of ours or a broker-dealer that purchased notes from us to resell pursuant to Rule 144A under the Securities Act or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the registered notes are acquired in the ordinary course of the holder’s business and the holder has no arrangement or understanding with any person to participate in the distribution of the registered notes and neither the holder nor any other person is participating in or intends to participate in a distribution of the registered notes. Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you participate in the exchange offer, you must acknowledge, among other things, that you are not participating in, and do not intend to participate in, a distribution of the registered notes. If you are a broker-dealer that receives registered notes for your own account in exchange for outstanding notes, where your outstanding notes were acquired by you as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the registered notes. Please refer to the section in this prospectus entitled “Plan of Distribution” for a more complete discussion of your ability to resell the registered notes.

You will not be required to pay brokerage commissions or fees or, if you comply with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding notes in the exchange offer.

Expiration Date; Extension; Termination; Amendment

The exchange offer will expire at midnight, New York City time, on                     , 2007, unless we have extended the period of time that the exchange offer is open, but in no event will we extend the expiration date of the exchange offer past September 26, 2007. The expiration date will be at least 20 business days after the beginning of the exchange offer as required by Rule 14e-1(a) under the Exchange Act. We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any outstanding notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all outstanding notes previously tendered will remain subject to the exchange offer unless properly withdrawn. We reserve the right to delay acceptance for exchange of outstanding notes only if we extend the exchange offer or attempt to rectify any irregularity or defect in the tender of existing notes. Our reservation of the right to delay acceptance for exchange of outstanding notes is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that we issue new notes or return the notes deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the exchange offer.

We also reserve the right to:

•       end or amend the exchange offer and not accept for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the events specified below under “—Conditions to the Exchange Offer” which have not been waived by us; and

•       amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to you, whether before or after any tender of the outstanding notes.

If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to you as promptly as practicable. If we make a material change in the terms of the exchange offer or waive any condition to the exchange offer that results in a material change to the circumstances of the exchange offer, then we will disseminate additional exchange offer materials to the extent required under the Exchange Act and will extend the expiration date of the exchange offer to the extent required so that at least five business days remain in the exchange offer following notice of the material change.

Procedures for Tendering Outstanding Notes

Your tender to us of your outstanding notes and our acceptance of the notes will constitute a binding agreement between you and us on the terms contained in this prospectus and in the letter of transmittal.

You may tender outstanding notes by:

•       properly completing and signing the letter of transmittal or a facsimile copy of the letter, and delivering the letter, together with the certificate or certificates representing the outstanding notes being tendered and any required signature guarantees and any other documents required by the letter of transmittal, to the exchange agent at its address listed below on or before the expiration date; or

•       complying with the procedure for book-entry transfer described below; or

•       complying with the guaranteed delivery procedures described below.

If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

The method of delivering the outstanding notes, letters of transmittal and all of the required documents is at the election and risk of the holder. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery. No notes or letters of transmittal should be sent to us.

If tendered outstanding notes are registered in the name of the person who signs the letter of transmittal and the registered notes to be issued in exchange for the tendered notes are to be issued in the name of the registered holder, the signature of the signer need not be guaranteed.

In addition, if any untendered outstanding notes are to be reissued in the name of the registered holder, the signature need not be guaranteed. A registered holder shall include any participant in The Depository Trust Company (“DTC”) whose name appears on a security listing as an owner of outstanding notes.

In any other case, the tendered outstanding notes must be endorsed or accompanied by written instruments of transfer, in form satisfactory to us and duly executed by the registered holder. The signature of the endorsement or instrument of transfer must be guaranteed by an eligible institution.

The following are considered eligible institutions:

•       a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc.;

•       a clearing agency;

•       an insured credit union;

•       a savings association or a commercial bank; or

•       a trust company having an office or correspondent in the United States.

If the registered notes and/or outstanding notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note registrar for the outstanding notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

We understand that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC’s system may use its Automated Tender Offer Program to tender outstanding notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account relating to the outstanding notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account in accordance with the Automated Tender Offer Program procedures for transfer. However, the exchange of the outstanding notes will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of an agent’s message, an appropriate letter of transmittal with any registered signature guarantee, and any other documents required. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, stating that DTC has received an express acknowledgment from a participant tendering outstanding notes that are the subject of the book-entry confirmation and that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participant.

If you want to tender outstanding notes in the exchange offer and time will not permit a letter of transmittal or outstanding notes to reach the exchange agent before the expiration date or you cannot comply with the procedure for book-entry transfer on a timely basis, a tender may be effected if the exchange agent has received at its address listed below before the expiration date, a letter, telegram or facsimile transmission from an eligible institution listing your name and address, the names in which the outstanding notes are registered and, if possible, the certificate number of the outstanding notes to be tendered, and stating that the tender is being made by the letter, telegram or facsimile transmission and guaranteeing that within three business days after the expiration date, the outstanding notes in proper form for transfer, or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, will be delivered by the eligible institution, together with a properly completed and duly executed letter of transmittal and any other required documents. Unless outstanding notes being tendered by the method described in the preceding sentence are deposited with the exchange agent within the time period described in the preceding sentence and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may, at our option, reject the tender. You may obtain copies of the notice of guaranteed delivery from the exchange agent.

Your tender will be deemed to have been received when the exchange agent receives:

•       your properly completed and duly signed letter of transmittal accompanied by the outstanding notes, or a confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC; or

•       a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution.

We will issue registered notes in exchange for outstanding notes tendered by means of a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution only when the exchange agent receives (1) the letter of transmittal and any other required documents and (2) the tendered outstanding notes.

We will determine all questions regarding the validity, form, eligibility, time of receipt and acceptance of outstanding notes tendered for exchange. You should be aware that:

•       We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or not to accept any particular outstanding notes which acceptance might, in our judgment or that of our counsel, be unlawful.

•       We reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the right to waive the ineligibility of any holder that seeks to tender outstanding notes in the exchange offer.

•       Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions, shall be final and binding on all parties.

•       Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within a reasonable period of time as we shall determine.

•       Neither we, the exchange agent nor any other person shall have any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, the outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the outstanding notes.

If the letter of transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate they are acting in that capacity when signing, and, unless waived by us, should provide evidence of their authority to act in that capacity.

If you tender, you will be representing to us that:

•       the registered notes you acquire pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving registered notes, whether or not the person is the holder;

•       you are not an affiliate of ours;

•       you are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the outstanding notes or the registered notes; and

•       if you are a broker or dealer registered under the Exchange Act, you will receive the registered notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities. You must acknowledge that you will deliver a prospectus in connection with any resale of the registered notes. Please refer to the section in this prospectus entitled “Plan of Distribution” for a more complete discussion of your ability to resell the registered notes.

Terms and Conditions of the Letter of Transmittal

By signing and returning the letter of transmittal you will be agreeing to the following terms and conditions, which are part of the exchange offer.

•       You are exchanging, assigning and transferring the outstanding notes to us and irrevocably constitute and appoint the exchange agent as your agent and attorney-in-fact to cause the outstanding notes to be assigned, transferred and exchanged.

•       You represent and warrant that you have full power and authority to tender, exchange, assign and transfer the outstanding notes and acquire registered notes issuable upon the exchange of tendered outstanding notes.

•       When we accept outstanding notes for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

•       You will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes or transfer ownership of such outstanding notes on the account books maintained by DTC.

Our acceptance of any tendered outstanding notes and our issuance of registered notes in exchange for the outstanding notes will constitute performance in full by us of our obligations under the registration rights agreement to complete the exchange offer.

All authority conferred by you will survive your death or incapacity and every obligation of yours will be binding upon your heirs, legal representatives, successors, assigns, executors and administrators. You will also make the representations described above under “—Procedures for Tendering Outstanding Notes.”

Withdrawal Rights

You may withdraw your tender of outstanding notes at any time before midnight, New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal, sent by telegram, facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date. Any notice of withdrawal must:

•       specify the name of the person that tendered the outstanding notes to be withdrawn;

•       identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

•       specify the principal amount of outstanding notes to be withdrawn;

•       include a statement that the holder is withdrawing its election to have the outstanding notes exchanged;

•       be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

•       specify the name in which any of the outstanding notes are to be registered, if different from that of the person that tendered the outstanding notes.

The exchange agent will return the properly withdrawn outstanding notes promptly following receipt of notice of withdrawal. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes or otherwise comply with DTC’s procedures.

Any outstanding notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to its book-entry transfer procedures, the outstanding notes will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or before the expiration date.

Acceptance of Outstanding Notes for Exchange; Delivery of Registered Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue the registered notes promptly after expiration of the exchange offer. However, please refer to the section in this prospectus entitled “—Conditions to the Exchange Offer” below for a discussion of the conditions under which we may end the exchange offer and reject for exchange any outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when we give notice of acceptance to the exchange agent.

For each outstanding note accepted for exchange, the holder of the outstanding note will receive a registered note having a principal amount at maturity equal to that of the surrendered outstanding note.

In all cases, we will issue registered notes for outstanding notes that are accepted for exchange pursuant to the exchange offer only after the exchange agent timely receives certificates for the outstanding notes or a book-entry confirmation of the outstanding notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal and all other required documents.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or to issue registered notes in exchange for, any outstanding notes and may end or amend the exchange offer, by notice to the exchange agent or by a timely press release, if at any time at or before the expiration of the exchange offer we determine that the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC or any order of any court of competent jurisdiction in the United States or Canada.

We reserve the right to end the exchange offer and reject for exchange any outstanding notes upon the occurrence of any of the foregoing conditions. In addition, we may amend the exchange offer at any time before the expiration date if any of these conditions exist. The foregoing conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition or waive any of them, in whole or in part, at any time and from time to time prior to the expiration of the exchange offer.

In addition, we will reject for exchange any outstanding notes tendered, and no registered notes will be issued in exchange for any outstanding notes, if at the time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. If any stop order is in effect we will be required to use our best efforts to obtain its withdrawal at the earliest possible time.

The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

Exchange Agent

We have appointed The Bank of New York Trust Company, N.A. as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address listed below:

By  Registered or Certified Mail
or Hand or Overnight Delivery:

The Bank of New York Trust Company, N.A.
Corporate Trust Operations
Reorganization Unit
101 Barclay Street, 7E
New York, New York  10286
Attention: Mrs. Carolle Montreuil

By Facsimile Transmission (Eligible Institutions Only): (212) 298-1915
Confirm by Telephone: (212) 815-5920

You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number listed above.

Delivery to an address other than as listed above, or transmission of instructions to a facsimile number other than as listed above, will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate that those expenses will be, in the aggregate, approximately $200,000, including fees and expenses of the exchange agent and trustee, registration fees, accounting, legal and printing expenses and other related fees and expenses.

Neither the delivery of this prospectus nor any exchange made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of outstanding notes in any jurisdiction in which the making of the exchange offer or the acceptance of the outstanding notes would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the exchange offer in any jurisdiction and extend the exchange offer to holders of outstanding notes in the jurisdiction concerned.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If, however, certificates representing registered notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in the exchange offer, then the amount of the transfer taxes whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The registered notes will be recorded at the carrying value of the outstanding notes as reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of registered notes for outstanding notes. We will amortize the expenses incurred in connection with the issuance of the registered notes over the term of the registered notes.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for registered notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the outstanding notes as described in the legend on the notes. In general, the outstanding notes may be offered or sold only if registered under the Securities Act, unless they are sold under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the outstanding notes under the Securities Act. However, under limited circumstances we may be required to file with the SEC a shelf registration statement to cover resales of the outstanding notes by the holders of notes who satisfy conditions relating to the provision of information in connection with the shelf registration statement. Please refer to the section in this prospectus entitled “Description of the Notes—Registration Rights” for a more complete discussion of these registration rights.

Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your outstanding notes. Please refer to the section in this prospectus entitled “Certain Tax Considerations” for a more complete discussion of the tax consequences of participating in the exchange offer.

As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will be entitled to all the rights and limitations applicable to the outstanding notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled “Risk Factors—If You Do Not Exchange Your Outstanding Notes for Registered Notes, Your Notes Will Continue to Have Restrictions on Transfer” for an additional discussion of the consequences of not participating in the exchange offer.

We may in the future seek to acquire, subject to the terms of the indenture, untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of these purchases or offers may differ from the terms of the exchange offer.

Resale of Registered Notes

As noted above, we are making the exchange offer in reliance on the position of the staff of the SEC in interpretive letters addressed to third parties in other transactions. However, we have not sought an interpretive letter from the staff and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in past interpretive letters to third parties. Any holder who is an affiliate of ours or who has an arrangement or understanding with respect to the distribution of the registered notes to be acquired pursuant to the exchange offer, or any broker-dealer who purchased outstanding notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•       cannot rely on the applicable interpretations of the staff; and

•       must comply with the registration and prospectus delivery requirements of the Securities Act.

A broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an underwriter within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of registered notes. Each broker-dealer that receives registered notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by a broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the registered notes. A secondary resale transaction in the United States by a holder using the exchange offer to participate in a distribution of outstanding notes must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K. Please refer to the section in this prospectus entitled “Plan of Distribution” for a more complete discussion of your ability to resell the registered notes.

In addition, to comply with the securities laws of some jurisdictions, the registered notes may be offered or sold only if they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations in the registration rights agreement, to register or qualify the registered notes for offer or sale under the securities or blue sky laws of these jurisdictions as any holder of the registered notes reasonably requests. Registration or qualification may require the imposition of restrictions or conditions, including suitability requirements for offerees or purchasers, in connection with the offer or sale of any registered notes.

BUSINESS

General

Smurfit-Stone Container Enterprises, Inc. (“SSCE”), incorporated in Delaware in 2000, is the industry’s leading integrated manufacturer of paperboard and paper-based packaging in North America, including containerboard and corrugated containers, and is one of the world’s largest paper recyclers. In addition, we are a leading producer of solid bleached sulfate (“SBS”). We have a complete line of graphics capabilities for packaging. For the year ended December 31, 2006, our net sales were $7,157 million and net loss was $59 million.

We are a wholly-owned subsidiary of Smurfit-Stone Container Corporation (“Smurfit-Stone” or “SSCC”), a holding company with no business operations of its own. Smurfit-Stone conducts its business operations through us. We are the surviving company resulting from the merger (the “Merger”) of Smurfit-Stone’s primary operating subsidiaries on November 1, 2004. JSCE, Inc. merged with and into Jefferson Smurfit Corporation (U.S.) (“JSC(U.S.)”), with JSC(U.S.) as the surviving company, and then JSC(U.S.) merged with and into us, with us as the surviving entity. The Merger was effected principally to consolidate debt financing activities of Smurfit-Stone and its subsidiaries. We were simultaneously renamed Smurfit-Stone Container Enterprises, Inc.

We and JSC(U.S.) were wholly-owned subsidiaries of Smurfit-Stone and, therefore, the historical cost basis of the acquired entity, JSC(U.S.), carried over into us. As a result of the Merger, our financial statements for all periods presented have been restated to include the combined results of us and JSC(U.S.). The Merger did not impact the operating activities of the merged companies, which continue to do business as Smurfit-Stone.

Discontinued Operations

On June 30, 2006, we completed the sale of substantially all of the assets of our Consumer Packaging division to a company formed by Texas Pacific Group for $1.04 billion. Reflecting final working capital adjustments and sales transaction costs, net cash proceeds were $897 million, which excluded $130 million of accounts receivable previously sold to Stone Receivables Corporation (“SRC”) under our accounts receivable securitization program. We recorded a pretax gain of $171 million, offset by a $174 million income tax provision, resulting in a net loss on sale of discontinued operations of $3 million. The after-tax loss was the result of a provision for income taxes that was higher than the statutory income tax rate due to non-deductible goodwill of $273 million.

The Consumer Packaging division was a reportable segment comprised of four coated recycled boxboard mills and 39 consumer packaging operations in the United States, including folding carton, multiwall and specialty bag, flexible packaging, label, contract packaging and lamination businesses and one consumer packaging plant in Brampton, Ontario. Net sales for these operations were $787 million for the six months ended June 30, 2006, and $1,584 million and $1,575 million for 2005 and 2004, respectively. These facilities employed approximately 6,600 hourly and salaried employees. The results of operations of the Consumer Packaging segment have been reclassified as discontinued operations for all periods presented.

Financial Information Concerning Industry Segments

As a result of the sale of our Consumer Packaging division, we have one reportable segment, Containerboard and Corrugated Containers. For financial information relating to our segments for the last three fiscal years, including our net sales to external customers by country of origin and total assets, see the information set forth in Note 22 of the Notes to Consolidated Financial Statements.

Products

Containerboard and Corrugated Containers Segment

The Containerboard and Corrugated Containers segment includes 19 paper mills (16 located in the United States and three in Canada), 136 container plants (113 located in the United States, 16 in Canada, four in Mexico, two in China and one in Puerto Rico), one paper tube and core plant and one wood products plant located in the United States and one lamination plant located in Canada. In addition, we have equity ownership in three corrugated container plants in Asia (two in China and one in Thailand), as well as two sheet plants and a lithographic printing plant in China. Also, we own approximately one million acres of timberland in Canada and operate wood harvesting facilities in Canada and the United States. The primary products of our Containerboard and Corrugated Containers segment include:

•                    corrugated containers;

•                    containerboard;

•                    SBS;

•                    kraft paper; and

•                    market pulp.

We produce a full range of high quality corrugated containers designed to protect, ship, store and display products made to our customers’ merchandising and distribution specifications. Corrugated containers are sold to a broad range of manufacturers of consumer goods. Corrugated containers are used to ship such diverse products as home appliances, electric motors, small machinery, grocery products, produce, computers, books, furniture and many other products. We provide customers with innovative packaging solutions to advertise and sell their products. In addition, we manufacture and sell a variety of retail ready, point of purchase displays and a full line of specialty products, including pizza boxes, corrugated clamshells for the food industry, Cordeck® recyclable pallets and custom die-cut boxes to display packaged merchandise on the sales floor. Our container plants serve local customers and large national accounts. Net sales of corrugated containers for 2006, 2005 and 2004 represented 64%, 65% and 65%, respectively, of the Company’s total net sales.

Our containerboard mills produce a full line of containerboard, which is used primarily in the production of corrugated packaging. We produced 3,663,000 tons of unbleached kraft linerboard, 995,000 tons of white top linerboard and 2,744,000 tons of medium in 2006. Our containerboard mills and corrugated container operations are highly integrated, with the majority of our containerboard used internally by our corrugated container operations. In 2006, our corrugated container plants consumed 5,300,000 tons of containerboard. Net sales of containerboard to third parties for 2006, 2005 and 2004 represented 24%, 23% and 23%, respectively, of the Company’s total net sales.

Our paper mills also produce SBS, kraft paper, market pulp and other specialty products. We specialize in high-quality grades of SBS, which are designed to meet the demanding print requirements of folding carton and carded packaging customers in the food, pharmaceutical, cosmetics and other niche markets. Kraft paper is used in numerous products, including consumer and industrial bags, grocery and shopping bags, counter rolls, handle stock and refuse bags. In addition, we produce bleached northern and southern hardwood pulp and bleached southern softwood pulp, which is sold to manufacturers of paper products, including photographic and other specialty papers, as well as the printing and writing sectors.

Production for our paper mills and sales volume for our corrugated container facilities for the last three years were:

	2006	2005	2004
Tons produced (in thousands)
Containerboard	7,402	7,215	7,438
SBS	313	283	276
Kraft paper	199	204	259
Market pulp	564	563	549
Corrugated containers sold (in billion sq. ft.)(1)	80.0	81.3	81.8

(1)          Includes our proportionate share of affiliates reported on an equity ownership basis.

Non-Reportable Segment

Reclamation

Our reclamation operations procure fiber resources for our paper mills as well as other producers. We operate 23 reclamation facilities in the United States that collect, sort, grade and bale recovered paper. We also collect aluminum and plastics for resale to manufacturers of these products. In addition, we operate a nationwide brokerage system whereby we purchase and resell recovered paper to our recycled paper mills and other producers on a regional and national contract basis. Our waste reduction services extract additional recyclables from the waste stream by partnering with customers to reduce their waste expenses and increase efficiencies. Brokerage contracts provide bulk purchasing, often resulting in lower prices and cleaner recovered paper. Many of our reclamation facilities are located close to our recycled paper mills, ensuring availability of supply with minimal shipping costs. Total tons of fiber reclaimed and brokered for 2006, 2005 and 2004 were 6,614,000, 6,501,000 and 6,542,000, respectively. In 2006, our paper mills consumed 2,891,000 tons of the fiber reclaimed and brokered by our reclamation operations, representing an integration level of approximately 44%.

Raw Materials

Wood fiber and reclaimed fiber are the principal raw materials used in the manufacture of our paper products. We satisfy the majority of our need for wood fiber through purchases on the open market or under supply agreements. We satisfy essentially all of our need for reclaimed fiber through our reclamation facilities and nationwide brokerage system.

Marketing and Distribution

Our marketing strategy is to sell a broad range of paper-based packaging products to manufacturers of industrial and consumer products. We seek to meet the quality and service needs of the customers of our converting plants at the most efficient cost, while balancing those needs against the demands of our open market paperboard customers. Our converting plants focus on supplying both specialized packaging with high value graphics that enhance a product’s market appeal and high-volume commodity products.

We serve a broad customer base for each of our segments. As a result, we serve thousands of accounts from our plants. We sell packaging and other products directly to end users and converters, as well as through resellers. In 2005, in response to challenging market conditions we reorganized our corrugated container sales organization to centralize the sales responsibilities for all converting plants. This reorganization has allowed us to better focus on revenue growth and assign the appropriate resources to the best opportunities. Marketing of containerboard and pulp to third parties is centralized in our board sales group. Total tons of containerboard and market pulp sold in 2006, 2005 and 2004 were 3,093,000, 2,651,000 and 2,840,000, respectively.

Our business is not dependent upon a single customer or upon a small number of major customers. We do not believe the loss of any one customer would have a material adverse effect on our business.

Competition

The markets in which we sell our principal products are highly competitive and comprised of many participants. Although no single company is dominant, we do face significant competitors, including large vertically integrated companies as well as numerous smaller companies. The markets in which we compete have historically been sensitive to price fluctuations brought about by shifts in industry capacity and other cyclical industry conditions. While we compete primarily on the basis of price in many of our product lines, other competitive factors include design, quality and service, with varying emphasis depending on product line.

Backlog

Demand for our major product lines is relatively constant throughout the year, and seasonal fluctuations in marketing, production, shipments and inventories are not significant. Backlog orders are not a significant factor in the industry. We do not have a significant backlog of orders as most orders are placed for delivery within 30 days.

Research and New Product Development

The majority of our research and development activities are performed at our facilities located in Carol Stream and Westmont, Illinois. We use advanced technology to assist all levels of the manufacturing and sales processes, from raw material supply through finished packaging performance. Research programs have provided improvements in coatings and barriers, stiffeners, inks and printing. Our technical staff conducts basic, applied and diagnostic research, develops processes and products and provides a wide range of other technical services. In 2006, 2005 and 2004, we spent approximately $4 million, $9 million and $8 million, respectively, on research and new product development activities.

Intellectual Property

We actively pursue applications for patents on new inventions and designs and attempt to protect our patents against infringement. Nevertheless, we believe our success and growth are more dependent on the quality of our products and our relationships with customers than on the extent of our patent protection. We hold or are licensed to use certain patents, licenses, trademarks and trade names on products, but do not consider the successful continuation of any material aspect of our business to be dependent upon such intellectual property.

Employees

We had approximately 25,200 employees at December 31, 2006, of which approximately 20,100 were employees of U.S. operations. Approximately 12,100 (60%) of our U.S. employees are represented by collective bargaining units. The expiration dates of union contracts for our major paper mill facilities are as follows:

•       Missoula, Montana—June 2007

•       Hopewell, Virginia—July 2007

•       Brewton, Alabama—October 2007

•       Panama City, Florida—March 2008

•       Fernandina Beach, Florida—June 2008

•       West Point, Virginia—September 2008

•       Pontiac, Quebec, Canada—April 2009

•       Florence, South Carolina—August 2009

•       La Tuque, Quebec, Canada—August 2009

•       Hodge, Louisiana—June 2010

•       Jacksonville, Florida—June 2010

We believe our employee relations are generally good. While the terms of our collective bargaining agreements may vary, we believe the material terms of the agreements are customary for the industry, the type of facility, the classification of the employees and the geographic location covered thereby. On March 15, 2007, union employees of our Sioux City (IA) North plant went on strike. The plant continues to operate and the strike is not expected to have a material impact on SSCE’s operations or financial results.

Environmental Compliance

Our operations are subject to extensive environmental regulation by federal, state and local authorities. In the past, we have made significant capital expenditures to comply with water, air, solid and hazardous waste and other environmental laws and regulations. We expect to make significant expenditures in the future for environmental compliance. Because various environmental standards are subject to change, it is difficult to predict with certainty the amount of capital expenditures that will ultimately be required to comply with future standards.

The EPA issued its comprehensive rule governing air emissions (MACT) and water discharges for the pulp, paper and paperboard industry known as the “Cluster Rule.” Phase II of MACT I of the Cluster Rule requires us to implement systems to collect and control high volume, low concentration gases (or implement an approved compliance alternative) at various mills and had a compliance date of April 16, 2006, although certain of our mills were granted one-year extensions to April 16, 2007. The aggregate compliance cost of Phase II of MACT I of the Cluster Rule was approximately $74 million. We spent approximately $65 million through 2006 and $5 million in the first quarter of 2007 and we anticipate spending the balance over the remainder of 2007. As of the end of the first quarter of 2007, all of the projects required to bring us into compliance with Phase II of MACT I were complete.

The EPA has promulgated a MACT regulation to limit hazardous air pollutant emissions from certain industrial boilers (Boiler MACT). Several of our mills are installing, or have already installed, new pollution control equipment in order to meet the rule’s present compliance deadline of September 13, 2007. Based on currently available information, we estimate that the aggregate cost of complying with the existing Boiler MACT rule will be approximately $82 million. We have spent approximately $50 million through 2006, $10 million in the first quarter of 2007 and we anticipate spending the balance during the remainder of 2007. With the exception of one of our facilities that has received a six-month extension to the Boiler MACT compliance deadline to March 13, 2008, all projects required to bring us into compliance with the Boiler MACT requirements currently in effect will be complete by September 13, 2007. The Boiler MACT rule has been challenged by third parties in litigation, and in March 2007, the EPA filed a motion in the litigation to voluntarily vacate and remand the technology-based emissions limitations and compliance deadlines in Boiler MACT. The outcome of this litigation and its impact on the Boiler MACT is presently uncertain, and it is also unclear whether future EPA rulemaking will require us to install additional pollution control equipment on industrial boilers at our facilities.

In addition to Cluster Rule and Boiler MACT compliance, we anticipate additional capital expenditures related to environmental compliance. Excluding the spending on Cluster Rule and Boiler MACT projects described above, for the past three years we have spent an average of approximately

$12 million annually on capital expenditures for environmental purposes. Since our principal competitors are subject to comparable environmental standards, including the Cluster Rule and Boiler MACT, it is our opinion, based on current information, that compliance with environmental standards should not adversely affect our competitive position or operating results. However, we could incur significant expenditures due to changes in law or the discovery of new information, which could have a material adverse effect on our operating results.

Properties

The manufacturing facilities of our consolidated subsidiaries are located primarily in North America. We believe that our facilities are adequately insured, properly maintained and equipped with machinery suitable for our use. We continue to study the economics of modernization or adopting other alternatives for higher cost facilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations, Strategic Initiatives.” Our manufacturing facilities as of December 31, 2006 are summarized below:

	Number of Facilities			State
	Total	Owned	Leased	Locations(a)
United States
Containerboard and Corrugated Containers Segment:
Paper mills	16	16		12
Corrugated container plants	113	77	36	31
Wood products plant	1	1		1
Paper tube and core plant	1	1		1
Non-Reportable Segment:
Reclamation plants	23	16	7	14
Subtotal	154	111	43	36
Canada and Other North America
Containerboard and Corrugated Containers Segment:
Paper mills	3	3		N/A
Corrugated container plants	21	17	4	N/A
Laminating plant	1	1		N/A
Subtotal	25	21	4
China
Containerboard and Corrugated Containers Segment: Corrugated container plants	2	1	1	N/A
Total	181	133	48	N/A

(a)           Reflects the number of states in which we have at least one manufacturing facility.

Our paper mills represent approximately 77% of our investment in property, plant and equipment. In addition to manufacturing facilities, we own approximately one million acres of timberland in Canada and operate wood harvesting facilities in Canada and the United States. The approximate annual tons of productive capacity of our paper mills at December 31, 2006, were:

	Annual Capacity
	United States	Canada	Total
	(in thousands)
Containerboard	7,050	516	7,566
SBS	187	126	313
Kraft paper	208	208
Market pulp	305	245	550
Total	7,750	887	8,637

Substantially all of our North American operating facilities have been pledged as collateral under our credit agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations, Liquidity and Capital Resources—Net Cash Provided By (Used For) Financing Activities.”

Litigation

In 2003, we settled all of the antitrust class action cases pending against Smurfit-Stone, which were based on allegations of a conspiracy among linerboard manufacturers from 1993 to 1995, and made aggregate settlement payments of $92.5 million, one-half of which was paid in December 2003 and the remainder of which was paid in January 2005. We subsequently settled all of the lawsuits brought on behalf of numerous companies that opted out of these class actions to seek their own recovery (Direct Action Cases), and made aggregate payments of $60 million, including $14 million in 2005 and $46 million in 2006. We recorded additional charges of $36 million in 2005 in connection with these settlements.

We are a defendant in a number of lawsuits and claims arising out of the conduct of our business. While the ultimate results of such suits or other proceedings against us cannot be predicted with certainty, we believe the resolution of these matters will not have a material adverse effect on our consolidated financial condition or results of operations.

Environmental Matters

Federal, state and local environmental requirements are a significant factor in our business. We employ processes in the manufacture of pulp, paperboard and other products which result in various discharges, emissions and wastes. These processes are subject to numerous federal, state and local environmental laws and regulations, including reporting and disclosure obligations. We operate and expect to continue to operate under permits and similar authorizations from various governmental authorities that regulate such discharges, emissions and wastes.

In May 2003, we received a Violation Notice from the Illinois Environmental Protection Agency (“IEPA”) alleging that our consumer packaging facility in Schaumburg, Illinois violated various provisions of the Illinois Environmental Protection Act and various conditions of the applicable Clean Air Act permit issued to the facility. In June 2003, we received a Notice of Violation (“NOV”) and Finding of Violation (“FOV”) from the EPA containing similar allegations. The allegations primarily relate to the alleged failure of two afterburner systems designed to capture and reduce certain emissions from printing presses below required levels and the potential impact of such failure on past and future regulatory standards, permitting requirements, emission credit requirements, recordkeeping and reporting. After making certain repairs to the two old systems, we subsequently replaced these systems with a single regenerative thermal oxidizer to eliminate future failures and ensure long-term compliance. The Schaumburg facility was among the assets of the Consumer Packaging division, which we sold on June 30, 2006. In the fourth quarter of 2006, we entered into a Consent Decree with IEPA and EPA to resolve the matter. The buyer of the Consumer Packaging division assumed the obligation to pay the civil penalty of $325,000 and the Emissions Reduction Market System fee of approximately $150,000 required under the Consent Decree.

In April 2005, EPA issued an NOV and an FOV that alleged that we violated the Prevention of Significant Deterioration regulations and New Source Performance Standards of the Clean Air Act in connection with the replacement of burners in a boiler at our medium mill in Ontonagon, Michigan in 1995. Specifically, the EPA has alleged that the burner replacement project resulted in an increase of the coal burning capacity of the boiler that in turn led to increased emissions of nitrogen oxides and sulfur dioxide. We believe that the burner replacement project was routine maintenance and did not increase the coal burning capacity of the boiler, and that differences in emissions resulted from permissible switching of fuels from natural gas to coal. We have met with the EPA to discuss this matter, and have advised the EPA that we disagree with the allegations and intend to contest the NOV and FOV. Based on the information developed to date and discussion with the EPA, we believe the costs to resolve this matter will not be material and will not exceed established reserves.

We also face potential liability as a result of releases, or threatened releases, of hazardous substances into the environment from various sites owned and operated by third parties at which Company-generated wastes have allegedly been deposited. Generators of hazardous substances sent to off-site disposal locations at which environmental problems exist, as well as the owners of those sites and certain other classes of persons (“PRPs”) are, in most instances, subject to joint and several liability for response costs for the investigation and remediation of such sites under CERCLA and analogous state laws, regardless of fault or the lawfulness of the original disposal. We have received notice that we are or may be a PRP at a number of federal and/or state sites where response action may be required and as a result may have joint and several liability for cleanup costs at such sites. However, liability for CERCLA sites is typically shared with other PRPs and costs are commonly allocated according to relative amounts of waste deposited. In estimating our reserves for environmental remediation and future costs, our estimated liability of $4 million reflects our expected share of costs after consideration for the relative percentage of waste deposited at each site, the number of other PRPs, the identity and financial condition of such parties and experience regarding similar matters. In addition to participating in the remediation of sites owned by third parties, we have entered into consent orders for the investigation and/or remediation of certain of our owned properties.

Based on current information, we believe the probable costs of the potential environmental enforcement matters discussed above, response costs under CERCLA and similar state laws, and the remediation of owned property will not have a material adverse effect on our financial condition or results of operations. As of December 31, 2006, we had approximately $17 million reserved for environmental liabilities. We believe our liability for these matters was adequately reserved at December 31, 2006, and that the possibility is remote that we would incur any material liabilities for which we have not recorded adequate reserves.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information, as of the date of this prospectus, with respect to each of our executive officers and directors.

Name	Age	Position
Patrick J. Moore	52	Director and Chief Executive Officer
Charles A. Hinrichs	53	Director, Senior Vice President and Chief Financial Officer
Steven J. Klinger	48	Director, President and Chief Operating Officer
Jeffrey S. Beyersdorfer	45	Vice President and Treasurer
Mathew Blanchard	47	Vice President and General Manager—Board Sales Division
Ronald D. Hackney	60	Senior Vice President—Human Resources
Craig A. Hunt	45	Senior Vice President, Secretary and General Counsel
Mack C. Jackson	51	Senior Vice President and General Manager—Containerboard Mill Division
Paul K. Kaufmann	52	Senior Vice President and Corporate Controller
John L. Knudsen	49	Senior Vice President of Manufacturing—Container Division
Susan M. Neumann	53	Senior Vice President—Corporate Communications
Mark R. O’Bryan	44	Senior Vice President-Strategic Initiatives and Chief Information Officer
Michael R. Oswald	50	Senior Vice President and General Manager—Reclamation Division
Thomas A. Pagano	60	Senior Vice President—Corporate Development
Steven C. Strickland	54	Senior Vice President of Sales—Container Division

Directors

Set forth below is information concerning our directors.

Patrick J. Moore, born September 7, 1954, was named Chief Executive Officer in May 2006. He had been President and Chief Executive Officer since January 2002. He was Vice President and Chief Financial Officer from November 1998 until January 2002. Mr. Moore is a director of Archer Daniels Midland Company.

Charles A. Hinrichs, born December 3, 1953, was appointed Senior Vice President and Chief Financial Officer on February 23, 2005, and prior to that had been Vice President and Chief Financial Officer since January 2002. He was Vice President and Treasurer from November 1998 to January 2002.

Steven J. Klinger, born March 5, 1959, was appointed President and Chief Operating Officer on May 11, 2006. Prior to joining Smurfit-Stone, Mr. Klinger was employed by Georgia Pacific Corporation for 23 years, most recently as Executive Vice President, Packaging from February 2003 to May 2006 and President, Packaging and Containerboard Sales / Logistics from August 2001 to January 2003.

SSCE is a wholly owned subsidiary of SSCC. Each of our directors is an executive officer of SSCE and  therefore does not satisfy the definition of independent director set forth in the listing standards of The Nasdaq Stock Market, Inc.

Executive Officers

Set forth below is information concerning our executive officers.

Jeffrey S. Beyersdorfer, born November 21, 1961, was appointed Vice President and Treasurer in June 2002. Prior to joining Smurfit-Stone, Mr. Beyersdorfer served as Vice President of Finance and Treasurer of Premcor Inc. from April 1997 to June 2002.

Mathew Blanchard, born September 9, 1959, was appointed Vice President and General Manager—Board Sales Division in July 2000.

Ronald D. Hackney, born November 9, 1946, was appointed Senior Vice President—Human Resources on February 23, 2005, and prior to that had been Vice President—Human Resources since July 2003. He was Division Human Resource Manager for the Containerboard Mill and Forest Resources Division from April 1995 to July 2003.

Charles A. Hinrichs—see Directors.

Craig A. Hunt, born May 31, 1961, was appointed Senior Vice President, Secretary and General Counsel on February 23, 2005, and prior to that had been Vice President, Secretary and General Counsel since November 1998.

Mack C. Jackson, born May 18, 1955, was appointed Senior Vice President and General Manager—Containerboard Mill Division on February 23, 2005, and prior to that had been Vice President and General Manager—Containerboard Mill Division since January 2005. He was Vice President of Mill Operations from August 2002 to January 2005. Prior to that, he was General Manager of two of our containerboard mills since 1994.

Paul K. Kaufmann, born May 11, 1954, was appointed Senior Vice President and Corporate Controller on February 23, 2005, and prior to that had been Vice President and Corporate Controller since November 1998.

Steven J. Klinger—see Directors.

John L. Knudsen, born August 29, 1957, was appointed Senior Vice President of Manufacturing for the Container Division in October 2005. He was Vice President of Strategic Planning for the Container Division from April 2005 to October 2005. Prior to that, he was Vice President and Regional Manager for the Container Division from August 2000 to April 2005.

Patrick J. Moore—see Directors.

Susan M. Neumann, born February 5, 1954, was appointed Senior Vice President, Corporate Communications on November 15, 2006. Prior to joining Smurfit-Stone, Ms. Neumann was employed by Albertsons, Inc. most recently as Senior Vice President, Education, Communications and Public Affairs from November 2003 to November 2006, Group Vice President, Communications and Education from January 2002 to November 2003 and Vice President, Communications from January 1996 to January 2002.

Mark R. O’Bryan, born January 15, 1963, was appointed Senior Vice President—Strategic Initiatives and Chief Information Officer in March 2007. He was Senior Vice President—Strategic Initiatives from July 2005 to March 2007, and Vice President—Operational Improvement for the Consumer Packaging Division from April 2004 to July 2005. Prior to that, he was Vice President—Procurement from October 1999 to April 2004.

Michael R. Oswald, born October 29, 1956, was appointed Senior Vice President and General Manager of the Reclamation Division in August 2005. Prior to that, he was Vice President of Operations for the Reclamation Division from January 1997 to August 2005.

Thomas A. Pagano, born January 21, 1947, was appointed Senior Vice President—Corporate Development on February 23, 2005, and prior to that had been Vice President—Corporate Development since April 2004. Prior to that, he was Vice President—Planning from November 1998 to April 2004.

Steven C. Strickland, born July 12, 1952, was appointed Senior Vice President of Sales for the Container Division on October 27, 2006. Prior to joining Smurfit-Stone, Mr. Strickland was employed by Unisource most recently as Senior Vice President of Packaging and Supply from September 2006 to October 2006, Senior Vice President of Packaging from March 2004 to August 2006, Senior Vice President of Operations—East from March 2003 to March 2004 and Vice President of National Sales from September 1999 to March 2003.

EXECUTIVE COMPENSATION

All of the equity securities of SSCE are owned by SSCC, which is a reporting company under the Exchange Act and has filed all the material required to be filed pursuant to Sections 13, 14 or 15(d) thereof, as applicable. Under applicable SEC rules, we are permitted to omit certain information otherwise required in our periodic reports, and we do not file proxy statements with the SEC. All decisions regarding plan and non-plan compensation awarded to, earned by or paid to the named executive officers of SSCE, including the determination of the form and amount of executive officer compensation, are made by the Compensation Committee of the SSCC Board of Directors, which establishes all policies relating to such compensation are established by SSCC. No compensation decisions are made by SSCE, and SSCE has not established any policies relating to executive officer compensation. Accordingly, the information provided in this “Executive Compensation” section is the information of SSCC, our parent company, prepared in compliance with Item 402 of Regulation S-K. The executive officers, including the “Named Executive Officers,” of SSCC are the same as those of SSCE, except that Patrick J. Moore’s title is Chief Executive Officer of SSCE. For purposes of this section only, “Company” refers to SSCC, references to the Board of Directors, its Committees, its Chairman and its individual members are to those of SSCC, references to “Common Stock” are to the common stock of SSCC and references to the “Proxy Statement” are to the definitive proxy statement filed by SSCC pursuant to Section 14(a) of the Exchange Act in connection with its 2007 annual meeting of stockholders.

Compensation Discussion And Analysis

Compensation Committee Procedures

Structure.   The Compensation Committee of the Board of Directors (the “Committee”) consists of Mr. Smithburg (Chairman), Ms. Duckworth, Mr. Goldberg, Mr. Lynch, and Mr. Pearlman. Each member of the Committee is an Independent Director and has significant experience in addressing compensation-related matters of senior executives, either as the former chief executive officer of a large company (in the case of Messrs. Smithburg, Lynch and Pearlman) or as a former senior officer of a large investment banking firm (in the case of Ms. Duckworth and Mr. Goldberg). The Committee operates pursuant to a written charter adopted by the Board, and periodically reviews the charter, and may recommend changes to the Nominating and Governance Committee, which may in turn recommend changes to the Board of Directors. The Committee conducts an annual self-evaluation of its procedures and performance.

Responsibilities.   The primary responsibilities of the Committee are to annually appraise performance and establish the annual salaries, incentive plan participation levels, long-term incentive awards, and other compensation plans and programs for the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Senior Vice Presidents and any other officers of the Company considered by the Company to be “executive officers” under Section 16 of the Securities Exchange Act of 1934 (the “Executive Officers”); administer stock-based compensation plans and grant awards under such plans; recommend and submit to the Board of Directors for approval new executive compensation or stock-based plans; and review and approve employment, severance and compensation agreements with Executive Officers.

Meetings.   The Committee holds meetings as necessary to fulfill its responsibilities, which are scheduled by the Chairman in advance, and held either in person or by telephone conference. The Chairman prepares and distributes meeting agendas in advance with the assistance of the Secretary of the

Company, who also prepares minutes of all meetings for the review and approval of the Committee. The Committee normally requires that the Chairman and Chief Executive Officer, the Senior Vice President—Human Resources, and the Senior Vice President, Secretary and General Counsel of the Company attend meetings of the Committee, and from time to time requests that such executives provide information and reports to the Committee. The Committee also requires that a representative of its outside compensation consultant attend any meeting at which its research and analysis are discussed. In the event that the Committee wishes to discuss any aspect of compensation of any of the Executive Officers who are in attendance at a meeting, the Executive Officers are excused from the meeting and the Committee meets in executive session. The Chairman periodically reports to the Board of Directors on the actions of the Committee.

The Committee typically holds at least one meeting in the fourth quarter of each year to review information prepared by its consultant and management relevant to the establishment of the elements of compensation for Executive Officers for the following year. The Committee then holds meetings in the first quarter of each year to review all of the elements of compensation of the Executive Officers, individually and in comparison to each other, as well as benefits and perquisites, benefits accrued under retirement plans, and compensation and benefits payable following the termination of employment under the employment and severance agreements. The Committee then approves changes in all elements of compensation for the Executive Officers at one time. The Committee held four meetings in 2006 and has held two meetings in 2007 prior to the date of this Proxy Statement. In addition, the Board reviewed and approved the initial compensation package of the President and Chief Operating Officer at a special meeting held in 2006.

Use of Consultants and Benchmarking.   The Committee has the authority to retain, terminate and compensate consultants to provide information and counsel to the Committee. The Committee has engaged Hewitt Associates, LLC (“Hewitt”) to provide such services since 2003. Hewitt provides the Committee with research and analysis on competitive data and guidance on overall compensation trends and strategies. Hewitt collects and analyzes executive compensation data from both a peer group of nine companies that the Committee believes are the most relevant direct competitors of the Company, which have median annual sales of approximately $5 billion (Georgia Pacific Corporation, Graphic Packaging Corporation, International Paper Company, MeadWestvaco Corporation, Packaging Corporation of America, Pactiv Corporation, Sonoco Products Company, Temple Inland Inc., and Weyerhaeuser Company) (the “Peer Group”), and a broader group of approximately 100 industrial companies of similar size and complexity to the Company, which have median annual sales of approximately $8.5 billion (the “General Group”). Hewitt annually conducts this analysis for the Committee in the categories of base salaries, annual incentive targets and awards, long-term incentives, total compensation, and target total compensation, and measures the compensation of each of the Executive Officers against the median of their counterparts of the Peer Group and the General Group. The Committee uses this analysis as the basis for comparing the Company’s compensation against general market trends in light of the performance of the Company, the paper packaging industry, and industrial companies in general. Hewitt does not make specific recommendations as to the level of any element of compensation of any Executive Officer.

Role of Management.   The Committee seeks the recommendation of the Chairman and Chief Executive Officer as to adjustments in the amount of base salary and the amount of long-term incentive awards for each of the other Executive Officers. The Committee also seeks the recommendation of the Chairman and Chief Executive Officer and the Senior Vice President—Human Resources as to the annual target levels and the design and weighting of performance objectives for the annual incentives of the Executive Officers (other than the Chairman and Chief Executive Officer). The Committee periodically approves levels of long-term incentive awards and authorizes the Senior Vice President—Human Resources to grant such awards to non-Executive Officers, including non-Executive Officers hired between the dates of meetings of the Committee or the Board to the extent necessary to induce such employees to join the Company.

Philosophy and Objectives of Compensation Programs

The Company’s compensation philosophy is to provide total compensation packages for Executive Officers that attract, retain and motivate qualified executives with outstanding abilities for the benefit of the Company and its stockholders. In accordance with this philosophy, the Company’s compensation programs have followed the objectives listed below.

•                     Compensation should be competitive with the market.   To ensure that the Company provides a competitive package of compensation and benefits to Executive Officers, the Committee and Hewitt regularly benchmark competitive companies, and the Committee makes adjustments in elements of compensation as necessary to account for the particular circumstances of individual jobs and has made adjustments over multi-year periods to ensure that salaries are generally in line with the Peer Group median, subject to specific considerations relating to the business objectives and strategies of the Company.

•                     Compensation should be significantly performance-based.   To tie a significant portion of the overall compensation of Executive Officers to the Company’s profitability and performance, the Committee has established corporate and individual performance objectives for annual incentive awards and three-year corporate performance objectives under special long-term stock-based awards granted in 2006.

•       Compensation should have a significant equity component.   To align the interests of the Executive Officers with those of the Company’s stockholders, the Committee has required that half of annual incentive compensation and all of long-term incentive compensation be paid to Executive Officers in the form of stock-based awards, including both stock options and restricted stock units (“RSUs”), and has also instituted stock ownership guidelines that require minimum levels of ongoing equity ownership by Executive Officers.

•       Compensation should provide a tie to the Company.   To provide incentives for Executive Officers to remain employed with the Company in order to ensure continuity in senior management, the Committee has provided for multi-year vesting requirements for grants of stock-based compensation and provided for additional RSUs to be earned by Executive Officers who remain employed with the Company for a requisite period of years following the grant date of stock-based annual incentive awards.

Elements and Design of Compensation

General.   The Committee has designed each element of compensation for Executive Officers to further the philosophy and objectives set forth above and to support and enhance the business strategy of the Company. In designing each element of compensation for Executive Officers, the Committee has taken into account the factors described below.

Base Salary.   It is the intent of the Committee to maintain base salary levels of Executive Officers at or near the median levels of comparable companies, as represented by the Peer Group. The Committee believes that the Peer Group is a relevant comparison group to the Company because most of the companies in that group are facing the same market conditions as the Company and some are attempting to execute similar strategies in response to such market conditions. The Committee uses the General Group data as a reference for broader market trends in compensation. The Committee makes adjustments in base salary once per year, to be effective on April 1, except in case of promotions or other exceptional circumstances that justify adjustments outside of the annual review process. Adjustments in base salary are based on the performance of the Executive Officer and the relationship of his or her  salary with the median of the Peer Group; however, it has been the practice of the Committee to make gradual adjustments in base salaries over a multi-year period to address market-based differences, rather than large one-year adjustments. The Board initially established the base salary of the President and Chief Operating Officer at above the market median to secure his employment with the Company.

Annual Incentives.   Annual incentives are paid pursuant to the Management Incentive Plan (the “MIP”). The MIP is designed to ensure that annual incentive awards are based exclusively on corporate and individual performance. In response to the need for the Company to significantly improve operating performance, the Committee has structured the annual incentives under the MIP in a manner that is heavily weighted toward the attainment of benefits under the Company’s three-year strategic initiative program announced in November 2005 and the achievement of significant earnings improvement as measured by earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Committee reserves the discretion to reduce the level of awards in the event that Company performance does not meet expectations, and pursuant to that discretion reduced all awards by 25% in 2005.

Under the MIP, the Committee approves a target award level and performance objectives for each Executive Officer. The target award level for each of the Chairman and Chief Executive Officer and the President and Chief Operating Officer is 100% of base salary as of the end of the plan year, and the target award level for each of the other Executive Officers is either 60%, 50%, or 40% of base salary, depending upon the position held by each Executive Officer. Each annual performance objective is assigned a percentage of the target award, so that attainment of the target amount of all performance objectives would entitle the Executive Officer to receive an award equal to his or her target level. If an Executive Officer attains in excess of the target amount of his or her performance objectives, his or her award will exceed the target level. Awards are prorated for partial years in the event that an Executive Officer is hired or retires during a plan year, and aggregate awards to all participants cannot exceed 7.5% of EBITDA in any year.

The 2006 performance objectives for Executive Officers managing corporate functions were weighted 70-100% for corporate objectives and 0-30% for individual objectives such as cost reduction and completion of projects leading to measurable efficiencies in his or her function. For Executive Officers managing business operations, 2006 performance objectives were weighted 50% for corporate objectives, 40% for individual or division objectives and 10% for safety goals. In 2007, in order to tie the performance of the Executive Officers managing business operations more closely to the broader corporate initiatives, this weighting was adjusted to 60% for corporate objectives, 30% for individual or division objectives, and 10% for safety goals. Objectives for Executive Officers in the Container Division are predominantly weighted toward divisional profit improvement in 2007 in order to provide a further incentive for dramatic and rapid improvement in this key business. The award level under the MIP for the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Senior Vice President and Chief Financial Officer are based 65% on the attainment of the corporate objectives and 35% at the discretion of the Committee. The Committee believes that the discretionary component is important to provide the Committee with the flexibility to recognize other leadership contributions by the senior leaders of the Company.

Corporate objectives for Executive Officers are based either predominantly or exclusively on attaining the targeted amounts of strategic initiative benefits and EBITDA. For 2006, the targeted amount of strategic initiative benefits from inception of the program in 2005 through the end of 2006 was $240 million (as adjusted for the sale of the Company’s consumer packaging division), and for 2007 the target is an incremental $177 million in benefits. The EBITDA target is 100% of the budgeted amount. Fifty percent of these objectives are earned if a threshold of 90% of the target amount is obtained. In 2006, the budgeted amount of EBITDA was $632 million (as adjusted for the sale of the consumer packaging division), while the 2007 budgeted amount of EBITDA is significantly higher than both the budgeted amount and the actual amount of EBITDA for 2006, reflecting the intent of the Committee to provide an incentive for continuing improvement in earnings. Corporate objectives have been structured so that if the targeted amount of strategic initiative benefits is achieved, Executive Officers have the potential to earn an award in excess of the target level to the extent that EBITDA exceeds the budgeted amount (up to a maximum of 200% of the target level if EBITDA of 140% of the budgeted amount is achieved). The objectives have been designed in this fashion to ensure that Executive Officers will not receive a significant award if the targeted amount of strategic initiative benefits is not attained, but give them a strong incentive to deliver EBITDA results above expectations, which the Board believes is critical to increasing the equity value of the Company.

The awards under the MIP to Executive Officers are structured to be paid 50% in cash and 50% in RSUs that will be distributed in shares of Common Stock three years after being earned. If the Executive Officer remains employed for the three-year period, additional shares of Common Stock equal to 20% of the original number of RSUs will be distributed to the Executive Officer, which is intended to promote long-term equity ownership and provide an incentive for the Executive Officer to remain employed with the Company.

Long-Term Incentives.   Long-term incentives in the form of stock options and RSUs have been designed to align the interest of Executive Officers with those of the stockholders of the Company. Long-term incentives also include multi-year vesting requirements that encourage Executive Officers to remain employed with the Company. It is the practice of the Committee to approve an annual grant of long-term incentive awards to the Executive Officers under the Company’s 2004 Long-Term Incentive Plan (the “LTIP”). Awards are valued by Hewitt in the same fashion that they are valued for purposes of the Company’s financial statements, and as part of its analysis the Committee compares the total value of long-term incentives granted to Executive Officers with those of the Peer Group. The Committee also takes into consideration the impact of long-term incentives on total compensation of the Executive Officers relative to the Peer Group, and has increased the levels of awards over a multi-year period to reach a level approximately equal to the median level of the Peer Group.

The Committee grants long-term incentive awards to Executive Officers in the form of a combination of stock options and RSUs with 50% of the value of the grant represented by stock options and 50% by RSUs, which has resulted in a practice of granting three stock options for each restricted stock unit. Stock options are granted with cliff vesting at the end of three years, and have a ten year term. Stock options are forfeited in the event that an Executive Officer is no longer employed with the Company, except in the case of normal retirement. RSUs are distributed in the form of Common Stock on the third anniversary of the grant date, and are also forfeited if the employment of the Executive Officer is terminated prior to that date, except in the case of normal retirement. Stock options have not been a significant source of income or wealth accumulation for Executive Officers over the past several years as a result of the relatively low trading range for the Common Stock in comparison to the exercise prices of the stock options granted, in part due to the Company’s performance resulting from changing market dynamics and the cyclical nature of the Company’s business. By providing 50% of the value of the long-term incentives in the form of RSUs, the Committee believes that it will facilitate greater equity ownership on the part of the Executive Officers and align their interests with those of the stockholders of the Company even if stock options do not yield significant value to the Executive Officers over time. The long-term incentive awards are normally granted on the date of a meeting of the Committee held in the first quarter, which is scheduled in advance and is several weeks following the announcement of the Company’s earnings for the fourth quarter. Under the terms of the LTIP, the exercise price of all stock options is the closing price of the Company’s common stock on the trading day immediately preceding the grant date.

In 2006, in order to provide an additional incentive for the Executive Officers and other senior managers of the Company to achieve the strategic initiative benefits outlined in the Company’s plan announced in November 2005, the Committee approved a special grant of stock options under the LTIP (“Outperformance Options”) to approximately 125 officers and employees, including the Executive Officers, and has approved the grant of similar options to selected senior managers hired since the original date of this grant. The grant of these options was approved at the same regularly scheduled meeting of the

Committee at which the annual grant of long-term incentives was approved. The terms of these stock options vary from the typical stock options in that they will vest in 2009 provided that the Company attains a cumulative positive level of earnings before taxes for the period from 2006-2008 and the cumulative three-year targeted amount of initiative benefits is attained (with 50% of these options vesting if at least two-thirds of the targeted amount of initiatives benefits is attained). These options have a term of seven years from the date of grant.

Other Benefits and Perquisites.   The Company provides customary benefits to Executive Officers such as group insurance and company-sponsored savings plans that are generally available to all other salaried employees. The Company provides very few perquisites to Executive Officers not available to salaried employees generally, which in most cases is limited to reimbursement of country club dues, an additional level of group term life insurance, and reimbursement for financial, tax planning and certain legal services for Messrs. Moore and Klinger. The perquisites provided to Named Executive Officers are more fully described in footnote (f) to the Summary Compensation Table under “Executive Compensation”. The Committee has also established a policy as described below to allow the Chairman and Chief Executive Officer to use the Company aircraft for up to $50,000 per year of personal use and to receive a gross-up payment in connection with the taxable income attributed to him as the result of receiving this benefit. This policy is intended to accommodate personal travel that may be adjunct to business travel, in which the Chairman and Chief Executive Officer utilizes the Company aircraft for security and convenience.

Post Termination Benefits.   All of the Executive Officers hired by the Company prior to January 1, 2006 participate in the Company’s qualified and non-qualified pension plans for salaried employees. Executive Officers or other salaried employees hired after January 1, 2006 are not eligible to participate in such pension plans. The various benefit accrual formulas under the Company’s qualified pension plan were changed to one common formula for all participants in such plan for service earned after January 1, 2007, the result of which is a reduction in the level of future qualified pension benefits that may be accrued by all participants in such plans, including Executive Officers. These changes were made to address the ongoing cost of the pension plans to the Company. Four Executive Officers who were officers of Jefferson Smurfit Corporation prior to the 1998 merger with Stone Container Corporation (the Chairman and Chief Executive Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President—Corporate Development, and the Senior Vice President and Corporate Controller) are also participants in the Jefferson Smurfit Corporation Supplemental Income Plan II, which is a non-qualified, unfunded supplemental pension plan that provides participants with substantial pension benefits in addition to their qualified pension benefit. The benefit accrual formula under this plan was reduced for service earned after January 1, 2007 commensurate with the change in the formula under the qualified pension plan applicable to salaried employees generally. It is not contemplated that any other Executive Officers will be named as participants in this plan, nor is it contemplated that any other Executive Officers would be provided with supplemental retirement benefits. The Company entered into an Executive Retirement Agreement with the President and Chief Operating Officer at the time of his employment in 2006 that provides substantial non-qualified pension benefits equivalent to what he had in place with his prior employer, offset by the benefits actually received from his prior employer. See “Pension Plans.”

Employment and Severance Agreements.   The Board has approved Employment Agreements for the Chairman and Chief Executive Officer, the President and Chief Operating Officer, and the Senior Vice President and Chief Financial Officer. See “Employment Agreements and Post-Termination Payments”. The Committee and the Board believe that retention of these three Executive Officers is critical to the success of the Company, and that these Employment Agreements are beneficial to the Company by providing strong incentives on the part of these Executive Officers to remain employed with the Company. The Committee further believes that the terms of the Employment Agreements are customary for the three top executives at a company of the size and complexity of the Company. The Board or the Committee has also approved Employment Security Agreements for each of the other Senior Vice

Presidents of the Company which, among other things, provide for payments under certain circumstances following a “change of control” of the Company. See “Employment Agreements and Post-Termination Payments.” The Committee believes that these agreements are beneficial to the Company by providing for the continuity of service by these Executive Officers in the critical period surrounding a change of control transaction.

2006 Compensation

The various elements of compensation for the Named Executive Officers for 2006 are set forth in detail in the Summary Compensation Table and footnotes under “Executive Compensation”. The following discussion describes the factors considered by the Committee in approving such elements of compensation for all Executive Officers, including the Named Executive Officers, as well as actions taken by the Committee with regard to compensation of Executive Officers since the end of 2006 and prior to the date of this Proxy Statement. The Committee takes into consideration the amount of all benefits and perquisites and other compensation, including benefits payable under qualified and non-qualified pension plans, in making decisions regarding the various elements of total compensation for Executive Officers.

The Company’s financial performance deteriorated during 2005, and as a result, the Board of Directors undertook a thorough strategic review of the Company’s operations and approved a major program of strategic initiatives that was announced in November 2005. As a result of the Company’s performance, many of the performance objectives under the MIP for 2005 were not satisfied, and the Committee exercised discretion afforded to it under the MIP to reduce all annual incentive awards for 2005 (payable in 2006) by 25%.

For the Committee’s consideration in the establishment of compensation packages for 2006, Hewitt’s research and analysis indicated that while the levels of base salary, target annual incentives and target total compensation for the Chairman and Chief Executive Officer were near or slightly above the median for the Peer Group, because the actual annual incentive paid in 2005 (for the 2004 plan year) and the value of the long-term incentive awarded to the Chairman and Chief Executive Officer in 2005 were below the median, his total compensation was well below the median of the Peer Group for 2005. The Committee elected not to increase the base salary of the Chairman and Chief Executive Officer during 2006 because it was slightly above the Peer Group median, but instead, increased the level of his long-term incentives along with those of other Executive Officers, with both an annual grant and the special grant of Outperformance Options. The Committee also more directly tied the 2006 performance objectives to improved financial performance. For other Executive Officers, annual incentives paid in 2005 (for the 2004 plan year) and the value of long-term incentives awarded in 2005 also resulted in average total compensation that was significantly below the median for the Peer Group. The Committee concluded that such discrepancies in annual incentives were properly reflective of the Company’s performance, but increased the target award levels of certain Executive Officers to be more reflective of the market. The Committee also increased certain individual base salaries in 2006 to attempt to gradually bring such salaries closer to the median for the Peer Group, granted the other Executive Officers increased levels of long-term incentives, and more directly tied their 2006 performance objectives to improved financial performance.

In 2006, the Company’s financial performance significantly improved, and all of the corporate objectives under the MIP were attained, along with certain of the individual performance objectives. As a result, awards under the MIP for 2006 were significantly larger than those for the prior year, which the Committee believes will rectify a portion of the negative disparity in total compensation for Executive Officers when compared to the Peer Group. The Company also successfully completed the divestiture of its Consumer Packaging division in 2006, which the Board believed was essential to improving the Company’s financial strength and flexibility as it embarked on the strategic initiative program. The Committee approved a special cash bonus for certain Executive Officers (but not the Chairman and Chief

Executive Officer) and members of management who were most directly involved in the success of the transaction, generally ranging from 5% to 20% of base salary.

For the Committee’s consideration in the establishment of compensation packages for 2007, Hewitt’s research and analysis indicated that the level of base salary and target initiatives for the Chairman and Chief Executive Officer remained slightly above the median for the Peer Group, while the annual incentive paid in 2006 (for the 2005 plan year) was significantly below the median for the Peer Group, resulting in total compensation slightly below the median of the Peer Group. The Committee did not adjust the base salary of the Chairman and Chief Executive Officer in 2007, but approved a 2006 MIP award to him of $1,200,000, which included a discretionary amount of approximately $500,000. The LTIP award for the Chairman and Chief Executive Officer was approximately 17% higher than the award made in 2006 (excluding the award of Outperformance Options). Results of the analysis of the other Executive Officers for 2006 were similar to the prior year, with total compensation substantially below the median for the Peer Group as a result of the large negative disparity in annual incentives paid in 2006 (for the 2005 plan year). Executive Officers hired during 2006 and 2007, including the President and Chief Operating Officer, were excluded from the calculations due to Hewitt’s conclusion that one-time payments in connection with their hiring would improperly skew the results.  The Committee made adjustments in the base salaries of certain Executive Officers in 2007 and made 2007 LTIP awards consistent with the methodology discussed above.

Hiring of President and Chief Operating Officer

In May 2006, the Company hired Mr. Klinger as its President and Chief Operating Officer, and entered into an Employment Agreement with him as discussed under “Employment Agreements and Post-Termination Payments.” The terms of his compensation were approved by the Board at a special meeting, having been previously negotiated by the Chairman and Chief Executive Officer and the Senior Vice President of Human Resources, after consultation with members of the Committee and the Lead Independent Director. Mr. Klinger received an initial base salary of $750,000 per year, and was assigned a target level under the MIP of 100%. His 2006 annual incentive was guaranteed at the 100% level, prorated for the partial year worked. Mr. Klinger received a one-time cash payment of $750,000 plus an award of 75,000 shares of restricted stock, intended to both provide an incentive for Mr. Klinger to join the Company and compensate him for amounts forfeited under compensation programs of his prior employer. Mr. Klinger was also granted long-term incentives of 150,000 stock options and 52,500 restricted stock units as his annual award for 2006, and 300,000 Outperformance Options. The Company also entered into an Executive Retirement Agreement with Mr. Klinger in 2006 that provides him with a nonqualified retirement benefit. Because he was hired after January 1, 2006, Mr. Klinger is not eligible to participate in the Company’s pension plans. The benefits provided in this agreement were intended to replicate the retirement benefit that he had in place with his prior employer, and the benefits paid under this agreement will be offset by the benefits received from his prior employer. See “Pension Plans.” The Committee and the Board believe that the initial compensation package provided to Mr. Klinger, while above the market median, was necessary and appropriate to secure his employment with the Company, which was critical to the success of the strategic initiative program. The level of Mr. Klinger’s total compensation will be evaluated in future years on the same basis as the Chairman and Chief Executive Officer. The Committee did not adjust Mr. Klinger’s base salary in 2007, but approved a 2006 MIP award to him of $600,000, which included a discretionary amount of approximately $140,000. The LTIP award granted to Mr. Klinger in 2007 was 75% of the level of the Chairman and Chief Executive Officer.

Policies Related to Compensation

In addition to the actions taken by the Committee in accordance with the philosophy and objectives described above, the Company has in place some specific policies relating to compensation matters that have been adopted as warranted in order to institute and document controls over certain aspects of the compensation process. Policies that impact the compensation of Executive Officers are adopted and amended by the Board of Directors or the Committee, and policies applicable to all salaried employees generally are adopted and amended by management, at the direction of either the Chairman and Chief Executive Officer or the Senior Vice President of Human Resources. Policies that impact the Company’s retirement and savings plans are approved by the Administrative Committee of such plans, which is comprised of members of management.

Compensation-related policies approved by the Board of Directors or the Committee include:

•       Executive Stock Ownership Guidelines.   Each Executive Officer is required to own common stock of the Company with a value equal to a multiple of his or her base salary at the time of appointment or promotion into such a position. The multiple for the Chairman and Chief Executive Officer is three times base salary; the multiple for the other Executive Officers who are members of the executive committee (which currently includes the President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, and the Senior Vice President of Corporate Development) is two times base salary; and the multiple for all other Executive Officers is one time base salary. Compliance is required by the later of December 31, 2007 or within three years of the date of promotion or appointment.

•       Limitation on Severance Payments.   Unless approved or ratified by the holders of a majority of the outstanding common stock of the Company, the Committee will not approve any agreements with any Executive Officer that provide for the payment upon retirement or other termination of employment of benefits (other than those payable in the ordinary course pursuant to retirement plans) in excess of 2.99 times the aggregate amount of the Executive Officer’s then-current salary, bonus and perquisites.

•       Equity Award Practices.   In December 2006, the Committee adopted a set of practices that prescribe that a grant of stock options may only be approved at meetings of the Board of Directors or the Committee, and not by written consent in lieu of a meeting; that the grant date for options granted by the Senior Vice President of Human Resources pursuant to authority delegated to him by the Committee relating to non-Executive Officers shall be the fifth business day of the calendar month immediately following the first day worked, for any newly-hired employee, or the effective date of any promotion or other change in employment circumstance for any current employee; and that no discretionary awards of stock options can be made to any Executive Officer. The Company does not grant stock options based on the timing of the announcement of material non-public information and prohibits the backdating or repricing of stock options.

•       Personal Use of Company Aircraft.   The Committee has adopted a policy to allow the Chairman and Chief Executive Officer to use the Company aircraft for personal use for up to $50,000 per year, based on the allocated operating cost per hour calculated in accordance with the formula prescribed by the Internal Revenue Service, and to provide a tax gross-up on the amount of income attributed to the Chairman and Chief Executive Officer for such use.

Tax and Accounting Implications

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1 million to certain persons. The Company believes that payments under the MIP are fully tax-deductible. The Committee considers accounting treatment in the process of making decisions regarding executive compensation, but makes executive compensation decisions based on the philosophy and objectives set forth above, and not primarily on the basis of tax or accounting treatment.

Conclusion

The Committee believes that the total compensation of each of the Executive Officers, including the Named Executive Officers discussed in the tabular presentations in this Proxy Statement, is reasonable and not excessive. The Committee believes that the combination of annual and long-term incentives, the emphasis on stock-based compensation, and the weighting towards performance-based compensation provide very strong financial incentives for the Executive Officers to deliver superior financial results for the Company, and in particular to obtain or exceed the targeted amount of benefits from the Company’s strategic initiative program and the targeted amount of EBITDA, each of which is critical to the Company’s financial turnaround. By adhering to a policy of paying base salaries at the median level of the Peer Group, and making annual incentives strictly performance-based and tied predominantly to overall financial performance, the Committee has ensured that no Executive Officer will earn above-market compensation for inferior performance At the same time, by providing Executive Officers with significant levels of long-term incentives in the form of stock-based compensation, the Committee has provided an opportunity for Executive Officers to attain significant financial rewards in the event that the equity value of the Company appreciates.

Compensation Committee Report

The Company’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Submitted by the Compensation Committee of the Board of Directors.

Compensation Committee
William D. Smithburg, Chairman
Connie K. Duckworth
Alan E. Goldberg
William T. Lynch, Jr.
Jerry K. Pearlman

Compensation Committee Interlocks And Insider Participation

No member of the Compensation Committee currently is or was during the year ended December 31, 2006, an officer, former officer or employee of the Company or any of its subsidiaries. During the year ended December 31, 2006, no Executive Officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, (ii) the board of directors of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Board.

Executive Compensation

2006 Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by each of the Company’s principal executive officer, principal financial officer, the three other most highly compensated executive officers who were serving as executive officers as of December 31, 2006, and John M. Riconosciuto, who served as the Company’s Chief Operating Officer until his resignation on May 10, 2006 (collectively, the “Named Executive Officers”), for the fiscal year ended December 31, 2006.

The three primary elements of compensation (base salary, annual incentives and long-term incentives), as well as other benefits and perquisites, are discussed in detail under “Compensation Discussion and Analysis.” Pension benefits payable to the Named Executive Officers are discussed in detail under “Pension Plans,” and detailed information regarding compensation of the Named Executive Officers pursuant to their employment agreements or severance agreements is set forth under “Employment Agreements and Post-Termination Payments.”

The Compensation Committee established MIP target awards for fiscal 2006 at 100% for Messrs. Moore and Riconosciuto, and 60% for Messrs Hinrichs, Jackson and Pagano. Mr. Klinger joined the Company in May 2006 and his MIP target award was set at 100%, prorated for the portion of the year he was employed by the Company. Actual MIP awards payable for fiscal 2006, approved on February 26, 2007, varied depending on the extent to which actual performance met, exceeded, or fell short of the performance objectives established for each Named Executive Officer and, for Messrs. Moore, Klinger and Hinrichs, depending on the extent to which they were granted additional amounts at the discretion of the Compensation Committee of the Board. MIP awards earned by the Named Executive Officers for the year ended December 31, 2006 were $1,200,000 for Mr. Moore; $600,000 for Mr. Klinger; $217,854 for Mr. Hinrichs; $256,900 for Mr. Jackson; and $238,474 for Mr. Pagano. These awards are divided among various columns of the Summary Compensation Table as described in the footnotes.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Name & Principal Position	Year	($)	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)
Patrick J. Moore	2006	1,035,000	0	1,531,062	2,769,728	600,007	1,470,016	72,944	7,478,757
Chairman and Chief Executive Officer
Charles A. Hinrichs	2006	409,500	110,000	244,839	441,220	108,937	305,650	27,485	1,647,631
Senior Vice President and Chief Financial Officer
Steven J. Klinger	2006	477,404	750,000	671,158	510,725	300,009	1,289	17,423	2,728,008
President and Chief Operating Officer
Mack C. Jackson	2006	400,000	0	287,859	378,931	128,456	171,806	12,385	1,379,437
Senior Vice President and General Manager—Containerboard Mill Division
Thomas A. Pagano	2006	329,840	70,000	253,722	307,614	119,247	587,889	24,915	1,693,227
Senior Vice President—Corporate Development
John M Riconosciuto(g)	2006	324,996	0	424,446	802,440	0	187,902	351,001	2,090,785
Chief Operating Officer (Resigned)

(a)              Amounts shown under “BONUS” for Messrs. Hinrichs and Pagano represent one-time cash bonuses paid in connection with the sale of the Consumer Packaging Division, and for Mr. Klinger, the amount shown in this column represents a cash signing bonus paid at the time he joined the Company.

(b)              Amounts shown under “STOCK AWARDS” include the value, computed in accordance with SFAS 123(R), of (1) RSUs awarded to the Named Executive Officers under the LTIP in 2006 ($253,750 for Mr. Moore; $39,270 for Mr. Hinrichs; $371,166 for Mr. Klinger; $39,270 for Mr. Jackson; $39,270 for Mr. Pagano; and $152,250 for Mr. Riconosciuto); (2) prior year RSU awards under the LTIP and Company-matching RSUs under prior year MIP awards ($677,319 for Mr. Moore; $96,652 for Mr. Hinrichs; $0 for Mr. Klinger; $120,145 for Mr. Jackson; $95,225 for Mr. Pagano; and $272,196 for Mr. Riconosciuto); and (3) RSUs, awarded based upon the average closing price of the Common Stock for the last five trading days of January 2007, equivalent to the 50% of the Named Executive Officers’ earned MIP award for 2006 which is required to be deferred and paid in the form of RSUs ($599,993 for Mr. Moore; $109,917 for Mr. Hinrichs; $299,991 for Mr. Klinger; $128,444 for Mr. Jackson; $119,227 for Mr. Pagano; and $0 for Mr. Riconosciuto). In addition to the amounts shown in this column, RSUs were awarded as Company-matching awards in an amount equivalent to 20% of the deferred portion of the Named Executive Officers’ award under the MIP, based on the average closing price of the Common Stock for the last five trading days of January 2007 ($120,000 for Mr. Moore; $21,785 for Mr. Hinrichs; $60,000 for Mr. Klinger; $25,690 for Mr. Jackson; $23,847 for Mr. Pagano and $0 for Mr. Riconosciuto); however, because the Company-matching RSUs vest on the third anniversary of the award date, there is no financial statement impact for these awards during 2006 and, for that reason, they are not included in the Summary Compensation Table, and will be reflected in the Summary Compensation Table for the year in which they vest. See Note 4 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions used in the valuation of RSUs.

(c)               Amounts shown under “OPTION AWARDS” include the value, computed in accordance with SFAS 123(R), of (1) options granted in 2006 under the LTIP ($296,111 for Mr. Moore; $179,667 for Mr. Klinger; $177,667 for Mr. Riconosciuto; and $48,118 for Messrs. Hinrichs, Jackson and Pagano, (2) Outperformance Options granted in 2006 ($641,667 for Mr. Moore; $96,250 for Mr. Hinrichs; $331,059 for Mr. Klinger; $320,833 for Mr. Riconosciuto; $160,417 for Mr. Jackson; and $64,167 for Mr. Pagano, and (3) prior year grants of stock options to the Named Executive Officers ($1,831,950 for Mr. Moore; $296,852 for Mr. Hinrichs; $0 for Mr. Klinger; $170,396 for Mr. Jackson; $195,329 for Mr. Pagano and $303,940 for Mr. Riconosciuto). See Note 4 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions used in the valuation of stock options.

(d)              Amounts shown under “NON-EQUITY INCENTIVE PLAN COMPENSATION” includes the cash portion of each Named Executive Officer’s award under the MIP. The Named Executive Officers are required to defer 50% of their MIP award into RSUs, and the Company matches 20% of the amount deferred in the form of RSUs, which vest after three years. The deferred amount is included in the amounts shown in the column titled “STOCK AWARDS”, and the amount of the Company match is shown in footnote (b) above.

(e)              Amounts shown under “CHANGE IN PENSION VALUE & NON-QUALIFIED DEFERRED COMPENSATION EARNINGS” include the change in pension value from January 1, 2006 to January 1, 2007 under the Company’s tax-qualified pension plan for its salaried employees, and the particular non-qualified supplemental pension plan in which each of the respective Named Executive Officers participates. In addition, the Company has a non-qualified deferred compensation plan in which Mr. Moore is the only active participant. For Mr. Moore, $28,618 of income accrued during 2006 under the nonqualified deferred compensation plan is also included in this column. Calculations for the change in pension value are based on the assumptions used for financial statement purposes as of the last day of the fiscal year except that retirement is assumed to be normal retirement age as defined in the plans (age 62 for Messrs. Moore, Hinrichs and Pagano, age 65 for Mr. Jackson, and age 62 2/12 for Mr. Klinger). See “Pension Plans” for a more detailed discussion of retirement benefits earned by the Named Executive Officers.

(f)                Amounts shown under “ALL OTHER COMPENSATION” include all other compensation paid to the Named Executive Officers, whether or not the particular element of compensation constitutes a perquisite that is not generally available to all salaried employees on a non-discriminatory basis, and consist of (1) club dues and tax gross-ups relating thereto ($21,238 for Mr. Moore; $19,984 for Mr. Hinrichs; $6,314 for Mr. Klinger; $26,001 for Mr. Riconosciuto; $4,885 for Mr. Jackson; and $17,415 for Mr. Pagano); (2) a $7,500 contribution to the Company’s Savings Plan for each of the Named Executive Officers except Mr. Klinger ($1,260) and Mr. Riconosciuto ($0); (3) Company-paid split-dollar term life insurance premiums for Mr. Moore ($11,232); (4) financial planning services fees for Mr. Moore ($9,750) and Mr. Klinger ($4,846) and legal fees for Mr. Klinger ($5,003); (5) $11,914 for personal use of the Company airplane by Mr. Moore, determined by multiplying Mr. Moore’s personal usage (in hours) of the plane during 2006 by the variable cost per hour of plane usage, plus a tax gross up; and (6) a gain of $11,309 on the exercise of stock options by Mr. Moore in 2006.

(g)              Mr. Riconosciuto resigned as Chief Operating Officer on May 10, 2006, and as a consequence he forfeited (1) 31,167 RSUs awarded in 2006, representing $112,980 of the amount shown under “Stock Awards”; (2) 337,500 of the options awarded in 2006, representing $450,382 of the amount shown under “Option Awards”; and (3) the right to receive an MIP award for 2006. He was paid a lump sum payment of $325,000 in connection with his termination of employment, which is shown under “ALL OTHER COMPENSATION”.

             2006 Grants of Plan-Based Awards Table

The following table sets forth additional information about plan-based awards granted in the fiscal year ended December 31, 2006, or in the case of MIP awards, attributable to 2006.

								All Other	All Other		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Stock Awards:	Option Awards:	Exercise or	Fair Value
		Under Non-Equity			Under Equity			No. of Shares	No. of Securities	Base Price of	of Stock and
		Incentive Plan Awards(a)			Incentive Plan Awards(b)			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(c)	(#)(d)	($/share)	($)(e)
Mr. Moore	02/28/07	258,750	600,007	1,035,000	28,670	66,482	114,681				600,007
	03/02/06							70,000			253,750
	03/02/06								200,000	13.05	296,111
	03/02/06								500,000	13.05	641,667
Mr. Hinrichs	02/28/07	61,425	108,937	245,700	6,806	12,069	27,224				108,937
	03/02/06							10,833			39,270
	03/02/06								32,500	13.05	48,118
	03/02/06								75,000	13.05	96,250
Mr. Klinger(f)	02/28/07	191,250	300,009	765,000	21,191	33,241	84,765				300,009
	05/11/06							52,500			152,833
	05/11/06							75,000			218,333
	05/11/06								150,000	13.10	179,667
	05/11/06								300,000	13.10	331,059
Mr. Jackson	02/28/07	60,750	128,456	243,000	6,731	14,233	26,925				128,456
	03/02/06							10,833			39,270
	03/02/06								32,500	13.05	48,118
	03/02/06								125,000	13.05	160,417
Mr. Pagano	02/28/07	49,476	119,247	197,904	5,482	13,212	21,928				119,247
	03/02/06							10,833			39,270
	03/02/06								32,500	13.05	48,118
	03/02/06								50,000	13.05	64,167
Mr. Riconosciuto(g)	03/02/06							42,000			152,250
	03/02/06								120,000	13.05	177,667
	03/02/06								250,000	13.05	320,833

(a)           Amounts shown in this column under “TARGET” with a grant date of “02/28/07” reflect the cash portion of the Named Executive Officers’ award under the MIP for 2006. Fifty percent of the award under the MIP is paid in cash, and the Named Executive Officers are required to defer 50% of their annual MIP incentive award into RSUs, with respect to which the Company matches 20% of the amount deferred in the form of RSUs, which vest after three years. Amounts shown in this column under “THRESHOLD” and “MAXIMUM” reflect one-half and two times, respectively, the cash portion of the target MIP award for each of the Named Executive Officers for 2006 (100% of salary for Messrs. Moore, Klinger and Riconosciuto and 60% of salary for Messrs. Hinrichs, Jackson and Pagano).

(b)          Amounts shown in this column under “TARGET” reflect the RSU portion of the Named Executive Officers’ award under the MIP for 2006, and includes the 20% company-matching RSUs. The numbers of RSUs shown are based on the average closing price of the Common Stock for the last five trading days of January 2007 ($10.83 per share). Amounts shown in this column under “THRESHOLD” and “MAXIMUM” reflect one-half and two times, respectively, the RSU portion of the target MIP award for each of the Named Executive Officers for 2006, plus the 20% Company match.

(c)           Amounts shown in this column represent the number of RSUs awarded to each of the Named Executive Officers in 2006 under the LTIP.

(d)          Amounts shown in this column represent the number of stock options and Outperformance Options awarded to each of the Named Executive Officers in 2006 under the LTIP.

(e)           Amounts shown in this column for the equity based awards represent the grant date fair value of stock and option awards, valued in accordance with SFAS 123(R).

(f)             The grant date with respect to Mr. Klinger’s awards under the LTIP in 2006 was May 11, 2006, the date he joined the Company.

(g)           As a result of his resignation on May 10, 2006, Mr. Riconosciuto forfeited 31,167 of the RSUs awarded March 2, 2006, as well as 87,500 of the stock options and all of the 250,000 Outperformance Options awarded on that date.

Outstanding Equity Awards at 2006 Fiscal Year-End Table

The following table discloses information regarding outstanding awards under the LTIP and the 1998 Long-Term Incentive Plan as of December 31, 2006.

	Option Awards(a)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(b)	Market Value of Shares or Units That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Moore						176,441	1,863,217	0	0
	57,000	0	0	13.00	10/24/08
	200,000	0	0	13.13	05/01/09
	325,000	0	0	12.81	12/29/08
	0	200,000	0	14.25	03/14/10
	50,000	0	0	14.42	06/15/11
	200,000	0	0	15.38	02/12/12
	225,000	75,000	0	13.53	02/20/13
	0	180,000	0	18.78	07/22/14
	0	200,000	0	16.37	02/23/15
	0	0	500,000	13.05	03/02/13
	0	200,000	0	13.05	03/02/16
	1,057,000	855,000	500,000
Mr. Hinrichs						27,955	295,205	0	0
	50,000	0	0	14.31	04/24/07
	20,000	0	0	13.13	05/01/09
	50,000	0	0	12.81	12/29/08
	2,500	7,500	0	14.25	03/14/10
	15,000	0	0	14.42	06/15/11
	50,000	0	0	14.98	01/18/12
	20,000	0	0	17.03	05/10/12
	37,500	12,500	0	13.53	02/20/13
	0	30,000	0	18.78	07/22/14
	0	32,500	0	16.37	02/23/15
	0	0	75,000	13.05	03/02/13
	0	32,500	0	13.05	03/02/16
	245,000	115,000	75,000
Mr. Klinger						127,500	1,346,400	0	0
	0	0	300,000	13.10	03/02/13
	0	150,000	0	13.10	05/11/16
	0	150,000	300,000
Mr. Jackson						32,406	342,207	0	0
	10,000	0	0	12.81	12/29/08
	5,000	0	0	14.42	06/15/11
	3,900	0	0	17.03	05/10/12
	10,000	0	0	13.12	10/24/12
	7,500	2,500	0	14.38	05/08/13
	0	5,850	0	18.78	07/22/14
	0	20,000	0	15.50	02/09/15
	0	32,500	0	16.37	02/23/15
	0	0	125,000	13.05	03/02/13
	0	32,500	0	13.05	03/02/16
	36,400	93,350	125,000

	Option Awards(a)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(b)	Market Value of Shares or Units That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Pagano						27,697	292,480	0	0
	10,000	0	0	13.38	05/09/08
	25,000	0	0	13.13	05/01/09
	30,000	0	0	12.81	12/29/08
	10,000	0	0	14.42	06/15/11
	8,000	0	0	17.03	05/10/12
	6,000	2,000	0	14.38	05/08/13
	0	30,000	0	18.78	07/22/14
	0	32,500	0	16.37	02/23/15
	0	0	50,000	13.05	03/02/13
	0	32,500	0	13.05	03/02/16
	89,000	97,000	50,000
Mr. Riconosciuto	0	0	0			28,666	302,713	0	0
	0	0	0

(a)                 The stock options granted prior to November 1998 are fully vested and exercisable. Stock options granted after November 1998 and prior to April 2001 vest and become exercisable eight years after the date of grant, subject to acceleration based upon the attainment of pre-established stock price targets. Stock options granted between April 2001 and June 2004 vest and become exercisable at the rate of 25% each year for four years, and stock options granted subsequent to June 2004 vest and become exercisable on the third anniversary of the award date.

(b)                This column includes RSUs awarded under the LTIP and Company-matching RSUs awarded under the MIP.

(c)                 Amounts shown under this column represent the value of the Common Stock as of December 31, 2006 ($10.56 per share) multiplied by the number of RSUs held by each of the Named Executive Officers.

2006 Option Exercises and Stock Vested Table

The following table summarizes information regarding the exercise of options and the vesting of stock awards during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Moore	23,000	11,309	18,790	246,525
Mr. Hinrichs	0	0	3,416	44,818
Mr. Klinger	0	0	0	0
Mr. Jackson	0	0	1,793	23,524
Mr. Pagano	0	0	2,288	30,019
Mr. Riconosciuto	0	0	4,593	53,867

Existing Equity Compensation Plan Information

The table below shows information with respect to all of our equity compensation plans as of February 28, 2007. As of February 28, 2007, there were 25,487,916 shares of Common Stock reserved for issuance under all of the stock-based incentive plans of the Company.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($ per share)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column at Left)(#)
Equity compensation plans approved by security holders	17,612,832	14.00	5,273,223
Equity compensation plans not approved by security holders	0	N/A	0
Total	17,612,832	14.00	5,273,223

(a)           Does not include 2,601,861 shares to be issued upon conversion of RSUs that have been awarded under the LTIP, but which have not yet vested.

Pension Plans

2006 Pension Benefits Table

The Company provides retirement benefits to each of the Named Executive Officers (other than Mr. Klinger) under a tax-qualified defined benefit pension plan (the Smurfit-Stone Container Corporation Pension Plan for Salaried Employees (the “Pension Plan”, or the “JSC Pension Plan”, “Stone Pension Plan” or “Universal Pension Plan”, as defined below)) and one of three non-qualified defined benefit pension plans (the Jefferson Smurfit Corporation Supplemental Income Pension Plan II (“SIPP II”), the Jefferson Smurfit Corporation Supplemental Income Pension Plan III/Stone Top-Hat Plan/St. Laurent Paperboard Executive Supplemental Retirement Plan (“SIPP III”), or the plan established pursuant to the Executive Retirement Agreement with Mr. Klinger (the “Klinger Retirement Agreement”)). Benefits provided under the Pension Plan are based on one of two sets of plan provisions for service prior to January 1, 2007. Benefits for employees of the former Jefferson Smurfit Corporation are determined under the Jefferson Smurfit Corporation Pension Plan (the “JSC Pension Plan”) and benefits for employees of the former Stone Container Corporation are determined under the Stone Container Corporation Pension Plan (the “Stone Pension Plan”). For service after December 31, 2006, benefits are based on the provisions of the Universal Pension Plan. The following table discloses information regarding the present value of the current accrued pension benefits of the Named Executive Officers computed as of December 31, 2006. There were no payments made pursuant to these plans during the last fiscal year.

Name	Plan Name(a)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(b)(c)
Mr. Moore	Tax-Qualified Pension Plan	20	370,510
	SIPP II	20	6,517,572
	Total		6,888,082
Mr. Hinrichs	Tax-Qualified Pension Plan	12	227,189
	SIPP II	12	952,114
	Total		1,179,303
Mr. Klinger	Executive Retirement Agreement	N/A	1,289
	Total		1,289
Mr. Jackson	Tax-Qualified Pension Plan	28	400,895
	SIPP III	28	367,959
	Total		768,854
Mr. Pagano	Tax-Qualified Pension Plan	35	1,009,323
	SIPP II	35	2,014,379
	Total		3,023,702
Mr. Riconosciuto	Tax-Qualified Pension Plan	20	336,275
	SIPP III	20	768,787
	Total		1,105,062

(a)           Tax-Qualified Pension Plan means the Smurfit-Stone Container Corporation Pension Plan for Salaried Employees. All of the other plans are non-qualified plans, and are described below.

(b)          The assumptions used in computing the actuarial present value of accumulated benefits of the Named Executive Officers presented in the Pension Benefits Table are the same as those used in Note 15 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. A discount rate of 5.84% was used for the December 31, 2006 calculation. The mortality table used to estimate the life expectancy of the Named Executive Officers was the RP2000 Combined Mortality projected to 2006 on Scale AA with no collar adjustments. For lump-sum payments, an interest rate of 5.10% was used for the first five years, 5.50% for the next 15 years, and 5.80% after 20 years, and the mortality table used was the RP2000 annuitant mortality projected seven years beyond the valuation date on Scale AA with no collar adjustments, and blended 50% male and 50% female. The form of payment assumed a life annuity for Mr. Jackson and Mr. Riconosciuto, a five-year payout for Mr. Klinger and lump-sum payouts for Messrs. Moore, Hinrichs and Pagano. The assumed normal retirement age used in these computations is the earliest age at which unreduced benefits are available to a plan participant, which varies by plan as described below. The assumed normal retirement age is age 62 for Messrs. Moore, Hinrichs and Pagano (who participate in the JSC Pension Plan and SIPP II) and age 65 for Mr. Jackson and Mr. Riconosciuto (who participate in the Stone Pension Plan and SIPP III). Mr. Klinger’s normal retirement age is assumed to be 61 2/12 under the Klinger Retirement Agreement. Mr. Pagano is the only Named Executive Officer currently eligible for early retirement under any of the Company’s pension plans. No pre-retirement decrements were taken into account.

(c)           The present value of the additional pension benefits that would be due each of the Named Executive Officers under the Company’s defined benefit pension plans in the event of termination as of

December 31, 2006 as a result of a change of control is $1,102,000 for Mr. Moore, $234,000 for Mr. Hinrichs, $268,000 for Mr. Klinger, $32,000 for Mr. Jackson, and $498,000 for Mr. Pagano.

Tax-Qualified Pension Plan

Salaried employees hired before January 1, 2006 are eligible to participate in this plan. The plan provisions that apply for benefit accruals before January 1, 2007 are based on the company with which the employee originally became employed. For accruals after December 31, 2006, the Universal Pension Plan provisions apply. The normal form of payment is a single life annuity with survivor options provided on an actuarial equivalent basis.

Jefferson Smurfit Corporation Pension Plan

Participants earn service for the period of employment prior to January 1, 2007. The benefit formula is 1.5% of final average earnings minus 1.2% of the primary insurance amount all multiplied by years of service. Earnings include total compensation except for payments under annual incentive plans, and any long-term incentive program or employment contract, up to the applicable tax-qualified plan compensation limit ($225,000 in 2007). Final average earnings are the average of the highest five consecutive years of earnings out of the last 10 years prior to termination. Participants vest in their benefits after completing five years of service with the Company. The normal retirement age is age 65, but participants who complete 25 years of service or are age 55 with five years of service may elect to retire early. Benefits are reduced by 5% per year from age 65 if the participant has less than 10 years of service at termination and from age 62 if the participant has at least 10 years of service.

Stone Container Corporation Pension Plan

Participants earn service for the period of employment prior to January 1, 2007. The benefit formula is 1.66667% of final average earnings multiplied by years of service up to 30 years minus the social security allowance. Earnings prior to 2007 include total compensation, and earnings after 2006 exclude compensation under the MIP, up to the applicable tax-qualified plan compensation limit ($225,000 in 2007). Final average earnings are the average of the highest 60 consecutive months of earnings out of the last 180 months prior to termination, but not less than the final average earnings as of December 31, 2006. The social security allowance determined at social security normal retirement age is 0.75% of service (up to 30 years) multiplied by the lesser of covered compensation and social security final average compensation (three-year average of lesser of earnings or social security wage bases preceding termination). Participants vest in their benefits after completing five years of service with the Company. The normal retirement age is age 65, but participants who are age 55 with 10 years of service may elect to retire early. Benefits are reduced by 6% per year from age 65 on the portion of the benefit formula before reduction for the social security allowance. The social security allowance is reduced 6.667% for the first five years, 5.333% for the next three years, 4% for the next two years and 2.667% for the next two years for years between commencement and social security normal retirement age.

Universal Pension Plan

Participants earn service for the period of employment with the Company for the period after December 31, 2006. The benefit formula is 0.9% of final average earnings plus 0.4% of final average earnings in excess of covered compensation, all multiplied by years of service up to 30 years (or 30 years less service earned prior to January 1, 2007 under the predecessor plan). Earnings include total compensation except for payments under the MIP, certain other annual incentive plans and any long-term incentive program or employment agreement, up to the applicable tax-qualified plan compensation limit ($225,000 in 2007). Final average earnings are the average of the highest five consecutive years of earnings out of the last 10 years prior to termination. Participants vest in their benefits after completing five years of service with the Company. The normal retirement age is age 65, but participants who are age 55 with 10 years of service may elect to retire early. Benefits are reduced by 6% per year from age 65.

SIPP II

SIPP II was designed to provide a benefit to certain participants selected by the Jefferson Smurfit Corporation Board of Directors. The Company has not admitted new participants into this plan since 1998, and only four currently active officers of the Company are participants, including Messrs. Moore, Hinrichs and Pagano. Participants earn service for the period of employment with the Company. The benefit formula is 2.5% of final average earnings multiplied by service limited to 20 years plus 1.0% of final average earnings multiplied by service in excess of 20 years minus 1.2% of the primary insurance amount multiplied by service and less the benefit earned under the tax-qualified pension plan. The portion of the benefit earned for service after December 31, 2006 (before the tax-qualified offset) is adjusted by a fraction the numerator of which is the portion of the Universal tax-qualified benefit that is earned for service after December 31, 2006 and the denominator of which is the tax-qualified benefit that would have been earned for service after December 31, 2006 if the JSC Pension Plan provisions had not been amended. Earnings are base pay plus amounts earned under the MIP. Final average earnings are the average of the highest five consecutive years of earnings out of the last 10 years prior to termination. All of the current participants in this plan are vested in their benefits. The normal retirement age is age 65, but participants who are age 55 with five years of service may elect to retire early. The benefit is reduced by 5% per year from age 65 if the participant has less than 10 years of service at termination and from age 62 if the participant has at least 10 years of service. For the portion of the benefit earned for service after December 31, 2006, the early commencement factors are applied to the respective benefits before the fractional adjustment described above is made. The normal form of payment is a single-life annuity. Participants may elect to receive their benefits in the form of a lump-sum distribution or another optional form, which is actuarially equivalent, by making a written election by December 31, 2007.

SIPP III

SIPP III restores benefits to participants whose compensation exceeds the applicable tax-qualified plan compensation limits ($225,000 in 2007). The provisions of SIPP III are the same as the relevant portion of the Pension Plan described above, except earnings above the applicable tax-qualified plan compensation limit are used. This SIPP III benefit is then offset by the Pension Plan benefit.

Executive Retirement Agreement with Mr. Klinger

The Klinger Retirement Agreement was designed to provide a target benefit to Mr. Klinger. Service is earned while he is employed by the Company. The benefit formula is 50% of final average earnings less the annuity equivalent of the benefit earned under his previous employer’s pension plan and benefits earned under any Company sponsored retirement plans excluding accruals attributable to salary deferrals and matching employer contributions. Earnings include basic salary and annual incentive bonuses, but exclude compensation under long-term incentive plans and any other bonus or incentive compensation. Final average earnings are the average of the highest four consecutive years of earnings out of the last 10 years prior to termination. Mr. Klinger is immediately vested in his benefit. Prior to completing 15 years of service with the Company, the benefit will be prorated by the ratio of service at termination to 15. Mr. Klinger is entitled to a full retirement benefit after completion of 15 years of service. Benefits commence on the first day of the seventh month following termination, if he has completed at least 15 years of service or on the first day of the seventh month following age 62 if he has not completed 15 years of service. The normal form of payment is a single-life annuity. The value of the single-life annuity benefit is converted and paid in five equal annual installments.

2006 Non-Qualified Deferred Compensation Table

The following table discloses contributions, earnings and balances under the Company’s non-qualified deferred compensation plans for each of the Named Executive Officers as of December 31, 2006. This non-qualified deferred compensation plan is no longer offered by the Company, and Mr. Moore is the only Named Executive Officer participating in the plan. He is no longer eligible to make executive contributions to the plan, and the Company makes no registrant contributions to the plan. The only contributions made to this plan were employee contributions of deferred bonus payments from 1991. Earnings in Mr. Moore’s account accrue on the basis of a fixed rate of interest tied to Moody’s Corporate Bond Yield Index plus 2%. The earnings represent an unfunded liability of the Company. Mr. Moore will be entitled to receive the payout under this plan only upon retirement or other termination of employment with the Company.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(a)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(a)
Mr. Moore	0	0	28,618	0	384,154
Mr. Hinrichs	0	0	0	0	0
Mr. Klinger	0	0	0	0	0
Mr. Jackson	0	0	0	0	0
Mr. Pagano	0	0	0	0	0
Mr. Riconosciuto	0	0	0	0	0

(a)           The amount shown in the column titled Aggregate Earnings in Last Fiscal Year for Mr. Moore is included in the Change in Pension Value & Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table, and the amount shown in the column titled Aggregate Balance at Last Fiscal Year End for Mr. Moore was reported in that column of the Summary Compensation Table.

Employment Agreements And Post-Termination Payments

The Company has entered into agreements (the “Employment Agreements”) with Messrs. Moore, Klinger and Hinrichs. The Employment Agreements require the executives to devote substantially all of their business time to the Company’s operations through the term of each executive’s respective Employment Agreement, unless sooner terminated by either party in accordance with the provisions of such Employment Agreement. The Employment Agreements provide that the executives shall be eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by the Company for its senior executive officers, including the MIP and the LTIP.

The Employment Agreements provide that if the Company terminates the executive’s employment “without cause” or the executive terminates his employment with “good reason”, the Company will: (i) pay the executive the full amount of base salary and annual bonus that the Company would have paid under the Employment Agreement had the executive’s employment continued to the end of the employment term; (ii) continue the executive’s coverage under the Company’s medical, dental, life, disability, pension, profit-sharing and other executive benefit plans through the end of the employment term; (iii) provide the executive with certain perquisites until the end of the employment term, provided that these Company-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during a period of 36 months for Mr. Moore, and 24 months for Messrs. Klinger and Hinrichs following each executive’s employment termination (the “Post Termination Period”); (iv) continue to count the period through the end of the employment term for purposes of determining the executive’s age and service with the Company with respect to (A) eligibility, vesting and the amount of benefits under the

Company’s executive benefit plans, and (B) the vesting of any outstanding stock options, restricted stock or other equity-based compensation awards; and (v) provide outplacement services.

The Employment Agreements also provide that if, within 24 months following a “change of control” of the Company, the Company terminates the executive’s employment “without cause” or the executive terminates his employment with “good reason”, the Company will: (i) pay the executive a multiple of three times for Mr. Moore, and two times for Messrs. Klinger and Hinrichs the executive’s base salary, as in effect on the date of his termination; (ii) a multiple of three times for Mr. Moore, and two times for Messrs. Klinger and Hinrichs the highest of (A) the average annual bonus paid for a prescribed period immediately preceding the executive’s employment termination, (B) the target bonus for the fiscal year in which such termination of employment occurs, or (C) the actual bonus attained for the fiscal year in which such termination occurs; (iii) continue the executive’s coverage under the Company’s medical, dental, life, disability, and other executive benefit plans for the Post Termination Period; (iv) pay the value of continued coverage during the Post Termination Period under any pension, profit-sharing or other retirement plan maintained by the Company; (v) continue to provide the executive with certain perquisites, provided that these Company-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during the Post Termination Period; (vi) immediately vest all stock options, restricted stock and other equity-based awards; and (vii) pay for certain outplacement services to the executive. The Company generally must make the payments described above within 10 days of the executive’s employment termination. Furthermore, the Employment Agreements provide that if the payments and benefits described above would be “excess parachute payments” as defined in Code Section 280G, with the effect that the executive is liable for the payment of an excise tax, then the Company will pay the executive an additional amount to “gross up” the executive for such excise tax.

In general, each of the following transactions is considered a change in control under the Employment Agreements: (a) a third party’s acquisition of 20% or more of the Common Stock; (b) an unapproved change in the majority of the Board of Directors; (c) completing certain reorganization, merger or consolidation transactions or a sale of all or substantially all of the Company’s assets; or (d) the complete liquidation or dissolution of the Company.

The Employment Agreements also prohibit the executives from: (i) disclosing the Company’s confidential information, inventions or developments; (ii) diverting any business opportunities or prospects from the Company; and (iii) during their employment and for a period of up to two years following termination of their employment, competing with any business conducted by the Company or any of its affiliates, or soliciting any employees, customers or suppliers of the Company within the United States.

Several other executives (including Messrs. Pagano and Jackson) are parties to Employment Security Agreements (collectively, the “Severance Agreements”) with the Company. Among other things, the Severance Agreements provide for a lump sum payment based on a specified multiple of salary and bonus plus the payment of certain fringe benefits under certain circumstances within two years after a “change of control” (as such term is defined in the Severance Agreements).

The tables set forth below reflect the incremental cost to the Company of providing payments and benefits, which are generally not available on a non-discriminatory basis, in connection with any termination, including involuntary termination without cause, voluntary termination with good reason, death, and disability of each Named Executive Officer (other than Mr. Riconosciuto), or a change of control of the Company. No amounts are payable to any of the Named Executive Officers in the event that their employment is involuntarily terminated for cause, or they voluntarily terminate their employment without good reason. Only Mr. Pagano would receive additional benefits as a result of retirement because he is retirement eligible. The incremental cost to the Company for vesting stock options is reported as zero since the exercise prices of the Named Executive Officers’ outstanding stock options were greater than the Company’s stock price on December 31, 2006. The computation of health and welfare benefits is based on the assumptions applied under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106, Employer’s Accounting for Postretirement Benefits Other Than Pensions. The amounts shown in the tables assume that such terminations occur on December 31, 2006, and thus, only include amounts earned through such time. The actual amounts that would be paid out under each circumstance can only be determined at the time of separation.

Mr. Moore

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)(a)	Death ($)(c)	Disability ($)(c)	Change In Control Only ($)(a)	Change In Control and Termination without Cause or with Good Reason ($)(a)
Cash Compensation
Cash Severance	6,210,000	0	0	0	6,210,000
Long-Term Incentives
Stock Options
Unvested and Accelerated Awards	0	0	0	0	0
Restricted Stock Units
Unvested and Accelerated Awards	1,384,321	1,384,321	1,384,321	1,384,321	1,384,321
Retirement Benefits
Pension Plan	1,102,000	0	0	0	1,102,000
Qualified 401(k) Plan	22,500	0	0	0	22,500
Deferred Compensation Plan	0	0	0	0	0
Benefits
Continuation of Health & Welfare Benefits	80,000	0	0	0	80,000
Life Insurance and Death Benefit Payout	0	1,035,000	0	0	0
Disability Payments	0	0	572,000	0	0
Perquisites and Tax Payments
Perquisites	92,964	0	0	0	92,964
Outplacement	50,000	0	0	0	50,000
Excise Tax & Gross-Up	0	0	0	0	2,759,498
Total	8,941,785	2,419,321	1,956,321	1,384,321	11,701,283

Mr. Hinrichs

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)(a)	Death ($)(c)	Disability ($)(c)	Change In Control Only ($)(a)	Change In Control and Termination without Cause or with Good Reason ($)(a)
Cash Compensation
Cash Severance	1,310,400	0	0	0	1,310,400
Long-Term Incentives
Stock Options
Unvested and Accelerated Awards	0	0	0	0	0
Restricted Stock Units
Unvested and Accelerated Awards	177,809	217,261	217,261	217,261	217,261
Retirement Benefits
Pension Plan	234,000	0	0	0	234,000
Qualified 401(k) Plan	15,000	0	0	0	15,000
Deferred Compensation Plan	0	0	0	0	0
Benefits
Continuation of Health & Welfare Benefits	45,000	0	0	0	45,000
Life Insurance and Death Benefit Payout	0	409,500	0	0	0
Disability Payments	0	0	553,000	0	0
Perquisites and Tax Payments
Perquisites	39,970	0	0	0	39,970
Outplacement	50,000	0	0	0	50,000
Excise Tax & Gross-Up	0	0	0	0	633,463
Total	1,872,179	626,761	770,261	217,261	2,545,094

Mr. Klinger

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)(a)	Death ($)(c)	Disability ($)(c)	Change In Control Only ($)(a)	Change In Control and Termination without Cause or with Good Reason ($)(a)
Cash Compensation
Cash Severance	3,000,000	0	0	0	3,000,000
Long-Term Incentives
Stock Options
Unvested and Accelerated Awards	0	0	0	0	0
Restricted Stock Units
Unvested and Accelerated Awards	897,600	1,346,400	1,346,400	1,346,400	1,346,400
Retirement Benefits
Pension Plan	268,000	0	0	0	268,000
Qualified 401(k) Plan	15,000	0	0	0	15,000
Deferred Compensation Plan	0	0	0	0	0
Benefits
Continuation of Health & Welfare Benefits	34,000	0	0	0	34,000
Life Insurance and Death Benefit Payout	0	0	0	0	0
Disability Payments	0	0	665,000	0	0
Perquisites and Tax Payments
Perquisites	22,318	0	0	0	22,318
Outplacement	50,000	0	0	0	50,000
Excise Tax & Gross-Up	0	0	0	0	0
Total	4,286,918	1,346,400	2,011,400	1,346,400	4,735,718

Mr. Jackson

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Death ($)(c)	Disability ($)(c)	Change In Control Only ($)	Change In Control and Termination without Cause or with Good Reason ($)
Cash Compensation
Cash Severance	1,296,000	0	0	0	1,296,000
Long-Term Incentives
Stock Options
Unvested and Accelerated Awards	0	0	0	0	0
Restricted Stock Units
Unvested and Accelerated Awards	231,000	270,568	270,568	270,568	270,568
Retirement Benefits
Pension Plan	32,000	0	0	0	32,000
Qualified 401(k) Plan	15,000	0	0	0	15,000
Deferred Compensation Plan	0	0	0	0	0
Benefits
Continuation of Health & Welfare Benefits	41,000	0	0	0	41,000
Life Insurance and Death Benefit Payout	0	0	0	0	0
Disability Payments	0	0	588,000	0	0
Perquisites and Tax Payments
Perquisites	9,770	0	0	0	9,770
Outplacement	50,000	0	0	0	50,000
Excise Tax & Gross-Up	0	0	0	0	0
Total	1,674,770	270,568	858,568	270,568	1,714,338

Mr. Pagano

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Retirement ($)(b)	Death ($)(c)	Disability ($)(c)	Change In Control Only ($)	Change In Control and Termination without Cause or with Good Reason ($)
Cash Compensation
Cash Severance	1,055,488	0	0	0	0	1,055,488
Long-Term Incentives
Stock Options
Unvested and Accelerated Awards	0	0	0	0	0	0
Restricted Stock Units
Unvested and Accelerated Awards	160,670	78,028	200,355	200,355	200,355	200,355
Retirement Benefits
Pension Plan	498,000	0	0	0	0	498,000
Qualified 401(k) Plan	15,000	0	0	0	0	15,000
Deferred Compensation Plan	0	0	0	0	0	0
Benefits
Continuation of Health & Welfare Benefits	60,000	0	0	0	0	60,000
Life Insurance and Death Benefit Payout	0	0	329,840	0	0	0
Disability Payments	0	0	0	304,000	0	0
Perquisites and Tax Payments
Perquisites	34,830	0	0	0	0	34,830
Outplacement	50,000	0	0	0		50,000
Excise Tax & Gross-Up	0	0	0	0	0	0
Total	1,873,988	78,028	530,195	504,355	200,355	1,913,673

(a)              The receipt of payments and benefits upon termination under the Employment Agreements (for Messrs. Moore, Klinger and Hinrichs) are conditioned on the Named Executive Officers’ compliance with various restrictive covenants, including, among other things, non-competition with the Company for a two-year period, non-solicitation of employees without prior written consent, and non-solicitation of Company suppliers and customers without prior written consent.

(b)             Upon retirement (1) generally, unvested stock options become exercisable and the Named Executive Officers have the right to exercise such options until the earlier of five years from the date on which the option vests or the option’s expiration date; and (2) unvested RSUs (other than Company-matching RSUs) are settled in shares of Common Stock equal to the number of such RSUs. In order to be retirement-eligible, a named executive officer must fulfill the age and service requirements stipulated in the Company’s retirement plans and other compensation arrangements. The only Named Executive Officer who is retirement eligible as of December 31, 2006 is Mr. Pagano.

(c)              In the event of death or disability, Named Executives Officers receive (1) a lump-sum payment of cash equal to the earned pro rata portion of the target bonus under the MIP for the year in which such termination occurs; (2) generally, unvested stock options become exercisable and Named Executive Officers have the right to exercise such options until the earlier of five years from the date on which the option vests or the option’s expiration date; (3) settlement of RSUs in shares of Common Stock equal to the number of unvested RSUs; and (4) earned amounts under the Company’s pension plans, profit sharing plan, and deferred compensation plan. In addition to the benefits listed above, in the event of disability, Named Executive Officers will receive monthly payments in the amount of $7,500 until the age of 65 under the Company’s supplemental long-term disability plan. The incremental cost to the Company for providing such payments assumes a discount rate of 5.84 percent and the mortality from Revenue Ruling 96-7 for post-1994 disabilities. Furthermore, in the event of death, Messrs. Moore, Hinrichs, and Pagano are entitled to receive a lump-sum cash payment in the amount of three times their base salary, whereas all other employees, including Messrs. Klinger and Jackson, are entitled to receive two times their base salary. The incremental costs to the Company for providing such payments to Messrs. Moore, Hinrichs and Pagano is reported as one time the named executive officers’ salary, as it represents the extent to which such payments discriminate in scope and are not available to all salaried employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Smurfit-Stone Container Enterprises, Inc.

Smurfit-Stone Container Corporation owns all of our outstanding stock.

Smurfit-Stone Container Corporation

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information regarding the beneficial ownership of SSCC common stock by each person who is known to SSCC to be the beneficial owner of more than 5% of SSCC’s voting stock as of December 31, 2006. Except as noted below, the stockholders named below have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (a)	Percent of Common Stock
AXA 25 Avenue Matignon 75008 Paris, France	34,011,110	13.4%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	24,960,178	9.8%
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	22,551,928	8.9%
Deutsche Bank AG Taunusanlage 12 D-60325 Frankfurt am Main Federal Republic of Germany	18,118,037	7.1%

(a)           The number of shares of SSCC common stock beneficially owned was determined solely by a review of Schedules 13G filed with the SEC, which state that (i) of the shares shown as beneficially owned by AXA, such beneficial owner had sole voting power as to 22,085,195 of such shares and shared voting power as to 3,098,595 of such shares, sole dispositive power as to 33,959,664 of such shares and shared dispositive power as to 51,446 of such shares; (ii) of the shares shown as beneficially owned by Wellington Management Company, LLP, such beneficial owner had sole voting power as to none of such shares and shared voting power as to 12,309,698 of such shares and shared dispositive power as to all of such shares; (iii) of the shares shown as beneficially owned by FMR Corp., such beneficial owner had sole voting power as to 1,017,346 of such shares and shared voting power as to none of such shares; and (iv) of the shares shown as beneficially owned by Deutsche Bank AG, such beneficial owner had sole voting power as to 18,106,536 of such shares and shared voting power as to none of such shares, and shared dispositive power as to none of such shares.

Security Ownership of Management

The table below sets forth certain information regarding the beneficial ownership of shares of SSCC common stock as of February 28, 2007 for (1) each director, (2) its Principal Executive Officer, Principal Financial Officer and the three other most highly compensated executive officers and (3) all directors and executive officers of SSCC as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(a)(b)	Percent of Common Stock(c)
Patrick J. Moore	1,628,577	0.6%
Steven J. Klinger	220,741	*
Charles A. Hinrichs	331,872	0.1%
Mack C. Jackson	106,784	*
Thomas A. Pagano	140,147	*
John M. Riconosciuto	39,045	*
James R. Boris	34,767	*
Connie K. Duckworth	17,619	*
Alan E. Goldberg	23,107	*
William T. Lynch, Jr.	26,083	*
James J. O’Connor	40,357	*
Jerry K. Pearlman	33,801	*
Thomas A. Reynolds, III	33,607	*
Eugene C. Sit	13,247	*
William D. Smithburg	37,699	*
All Directors and Executive Officers as a group (26 persons)	3,598,731	1.4%

*                    Percentages less than 0.1% are indicated by an asterisk.

(a)           Shares shown as beneficially owned include shares of SSCC common stock that directors and executive officers of SSCC have the right to acquire within 60 days after February 28, 2007 pursuant to exercisable options under the stock option plans maintained by SSCC (1,132,000 for Mr. Moore; 0 for Mr. Klinger; 257,500 for Mr. Hinrichs; 36,400 for Mr. Jackson; 89,000 for Mr. Pagano; 2,250 for Messrs. Boris, Lynch and Smithburg; 8,250 for Messrs. Goldberg and O’Connor; 11,250 for Messrs. Pearlman and Reynolds; 0 for Ms. Duckworth and Mr. Sit; and 2,075,083 for all directors and executive officers as a group); and restricted stock units held by directors and executive officers which have not yet vested (445,755 for Mr. Moore; 220,741 for Mr. Klinger; 52,073 for Mr. Hinrichs; 62,341 for Mr. Jackson; 49,495 for Mr. Pagano; 27,211 for Mr. Boris; 7,619 for Ms. Duckworth; 9,899 for Messrs. Goldberg, Lynch, O’Connor, Pearlman and Reynolds, 8,247 for Mr. Sit; 26,551 for Mr. Smithburg; and 1,265,988 for all directors and executive officers as a group).

(b)          Shares shown include the number of shares of SSCC common stock held in the 401(k) savings plan maintained by SSCC as of February 28, 2007, which the executive officers have the right to vote.

(c)           Based upon a total 254,816,925 shares of SSCC common stock issued and outstanding as of February 28, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Thomas A. Reynolds, III, a member of SSCC’s Board of Directors, is a member of the Executive Committee and partner of the law firm of Winston & Strawn LLP, which has provided, and continues to provide, legal services to the Company and its subsidiaries.

DESCRIPTION OF THE NOTES

The outstanding notes were, and the registered notes will be, issued under an indenture (the “Indenture”), dated as of March 26, 2007, between Smurfit-Stone Container Enterprises, Inc. (the “Issuer”), as issuer, and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). A copy of the Indenture is filed as an exhibit to the registration statement that contains this prospectus. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. As used in this “Description of the Notes,” reference to the “Notes” shall be to the registered notes or the outstanding notes, as the case may be, or, if the context requires, both. For definitions of certain capitalized terms used in the following summary, see “—Certain Definitions.”

General

The Notes are unsecured unsubordinated obligations of the Issuer, initially limited to $675 million aggregate principal amount, and will mature on March 15, 2017. Each Note initially bears interest at 8.000% per annum from March 26, 2007 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the March 1 or September 1 immediately preceding the Interest Payment Date) on March 15 and September 15 of each year, commencing September 15, 2007.

Subject to the covenants described below under “Covenants” and applicable law, the Issuer may issue additional Notes under the Indenture. The Notes offered hereby and any additional Notes subsequently issued would be treated in each case as a single class for all purposes under the Indenture.

If by September 26, 2007, the Issuer has not consummated a registered exchange offer for the Notes or caused a shelf registration statement with respect to resales of the Notes to be declared effective, the interest rate per annum on the Notes will increase by 0.5% until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement. See “—Registration Rights.”

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, the City of New York (which initially will be the corporate trust agency office of the Trustee at 101 Barclay Street, Floor 21 West, New York, NY 10286, Attn: Corporate Trust Administration); provided that, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See “—Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Redemption

The Notes will be redeemable, at the Issuer’s option, in whole or in part, at any time or from time to time, on or after March 15, 2012 and prior to maturity, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each Holder’s last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, and Additional Interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing March 15, of the years set forth below:

Year	Redemption Price
2012	104.000%
2013	102.667%
2014	101.333%
2015 and thereafter	100.000%

In addition, at any time prior to March 15, 2010, the Issuer may redeem up to 35% of the principal amount of the Notes with the Net Cash Proceeds of one or more sales of Capital Stock of the Issuer (other than Disqualified Stock) or a capital contribution to the Issuer’s common equity made with the Net Cash Proceeds of an offering of common stock of SSCC that are contributed to the Issuer at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 108.000%, plus accrued and unpaid interest to the Redemption Date and Additional Interest, if any (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Sinking Fund

There will be no sinking fund payments for the Notes.

Registration Rights

The Issuer has agreed with Deutsche Bank Securities Inc. and certain other initial purchasers of the outstanding notes, for the benefit of the Holders, that it will use its best efforts, at its cost, to file and cause to become effective a registration statement with respect to a registered offer (the “Exchange Offer”) to exchange the outstanding notes, without novation, for an issue of unsubordinated notes of the Issuer (the “Exchange Notes”) with terms identical to the outstanding notes (except that the Exchange Notes will not bear legends restricting the transfer thereof and will not be subject to the increase in annual interest rate described below). Upon such registration statement being declared effective, the Issuer shall offer the Exchange Notes in return for surrender of the outstanding notes. Such offer shall remain open for not less than 20 business days after the date notice of the Exchange Offer is mailed to Holders. For each outstanding note surrendered to the Issuer under the Exchange Offer, the Holder will receive an Exchange Note of equal principal amount. The Exchange Notes will be issued as evidence of the same continuing indebtedness of the Issuer under the outstanding notes. Interest on each Exchange Note shall accrue from the last Interest Payment Date on which interest was paid on the outstanding notes so surrendered or, if no interest has been paid on such outstanding notes, from the Closing Date. In the event that applicable interpretations of the staff of the Commission do not permit the Issuer to effect the Exchange Offer, or under certain other circumstances, the Issuer shall, at its cost, use its best efforts to cause to become effective a shelf registration statement (the “Shelf Registration Statement”) with respect to resales of the outstanding notes and to keep such Shelf Registration Statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the Closing Date, or such shorter period that will terminate when all outstanding notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Issuer shall, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when the Shelf Registration Statement for the outstanding notes has become effective and take certain other actions as are required to permit resales of the outstanding notes. A Holder that sells its outstanding notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

In the event that the Exchange Offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to September 26, 2007, the interest rate per annum borne by the outstanding notes will be increased by 0.5% (“Additional Interest”) until the Exchange Offer is consummated or the Shelf Registration Statement is declared effective.

If the Issuer effects the Exchange Offer, the Issuer will be entitled to close the Exchange Offer 20 business days after the commencement thereof, provided that it has accepted all outstanding notes theretofore validly surrendered in accordance with the terms of the Exchange Offer. Outstanding notes not tendered in the Exchange Offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions described in “Transfer Restrictions.”

This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available from the Issuer upon request.

Ranking

The Indebtedness evidenced by the Notes will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Issuer and senior in right of payment to all existing and future subordinated indebtedness, if any, of the Issuer. The obligations of the Issuer under the Credit Agreement are secured by substantially all of the assets and properties of SSCC, the Issuer and the material U.S. subsidiaries of the Issuer. The Notes will be effectively subordinated to such indebtedness to the extent of such security interests. In addition, all existing and future liabilities (including trade payables) of the Issuer’s subsidiaries will be effectively senior to the Notes. See “Risk Factors—Risk Factors Relating to the Notes.”

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time it merges or consolidates with or into the Issuer or any of its Restricted Subsidiaries or is assumed in connection with an Asset Acquisition by the Issuer or a Restricted Subsidiary of the Issuer and in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Issuer or such acquisition, merger or consolidation (other than Indebtedness

Incurred as consideration in, or to provide all or any of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of the Issuer); provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Issuer and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(i)                  the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any of its Restricted Subsidiaries by such Person during such period;

(ii)              the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Issuer or any of its Restricted Subsidiaries;

(iii)          the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(iv)            any gains or losses (on an after-tax basis) attributable to Asset Sales;

(v)                solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the “Limitation on Restricted Payments” covenant described below, any amount paid or accrued as dividends on preferred stock of the Issuer or SSCC owned by Persons other than the Issuer and any of its Restricted Subsidiaries;

(vi)            all extraordinary gains and extraordinary losses (on an after-tax basis);

(vii)        the cumulative effect of a change in accounting principles; and

(viii)    any non-cash compensation charges, including any such charges arising from stock options.

“Adjusted Consolidated Net Tangible Assets” means the total amount of assets of the Issuer and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Issuer and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Issuer and its Restricted Subsidiaries, prepared in conformity with GAAP.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition” means (i) an investment by the Issuer or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Issuer or any of its Restricted Subsidiaries; provided that such Person’s primary business is related, ancillary or complementary to the businesses of the Issuer and its Restricted Subsidiaries on the date of such investment, except to the extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole or (ii) an acquisition by the Issuer or any of its Restricted Subsidiaries of the property and assets of any Person other than the Issuer or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Issuer and its Restricted Subsidiaries on the date of such acquisition, except to the extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

“Asset Disposition” means the sale or other disposition by the Issuer or any of its Restricted Subsidiaries (other than to the Issuer or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Issuer or any of its Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Issuer or any of its Restricted Subsidiaries to any Person other than the Issuer or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Issuer or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Issuer or any of its Restricted Subsidiaries outside the ordinary course of business of the Issuer or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Issuer; provided that “Asset Sale” shall not include (a) sales or other dispositions of inventory, receivables (and related assets of the type specified in the definition of “Qualified Securitization Transaction”) and other current assets, (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the “Limitation on Restricted Payments” covenant, the making of a Permitted Investment or the liquidation of cash equivalents, (c) the sale, transfer or other disposition of all or substantially all of the assets of the Issuer as permitted under and in accordance with the provisions of the “Consolidation, Merger and Sale of Assets” covenant, (d) any sale or other disposition of obsolete or worn out assets or assets no longer used or useful in the business of the Issuer or any of its Restricted Subsidiaries, (e) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (i)(B) of the third paragraph of the “Limitation on Asset Sales” covenant, and (f) any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million.

“Attributable Indebtedness” means, when used in connection with a sale-leaseback transaction referred to in the “Limitation on Sale-Leaseback Transactions” covenant described below, at any date of determination, the product of (i) the net proceeds from such sale-leaseback transaction and (ii) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale-leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease (without regard to any options to renew or extend such term) measured from the first day of such term.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any duly authorized committee of such Board of Directors. Unless otherwise indicated, the “Board of Directors” refers to the Board of Directors of the Issuer.

“Box Plant Financing” means the Issuer’s 8.45% mortgage notes due September 1, 2007 secured by the real property and improvements comprising certain of the Issuer’s corrugated container plants.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Change of Control” means such time as (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than SSCC becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Issuer on a fully diluted basis, including, without limitation, by way of an acquisition of all or substantially all of the assets of the Issuer; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Issuer’s stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

“Closing Date” means the date on which the Notes are originally issued under the Indenture.

“Committee of the Board” means a committee of the Board of Directors of SSCC consisting of independent directors of SSCC for the purpose of reviewing and approving certain transactions involving affiliates and other related parties.

“Commodity Agreements” means, in respect of a Person, any futures or forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income: (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation and depletion expense, (iv) amortization expense, (v) restructuring charges, (vi) non-recurring fees and expenses incurred in connection with the consummation of any acquisition in an aggregate amount not to exceed 5% of the total consideration for such acquisition; and (vii) all other non-cash items reducing

Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income other than accrual of revenue in the ordinary course of business, all as determined on a consolidated basis for the Issuer and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Issuer or any of its Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net costs associated with Interest Rate Agreements (provided that if Interest Rate Agreements result in net benefits rather than costs, such benefits shall be credited in determining Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Adjusted Consolidated Net Income)); and in respect of Indebtedness that is Guaranteed or secured by the Issuer or any of its Restricted Subsidiaries and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Issuer and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

“Consolidated Net Worth” means, with respect to the Issuer, at any date of determination, stockholder’s equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Issuer and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Issuer or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

“Credit Agreement” means the Credit Agreement, dated as of November 1, 2004, by and among Smurfit-Stone Container Corporation, as guarantor, Smurfit-Stone Container Enterprises, Inc. and Smurfit-Stone Container Canada Inc., as borrowers, the financial institutions from time to time party thereto, JPMorgan Chase Bank, N.A., as Senior Agent, Deposit Account Agent and Deposit Funded Facility Facing Agent, Deutsche Bank Trust Company Americas, as Senior Agent, Administrative Agent, Collateral Agent, Swingline Lender and Revolving Facility Facing Agent, and Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent and Revolving (Canadian) Facility Facing Agent, as lenders, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes, Guarantees and security documents), as such agreements, instruments and documents may be amended (including, without limitation, any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing (in whole or in part) or otherwise restructuring (including, but not limited to, by the inclusion of additional borrowers or guarantors thereof or by the addition of collateral or other credit enhancement to support the obligations thereunder) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means any noncash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers’ Certificate executed by the principal executive officer or the principal financial officer of the Issuer or such Restricted Subsidiary. Such Officers’ Certificate shall state the basis of the valuation conducted pursuant to clause (c) of the second paragraph under the caption “Limitation on Asset Sales”, which shall be a report of a nationally recognized investment banking firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $50 million. A particular item of Designated Noncash Consideration shall no longer be considered to be outstanding when it has been sold for cash or redeemed or paid in full in the case of non-cash consideration in the form of promissory notes or equity.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer’s repurchase of such Notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described below.

“Existing Borrower” means any borrower under the Credit Agreement on the Closing Date.

“Existing Guarantor” means any guarantor under the Credit Agreement on the Closing Date.

“First Mortgage Notes” means the Issuer’s 10.75% First Mortgage Notes that were due and paid in full in 2002 and issued pursuant to the Indenture that was dated as of October 12, 1994, as amended, restated, supplemented or otherwise modified from time to time.

“Foreign Subsidiary” means any Subsidiary of the Issuer organized outside of the United States.

“GAAP” means generally accepted accounting principles as determined by the Public Company Accounting Oversight Board, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, as in effect from time to time. All ratios and computations (other than EBITDA or pro forma computations) contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17 and (iii) the treatment of Capital Stock pursuant to Statement of Financial Accounting Standards No. 150.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each direct or indirect Subsidiary of the Issuer that has executed and delivered a Subsidiary Guarantee.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided that (i) neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness, (ii) any amendment, restatement, supplement, modification or waiver of any document pursuant to which Indebtedness was previously Incurred shall only be deemed to be an Incurrence of Indebtedness if and to the extent such amendment, restatement, supplement, modification or waiver increases the outstanding principal amount thereof (or, with respect to revolving lines of credit, revolving receivables purchases or other similar arrangements, increases the amount of commitments therefor), and (iii) the amount of Indebtedness Incurred with respect to revolving lines of credit, revolving receivables purchases and other similar arrangements shall be the amount of commitments therefor measured on the date of the granting of such commitments by the lender.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(i)                          all indebtedness of such Person for borrowed money;

(ii)                      all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than, in the case of the Issuer and its Restricted Subsidiaries, any non-negotiable notes of Issuer or its Restricted Subsidiaries issued to its insurance carriers in lieu of maintenance of policy reserves in connection with workers’ compensation and liability insurance programs of the Issuer or its Restricted Subsidiaries);

(iii)                  all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

(iv)                    all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(v)                        all Capitalized Lease Obligations;

(vi)                    all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

(vii)                all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

(viii)            to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability, upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness”, (C) that Indebtedness shall not include any liability for federal, state, local or other taxes and (D) the amount of Indebtedness under any revolving line of credit, revolving receivables purchases or other similar arrangements shall be the amount of commitments therefor measured as of the date of incurrence of such commitments. Notwithstanding the foregoing, “Indebtedness” shall not include unsecured indebtedness of the Issuer and its Restricted Subsidiaries incurred to finance insurance premiums of the Issuer and its Restricted Subsidiaries, to the extent customary in the Issuer’s industry.

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial information in respect thereof is available immediately prior to such Transaction Date (the “Four Quarter Period”) to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder or under any predecessor revolving credit or similar arrangement in effect on the last day of such Four Quarter Period), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition and to those cost savings that senior management of the Issuer reasonably expects to realize within 12 months of the consummation of any acquisition or disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Issuer or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that, to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Issuer or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the retention of the Capital Stock or any other Investment by the Issuer or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Subsidiary, including, without limitation, by reason of any transaction permitted by clause (iii) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described below,

(1)          “Investment” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A)      the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(B)       the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation;

(2)          any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the senior management of the Issuer; and

(3)          the amount of any Investment shall be the original cost as of the date of determination of such Investment plus the cost of all additional Investments by the Issuer or any of its Restricted

Subsidiaries, without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such investments, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment, the net proceeds of any disposition of such investment or any other amounts received in respect of such Investment; provided, however, that no such dividends, distributions, proceeds or receipt shall reduce the amount of any Investment if it would be included in Adjusted Consolidated Net Income and provided, further, that the amount of any Investment shall be deemed not to be less than zero.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Issuer and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and (v) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or initial purchasers’ fees, discounts or commissions and brokerage, consultant and other fees and expenses incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Offer to Purchase” means an offer to purchase Notes by the Issuer from the Holders commenced by mailing a notice to the Trustee for distribution to each Holder stating:

(i)                          the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(ii)                      the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(iii)                  that any Note not tendered will continue to accrue interest pursuant to its terms;

(iv)                    that, unless the Issuer defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(v)                        that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(vi)                    that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(vii)                that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

On the Payment Date, the Issuer shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Issuer. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Issuer will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Issuer will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Issuer is required to repurchase Notes pursuant to an Offer to Purchase.

“Permitted Investment” means:

(i)                          an Investment in the Issuer or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, the Issuer or a Restricted Subsidiary; provided that such person’s primary business is related, ancillary or complementary to the businesses of the Issuer and its Restricted Subsidiaries on the date of such Investment, except to the extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole;

(ii)                      Temporary Cash Investments;

(iii)                  payroll, travel and similar advances or loans to cover matters that are expected at the time of such advances or loans ultimately to be treated as expenses in accordance with GAAP;

(iv)                    stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary pursuant to a work-out or similar arrangement or proceeding or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor or received in settlement or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(v)                        an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(vi)                    Interest Rate Agreements, Commodity Agreements and Currency Agreements designed solely to protect the Issuer or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates;

(vii)                any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described below under the caption “Limitation on Asset Sales”;

(viii)            loans and advances to employees and officers of the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(ix)                    loans, guarantees of loans and advances to directors or consultants of the Issuer or a Restricted Subsidiary of the Issuer not to exceed $5.0 million in the aggregate outstanding at any time;

(x)                        receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(xi)                    endorsements of negotiable instruments and documents in the ordinary course of business;

(xii)                Investments of the Issuer and its Restricted Subsidiaries in existence on the Closing Date;

(xiii)            Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time such Person merges or consolidates with the Issuer or any of its Restricted Subsidiaries, in either case, in compliance with the Indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Issuer or such merger or consolidation;

(xiv)              any Investment by the Issuer or a Restricted Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note or an equity interest; and

(xv)                  Guarantees otherwise permitted by the terms of the Indenture.

“Permitted Liens” means:

(i)                          Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(ii)                      statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens (including maritime Liens) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(iii)                  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(iv)                    Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(v)                        easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Issuer or any of its Restricted Subsidiaries;

(vi)                    Liens (including extensions, renewals and replacements thereof) upon real or personal property, including Capital Stock, acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the “Limitation on Indebtedness” covenant described below, to finance or refinance the purchase price (such purchase price including any Indebtedness assumed or repaid in connection with such purchase) or the cost (including the cost of improvement or construction) of the property or assets subject thereto and such Lien is initially created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or assets, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such purchase price or cost and (c) any such Lien shall not extend to or cover any property or assets other than such property or assets and any improvements thereon (with current assets being treated as such property or assets, notwithstanding any replacement thereof in the ordinary course of business of the Issuer and its Restricted Subsidiaries);

(vii)                leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(viii)            Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Issuer or its Restricted Subsidiaries relating to such property or assets;

(ix)                    any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

(x)                        Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(xi)                    Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets acquired;

(xii)                Liens in favor of the Issuer or any Restricted Subsidiary;

(xiii)            Liens arising from the rendering of a final judgment or order against the Issuer or any Restricted Subsidiary that does not give rise to an Event of Default;

(xiv)              Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(xv)                  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvi)              Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements, Commodity

Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Issuer or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(xvii)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(xviii)      Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;

(xix)              Liens on or sales of receivables;

(xx)                  Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Securitization Transaction; and

(xxi)              Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer with respect to obligations that do not exceed $100 million at any one time outstanding.

“Permitted Tax Distributions” means the payment of any distributions to permit direct or indirect Beneficial Owners of shares of Capital Stock of the Issuer to pay federal, state or local income tax liabilities arising from income to the Issuer and attributable to them solely as a result of the Issuer and any intermediate entity through which the holder owns such shares being a limited liability company, partnership or similar entity for federal income tax purposes.

“Purchase Money Note” means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Issuer or any of its Restricted Subsidiaries in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the issuer of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Securitization Transaction” means any transaction or series of transactions entered into by the Issuer or any of its Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to:

(1)   a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Restricted Subsidiaries); and

(2)   any other Person (in the case of a transfer by a Receivables Subsidiary),

or grants a security interest in, any accounts receivable, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with securitization transactions involving accounts receivable.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Issuer that engages in no activities other than in connection with the financing of accounts receivable and that is designated (provided that no such designation shall be required for any Receivables Subsidiary in existence prior to the Closing Date) by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary:

(i)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is Guaranteed by the Issuer or any Restricted Subsidiary of the Issuer (excluding Guarantees of obligations and contingent obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction), (b) is recourse to or obligates the Issuer or any Restricted Subsidiary of the Issuer in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction or (c) subjects any property or asset of the Issuer or any Restricted Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction;

(ii)   with which neither the Issuer nor any Restricted Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Securitization Transaction) other than on terms no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(iii)  with which neither the Issuer nor any Restricted Subsidiary of the Issuer has any obligation to maintain or preserve such Restricted Subsidiary’s financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results.

Any such designation after the Closing Date by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers’ Certificate certifying, to the knowledge and belief of such officer after consulting with counsel, that such designation complied with the foregoing conditions.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary of the Issuer that, together with its Subsidiaries, (i) for the most recent fiscal year of the Issuer, accounted for more than 10% of the consolidated revenues of the Issuer and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Issuer and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Issuer for such fiscal year.

“SSCC” means Smurfit-Stone Container Corporation, a Delaware corporation.

“SSCC Preferred Stock” means SSCC’s 7% Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock, par value $0.01 per share.

“Stated Maturity” means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person.

“Temporary Cash Investment” means any of the following:

(i)    direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or the federal government of Canada or any agency or instrumentality thereof;

(ii)   time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(iii)  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank or trust company meeting the qualifications described in clause (ii) above;

(iv)  commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or equivalent rating in the case of a Permitted Investment made by a Foreign Subsidiary);

(v)    securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America or the federal government of Canada, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(vi)  demand deposits with any bank or trust company; and

(vii) in the case of Foreign Subsidiaries, short term investments comparable to the foregoing.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Issuer or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Issuer may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Issuer or any Restricted Subsidiary; provided that (A) any Guarantee by the Issuer or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants described below. The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person and /or one or more Wholly Owned Subsidiaries of such Person.

Covenants

Limitation on Indebtedness

(a)   The Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that the Issuer may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 1.75:1.

Notwithstanding the foregoing, the Issuer and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(i)     Indebtedness of the Issuer, any Foreign Subsidiary, any Existing Borrower and any Guarantor outstanding at any time in an aggregate principal amount (together with refinancings thereof) not to exceed the amount of the commitments under the Credit Agreement on the Closing Date plus $150 million at any one time outstanding;

(ii)    Indebtedness owed (A) to the Issuer or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

(iii)   Indebtedness (other than Indebtedness Incurred under clauses (xi) and (xiii) below) issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if, in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded (or, if earlier, the Stated Maturity of the Notes), and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded (or, if less, the remaining Average Life of the Notes); and provided further that in no event may Indebtedness of the Issuer be refinanced by means of any Indebtedness of any Restricted Subsidiary of the Issuer other than any Foreign Subsidiary pursuant to this clause (iii); and provided further that if proceeds of revolving lines of credit are used to repurchase, redeem or refinance any Indebtedness, the Issuer or any Restricted Subsidiary may Incur Indebtedness otherwise meeting the requirements of this clause (iii) to repay such revolving lines of credit;

(iv)   Indebtedness (A) in respect of performance, surety or appeal bonds, letters of credit, bankers acceptances provided in the ordinary course of business, (B) under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Issuer or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates or commodity prices and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or commodity prices or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;

(v)     Indebtedness of the Issuer, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under “Defeasance”;

(vi)   Guarantees by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or a Restricted Subsidiary permitted to be incurred under the Indenture, provided the Guarantee of such Indebtedness is permitted by and made in accordance with the “Limitation on Issuance of Guarantees by Restricted Subsidiaries” covenant described below;

(vii)  Indebtedness of the Issuer and its Foreign Subsidiaries (in addition to Indebtedness permitted under clauses (i) through (vi) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $225 million, less any amount of such Indebtedness permanently repaid as provided under the “Limitation on Asset Sales” covenant described below;

(viii) Acquired Indebtedness; provided that at the time of Incurrence of such Indebtedness (1) the Issuer could Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the “Limitation on Indebtedness” covenant or (2) the Interest Coverage Ratio, after giving effect to the Incurrence of such Acquired Indebtedness, on a pro forma basis, is no less than such ratio prior to giving pro forma effect to such Incurrence;

(ix)   Indebtedness outstanding at any time in an aggregate amount (together with refinancings thereof) equal to $100 million;

(x)     Indebtedness Incurred by any Foreign Subsidiary; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (x) and then outstanding does not exceed the greater of (x) 60% of the book value of the inventory of such Foreign Subsidiary and its Restricted Subsidiaries and (y) 90% of the book value of the accounts receivable of such Foreign Subsidiary and its Restricted Subsidiaries;

(xi)   Indebtedness under industrial revenue bonds and letters of credit in support thereof;

(xii)  Indebtedness, including Capital Lease Obligations, which the Issuer or any of its Restricted Subsidiaries Incurs to finance the acquisition, construction or improvement of fixed or capital assets, in an aggregate principal amount not to exceed $250 million (together with refinancings thereof) in any calendar year (on a pro rata basis for the calendar year during which such transaction is consummated);

(xiii) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Securitization Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction) to the Issuer or to any Restricted Subsidiary of the Issuer or any of their assets (other than such Receivables Subsidiary and its assets); and

(xiv) Guarantees with respect to bonds issued to support workers’ compensation and other similar obligations incurred by the Issuer or any Restricted Subsidiary in the ordinary course of business.

(b)   Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(c)   For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant, (1) Indebtedness Incurred under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of part (a) of this “Limitation on Indebtedness” covenant, (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (1) of the preceding sentence), the Issuer, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and shall only be required to include the amount and type of such Indebtedness in one of such clauses.

Limitation on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on common stock or any other equity interests (other than preferred stock) of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Issuer or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Issuer or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Issuer (other than a Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Issuer, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value of Indebtedness of the Issuer that is subordinated in right of payment to the Notes or (iv) make any Investment, other than a Permitted Investment, in any other Person (such payments or any other actions described in clauses (i) through (iv) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)  a Default or Event of Default shall have occurred and be continuing,

(B)   the Issuer could not Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the “Limitation on Indebtedness” covenant, or

(C)   the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after June 30, 2006 shall exceed the sum of

(1)   50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Issuer or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on June 30, 2006 and ending on the last day of the last fiscal quarter preceding the Transaction Date plus

(2)   the aggregate Net Cash Proceeds received by the Issuer (or to the extent contributed to the Issuer, by SSCC) after June 30, 2006 from the issuance and sale permitted by the Indenture of its or its SSCC’s Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Issuer or SSCC, including an issuance or sale permitted by the Indenture of Indebtedness of the Issuer or SSCC for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Issuer or SSCC, or from the issuance to a Person who is not a Subsidiary of the Issuer or SSCC of any options, warrants or other rights to acquire Capital Stock of the Issuer or SSCC (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) and the aggregate fair market value (as determined in good faith by the Board of Directors) of non-cash capital contributions to the Issuer after June 30, 2006 plus

(3)   an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person since June 30, 2006 resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Issuer or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The foregoing provision shall not be violated by reason of:

(i)    the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

(ii)   the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer that is subordinated in right of payment to the Notes (including premium, if any, and accrued and unpaid interest), as the case may be, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the “Limitation on Indebtedness” covenant;

(iii)  the repurchase, redemption or other acquisition of Capital Stock of the Issuer or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Issuer (or options, warrants or other rights to acquire such Capital Stock);

(iv)  the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Issuer which is subordinated in right of payment to the Notes, as the case may be, in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Issuer (or options, warrants or other rights to acquire such Capital Stock);

(v)    payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Issuer;

(vi)  Investments acquired as a capital contribution or in exchange for, or Restricted Payments made out of, or exchanged for, the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Issuer;

(vii) dividends, distributions or advances to SSCC to allow SSCC to (x) declare and pay dividends on SSCC Preferred Stock, or the interest on the subordinated notes into which it is convertible, in an amount not to exceed $12 million in any calendar year and (y) redeem SSCC Preferred Stock, or the subordinated notes into which it is convertible, on February 15, 2012;

(viii)     other Restricted Payments in an aggregate amount not to exceed $150 million;

(ix)  the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Issuer required pursuant to the “Repurchase of Notes Upon a Change of Control” and “Limitation on Asset Sales” covenants or any similar covenants contained in any instrument or agreement governing the Indebtedness of the Issuer, provided that the Issuer shall first have complied with its obligations, if any, under the “Change of Control” or “Limitation on Asset Sales” covenants in the Indenture;

(x)    payment of dividends, other distributions or other amounts by the Issuer to SSCC in amounts required for SSCC to pay fees required to maintain its existence and provide for all other operating costs of SSCC, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses of being a public company, including all costs and expenses with respect to filings with the SEC, of up to $5 million per fiscal year;

(xi)  the purchase or acquisition of any minority interests of any Subsidiary that is not Wholly Owned pursuant to stockholder or other agreements in existence on the Closing Date;

(xii) the making of Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount not to exceed in any fiscal year $50 million;

(xiii)     the repurchase of Capital Stock deemed to occur upon exercise of stock options and warrants if Capital Stock represents a portion of the exercise price of the options or warrants; and

(xiv)      (a) any payments pursuant to any tax-sharing agreement between the Issuer and any other Person with which the Issuer files a consolidated tax return or with which the Issuer is part of a consolidated group for tax purposes or (b) in the event that, and for so long as, the Issuer is organized as a limited liability company or partnership, the payment of Permitted Tax Distributions, provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clauses (i), (ii), (vii), (x), (xi) and (xii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (vi) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Issuer are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

Any Restricted Payments made other than in cash shall be valued at fair market value. The amount of any Investment “outstanding” at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to the Issuer and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made).

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Issuer or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Issuer or any other Restricted Subsidiary, (iii) make loans or advances to the Issuer or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Issuer or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(i)    existing on the Closing Date in the Credit Agreement, the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of any of the foregoing; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are not materially less favorable taken as a whole to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(ii)   existing under or by reason of applicable law;

(iii)  existing with respect to any Person or the property or assets of such Person acquired by the Issuer or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

(iv)  in the case of clause (iv) of the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer and its Restricted Subsidiaries taken as a whole;

(v)    with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(vi)  customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(vii) any agreement or instrument governing Indebtedness (whether or not outstanding) of any Foreign Subsidiary of the Issuer permitted to be incurred pursuant to clause (x) of the second paragraph of part (a) of the “—Limitations on Indebtedness” covenant so long as (1) such agreement or instrument is not applicable to any Person or the property or assets of any Person other than such Foreign Subsidiary or the property or assets of such Foreign Subsidiary and its Foreign Subsidiaries and (2) not more than 20% of such Foreign Subsidiary’s assets are located in the United States; and

(viii)     any restriction in any agreement or instrument of a Receivables Subsidiary governing a Qualified Securitization Transaction.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent the Issuer or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (2) restricting the sale or other disposition of property or assets of the Issuer or any of its Restricted Subsidiaries that secure Indebtedness of the Issuer or any of its Restricted Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

The Issuer will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(i)    to the Issuer or a Wholly Owned Restricted Subsidiary;

(ii)   issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of Foreign Subsidiaries, to the extent required by applicable law;

(iii)  if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale; or

(iv)  the sale or issuance of common stock (other than Disqualified Stock) of Restricted Subsidiaries, if the proceeds from such issuance and sale are applied in accordance with the “Limitation on Asset Sales” covenant.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

The Issuer will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Issuer which is pari passu with or subordinate in right of payment to the Notes (“Guaranteed Indebtedness”), unless (i) such Restricted Subsidiary promptly executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, for so long as any Notes remain outstanding under the Indenture, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary (1) in existence on the Closing Date and any renewal, extension refinancing or replacement thereof, (2) that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, (3) of the Indebtedness Incurred under the Credit Agreement; provided that such Restricted Subsidiary is an Existing Guarantor, a Foreign Subsidiary, a Guarantor or any other Restricted Subsidiary other than a Significant Subsidiary, (4) any Guarantee arising under or in connection with performance bonds, indemnity bonds, surety bonds or letters of credit or bankers’ acceptances or (5) any Guarantee of any Interest Rate Agreements, Currency Agreement or Commodity Agreement. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person that is not an Affiliate of the Issuer, of all of the Issuer’s and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on Transactions with Shareholders and Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Issuer or with any Affiliate of the Issuer or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Issuer or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(i)    transactions (A) approved by a majority of the Board of Directors (and, if there are disinterested directors, a majority thereof) or (B) for which the Issuer or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm or a nationally recognized accounting firm stating that the transaction is fair or, in the case of an opinion of a nationally recognized accounting firm, reasonable or fair to the Issuer or such Restricted Subsidiary from a financial point of view;

(ii)   any transaction solely between the Issuer and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

(iii)  the payment of reasonable and customary regular fees to directors of the Issuer or any Restricted Subsidiary who are not employees of the Issuer or any Restricted Subsidiary;

(iv)  any payments or other transactions pursuant to any tax-sharing agreement between the Issuer and any other Person with which the Issuer files a consolidated tax return or with which the Issuer is part of a consolidated group for tax purposes;

(v)    any sale of shares of Capital Stock (other than Disqualified Stock) of the Issuer;

(vi)  any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant;

(vii) any merger, consolidation or sale of assets permitted by the “Consolidation, Merger and Sale of Assets” covenant;

(viii)     the existence of, or performance by the Issuer or any Restricted Subsidiary under, any agreement in existence on the Closing Date approved by the Committee of the Board or any amendment thereto or replacement agreement therefor so long as such amendment or replacement is not materially less favorable taken as a whole to the Holders than the original agreement as in effect on the Closing Date, as applicable; provided that the Issuer or any of its Restricted Subsidiaries receives reasonable compensation therefor;

(ix)  any agreement or transaction relating to the creation of a captive insurance subsidiary of SSCC that provides insurance for self-insurance and any other future programs reasonably similar thereto or to the medical liability program in existence on the Closing Date, provided that the costs borne by the Issuer and its Restricted Subsidiaries are reasonable in relation to the services and benefits the Issuer and its Restricted Subsidiaries receive therefrom;

(x)    the provision of management, financial and operational services by the Issuer and its Subsidiaries to Affiliates of the Issuer; provided that the Issuer or any of its Restricted Subsidiaries receives reasonable compensation therefor;

(xi)  other transactions arising in the ordinary course of business in accordance with the past practices of the Issuer and its Restricted Subsidiaries prior to the Closing Date (including, without limitation, purchase or supply contracts relating to products or raw materials); provided that the Issuer or any of its Restricted Subsidiaries receives reasonable compensation therefor; and

(xii) transactions in connection with a Qualified Securitization Transaction.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Shareholders and Affiliates” covenant and not covered by clauses (ii) through (xii) of this paragraph, (a) the aggregate amount of which exceeds $50 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above and (b) the aggregate amount of which exceeds $100 million in value, must be determined to be fair in the manner provided for in clause (i)(B) above.

Limitation on Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien unless, after giving effect thereto, the aggregate amount of any Indebtedness so secured, plus the Attributable Indebtedness for all sale-leaseback transactions restricted as described in the “Limitation on Sale-Leaseback Transactions” covenant described below, does not exceed 10% of Adjusted Consolidated Net Tangible Assets.

The foregoing limitation does not apply to:

(i)    Liens securing Indebtedness permitted pursuant to clauses (i) and (ix) of the second paragraph of part (a) of the “Limitation on Indebtedness” covenant, and Liens on assets that secure the Box Plant Financing as of or immediately prior to the Closing Date or that secured the First Mortgage Notes as of January 25, 2001 (prior giving effect to the repayment thereof);

(ii)   Liens existing on the Closing Date (including Liens securing obligations under the Box Plant Financing);

(iii)  Liens granted after the Closing Date on any assets or Capital Stock of the Issuer or its Restricted Subsidiaries created in favor of the Holders;

(iv)  Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Issuer or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Issuer or such other Restricted Subsidiary;

(v)    Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of part (a) of the second paragraph of the “Limitation on Indebtedness” covenant; provided that such Liens do not extend to or cover any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(vi)  Liens on any property or assets or capital stock of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the “Limitation on Indebtedness” covenant;

(vii) Permitted Liens;

(viii)     Liens securing Indebtedness that is permitted to be Incurred under clause (viii) of the second paragraph of part (a) of the “Limitation on Indebtedness” covenant; provided that the assets subject to such Liens are assets of the acquired entity and its subsidiaries; and

(ix)  Liens securing Indebtedness and related obligations, in each case that is permitted to be Incurred under clauses (x) and (xi) of the second paragraph of part (a) of the “Limitation on Indebtedness” covenant.

Limitation on Sale-Leaseback Transactions

The Issuer will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Issuer or a Restricted Subsidiary sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Issuer or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred, unless the aggregate amount of all Attributable Indebtedness with respect to such transactions, plus all Indebtedness secured solely by Liens permitted by the first paragraph of the “Limitation on Liens” covenant, does not exceed 10% of Adjusted Consolidated Net Tangible Assets.

The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the sale or transfer of property is entered into prior to, at the time of, or within 12 months after the later of the acquisition of the property or the completion of construction thereof; (iii) the lease secures or relates to industrial revenue or pollution control bonds; (iv) the transaction is solely between the Issuer and any Restricted Subsidiary or solely between Restricted Subsidiaries; or (v) the Issuer or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the “Limitation on Asset Sales” covenant described below.

Limitation on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Issuer or such Restricted Subsidiary is at the time of such Asset Sale, taken as a whole, at least equal to the fair market value of the assets or Capital Stock sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments or the assumption of Indebtedness of the Issuer or any Restricted Subsidiary (other than Indebtedness to the Issuer or any Restricted Subsidiary), provided that the Issuer or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness.

For purposes of this provision, each of the following shall be deemed to be cash:

(a)    any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet) of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary guarantee) that are assumed by the transferee of any such assets; and

(b)   any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by the Issuer or such Restricted Subsidiary into cash within 90 days of the related Asset Sale (to the extent of the cash received in that conversion); and

(c)    any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other

Designated Noncash Consideration received since the date of the Indenture pursuant to this clause (c) that is at that time outstanding, not to exceed 10% of Adjusted Consolidated Net Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value at each time of the receipt of such Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

In the event and to the extent that the Net Cash Proceeds received by the Issuer or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Issuer and its Subsidiaries has been prepared), then the Issuer shall or shall cause the relevant Restricted Subsidiary to:

(i)    within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets

(A)  apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Issuer or any Restricted Subsidiary owing to a Person other than the Issuer or any of its Restricted Subsidiaries, or

(B)   invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Issuer and its Restricted Subsidiaries existing on the date of such investment, and

(ii)   apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this “Limitation on Asset Sales” covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals at least $50 million for the calendar year in which such calendar month occurs, the Issuer must commence, not later than the fifteenth Business Day of such month, an Offer to Purchase from the Holders (and if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof, plus, in each case, accrued interest (if any) to the Payment Date; provided, however, that, if the aggregate purchase price to be paid on or before the fifth anniversary of the Closing Date by the Issuer to Holders that shall have tendered Notes pursuant to an Offer to Purchase made as a result of an issuance of common stock of a Restricted Subsidiary shall exceed 25% of the original principal amount of the Notes (the “Notes Threshold Amount”), taking into account all other amounts paid as a result of any prior Offers to Purchase made as a result of issuances of common stock of Restricted Subsidiaries, then, notwithstanding anything to the contrary in this Description of the Notes, such Offer to Purchase shall be limited to the Notes Threshold Amount. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Issuer or any Restricted Subsidiary may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture.

Repurchase of Notes upon a Change of Control

The Issuer must commence, within 30 days of the occurrence of a Change of Control, an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.

There can be no assurance that the Issuer will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Issuer which might be outstanding at the time). The above covenant requiring the Issuer to repurchase the Notes will, unless consents are obtained, require the Issuer to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

Commission Reports and Reports to Holders

Whether or not the Issuer is then required to file reports with the Commission, the Issuer shall file with the Commission all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto (provided that the Issuer need not file such reports or other information if, and so long as, it would not be required to do so pursuant to Rule 12h-5 under the Securities Exchange Act of 1934). The Issuer shall supply the Trustee with copies of such reports and other information.

Events of Default

The following events will be defined as “Events of Default” in the Indenture:

(a)    default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b)   default in the payment of interest or Additional Interest, if any, on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(c)    default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Issuer or the failure to make or consummate an Offer to Purchase in accordance with the “Limitation on Asset Sales” or “Repurchase of Notes upon a Change of Control” covenant;

(d)   the Issuer shall default in the performance of or breach of any other covenant or agreement in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 45 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

(e)    there occurs with respect to any issue or issues of Indebtedness of the Issuer or any Significant Subsidiary having an outstanding principal amount of $40 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(f)    any final judgment or order (not covered by insurance) for the payment of money in excess of $40 million, in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Issuer or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $40 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)    a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Issuer or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(h)   the Issuer or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Issuer or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Issuer, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes, by written notice to the Issuer and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by reason of such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”

The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding

Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

The Indenture will require certain officers of the Issuer to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Issuer and its Restricted Subsidiaries and the Issuer’s and its Restricted Subsidiaries’ performance under the Indenture and that the Issuer has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Issuer will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

The Issuer will not consolidate with, or merge with or into any other Person (whether or not the Issuer shall be the surviving Person), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless:

(1)   either the Issuer shall be the continuing Person or the Person (if other than the Issuer) formed by such consolidation or with which or into which the Issuer is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of the Issuer are sold, assigned, transferred or leased is a corporation (or constitutes a corporation) organized under the laws of the United States of America or any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, all the obligations of the Issuer under the Notes and the Indenture;

(2)   immediately before and after giving effect to such transaction or series of related transactions, no Event of Default, and no Default, shall have occurred and be continuing;

(3)   immediately after giving effect to such transaction or series of related transactions on a pro forma basis, the Consolidated Net Worth of the Issuer (or of the surviving, consolidated or transferee entity if the Issuer is not continuing, treating such entity as the Issuer for purposes of determining Consolidated Net Worth) shall be at least equal to the Consolidated Net Worth of the Issuer immediately before such transaction or series of related transactions; and

(4)   immediately after giving effect to such transaction or series of related transactions on a pro forma basis, either (A) the Issuer (or the surviving, consolidated or transferee entity if, in the case of such consolidation, merger, sale, assignment, transfer or lease with respect to the Issuer, the Issuer is not continuing, but treating such entity as the Issuer for purposes of making such determination) would be permitted to incur an additional $1.00 of Indebtedness under the first paragraph of part (a) of the “Limitation on Indebtedness” covenant or (B) the Interest Coverage Ratio of the Issuer (or the surviving, consolidated or transferee entity if, in the case of such consolidation, merger, sale, assignment, transfer or lease with respect to the Issuer, the Issuer is not continuing, treating such entity as the Issuer for purposes of determining the Interest Coverage Ratio) shall be at least equal to the Interest Coverage Ratio of the Issuer immediately before such transaction or series of related transactions; provided, however, that the foregoing provisions of this clause (4) shall be inapplicable to such transaction or series of related transactions if such transaction or series of related transactions would result in the occurrence of a Change of Control.

Defeasance

Defeasance and Discharge.   The Indenture will provide that the Issuer will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(1)   either:

(i)    (A) the Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Issuer irrevocably deposits in trust with the Trustee during such one-year period, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds solely for the benefit of the Holders for that purpose, money or U.S. Government Obligations sufficient, without consideration of any reinvestment of any interest thereon, to pay principal, premium, if any, and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder, (C) no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit, (D) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Issuer is a party or by which it is bound and (E) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of the Indenture have been complied with; or

(ii)   the Issuer has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes,

(2)   the Issuer has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Issuer’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, and

(3)   immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound.

Defeasance of Certain Covenants and Certain Events of Default.   The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (3) and (4) under

“Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” clause (c) under “Events of Default” with respect to such clauses (3) and (4) under “Consolidation, Merger and Sale of Assets,” clause (d) under “Events of Default” with respect to such other covenants and clauses (e) and (f) under “Events of Default” shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (2)(ii) and (3) of the preceding paragraph and the delivery by the Issuer to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default.   In the event the Issuer exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Issuer will remain liable for such payments.

Modification and Waiver

The Indenture may be amended, without the consent of any Holder, to: (i) cure any ambiguity, defect or inconsistency in the Indenture; provided that such amendments do not adversely affect the interests of the Holders of Notes issued under the Indenture in any material respect; (ii) comply with the provisions described under “Consolidation, Merger and Sale of Assets”; (iii) comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; (iv) evidence and provide for the acceptance of appointment by a successor Trustee; or (v) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder. Modifications and amendments of the Indenture may be made by the Issuer and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes issued under the Indenture; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vi) reduce the percentage in aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement or the Issuer in the Indenture or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person or the Issuer or of any successor Person. Each Holder, by accepting the Notes, waives and releases all such liability.

Concerning the Trustee

The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

The certificates representing the Notes will be issued in fully registered form without interest coupons. Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by one or more temporary global Notes in definitive, fully registered form without interest coupons (each a “Temporary Regulation S Global Note”) and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Clearstream. The Temporary Regulation S Global Note will be exchangeable for one or more permanent global Notes (each a “Permanent Regulation S Global Note”; and together with the Temporary Regulation S Global Notes, the “Regulation S Global Note”) on or after the 40th day following the Closing Date upon certification that the beneficial interests in such global Note are owned by non-U.S. persons. Prior to the 40th day after the Closing Date, beneficial interests in the Temporary Regulation S Global Notes may only be held through Euroclear or Clearstream, and any resale or transfer of such interests to U.S. persons shall not be permitted during such period unless such resale or transfer is made pursuant to Rule 144A or Regulation S.

Notes sold in reliance on Rule 144A will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a “Restricted Global Note”; and together with the Regulation S Global Notes, the “Global Notes”) and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

Each Global Note (and any Notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under “Transfer Restrictions.”

Notes transferred to Institutional Accredited Investors who are not qualified institutional buyers (“Non-Global Purchasers”) will be in registered form without interest coupons (“Certificated Notes”). Upon the transfer of Certificated Notes initially issued to a Non-Global Purchaser, to a qualified institutional buyer or in accordance with Regulation S, such Certificated Notes will, unless the relevant Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in a Global Note. For a description of the restrictions on the transfer of Certificated Notes, see “Transfer Restrictions.”

Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

Investors may hold their interests in a Regulation S Global Note directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such system. On or after the 40th day following the Closing Date, investors may also hold such interests through organizations other than Clearstream or Euroclear that are participants in the DTC system. Clearstream and Euroclear will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream.

Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Issuer, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Issuer expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

The Issuer expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading “Transfer Restrictions.”

The Issuer understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Issuer within 90 days, the Issuer will issue Certificated Notes, which may bear the legend referred to under “Transfer Restrictions,” in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes, which may bear the legend referred to under “Transfer Restrictions,” in accordance with the DTC’s rules and procedures in addition to those provided for under the Indenture.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Bank Credit Facilities

The Company and its subsidiary, Smurfit-Stone Container Canada Inc. (“SSC Canada”), as borrowers and SSCC, as guarantor, entered into a credit agreement, as amended (the “Credit Agreement”) on November 1, 2004. The Credit Agreement, which refinanced and replaced the Company’s former credit agreements in their entirety, provided for (i) a revolving credit facility of $600 million to the Company, of which $70 million was borrowed as of December 31, 2006 and (ii) a revolving credit facility of $200 million to the Company and SSC Canada, of which $66 million was borrowed as of December 31, 2006. The revolving credit facilities include sub-limits for the issuance of letters of credit and swingline loans. The Company pays a 0.5% commitment fee on the unused portions of its revolving credit facilities. At December 31, 2006, the unused portion of these facilities, after giving consideration to outstanding letters of credit, was $539 million subject to limitations in the Credit Agreement described below. Each of these revolving credit facilities mature on November 1, 2009. The Credit Agreement also provided for a Tranche B term loan to the Company in the aggregate principal amount of $975 million and a Tranche C term loan to SSC Canada in the aggregate principal amount of $300 million, with outstanding balances of $490 million and $295 million, respectively, at December 31, 2006. The term loans are payable in quarterly installments and mature on November 1, 2011. In addition, the Credit Agreement provides for a deposit funded letter of credit facility, related to the variable rate industrial revenue bonds, for approximately $122 million that matures on November 1, 2010. A loss of $12 million was recorded in 2004 due to the early extinguishment of the Company’s former credit agreements, primarily related to the payment of fees and expenses of $11 million.

In December 2005, the Company and its lenders entered into an agreement and amendment (“Incremental Term Loan Assumption Agreement and Amendment No. 2”) to the Credit Agreement to (i) ease certain financial covenant requirements as of December 31, 2005 and for future periods through September 30, 2007,(ii) increase interest rates for the credit facilities by 0.25% and (iii) provide for a new term loan. Under the Incremental Term Loan Assumption Agreement and Amendment No. 2, the Company has the option to borrow at a rate equal to LIBOR plus 2.25% or alternate base rate (“ABR”) plus 1.25% for the term loan facilities and LIBOR plus 2.50% or ABR plus 1.50% for the revolving credit facilities (the “Applicable Rate”). The Applicable Rate will increase by 0.25% if at any time the Company’s senior secured indebtedness is rated lower than BB- by Standard & Poor’s and Ba3 by Moody’s Investors Service. The Applicable Rate with respect to term loan facilities will decrease by 0.25% if, at any time, the Company’s Consolidated Senior Secured Leverage Ratio is less than 3.0 to 1.0. The other material terms of the Credit Agreement, including security and final maturity, remained the same as under the original Credit Agreement. The Incremental Term Loan Assumption Agreement and Amendment No. 2 also provided for a new SSC Canada Incremental Term Loan (“Tranche C-1”) in the aggregate principal amount of $90 million, with an outstanding balance of $89 million at December 31, 2006. The term loan is payable in quarterly installments and matures on November 1, 2011. The Company used the proceeds of the Tranche C-1 to repay $90 million of Tranche B term loan. The Company paid fees and other expenses of $4 million in 2005 related to this transaction.

The interest rate with respect to term loan facilities decreased by 0.25% effective March 1, 2007, as a result of our Consolidated Senior Secured Leverage Ratio decreasing to less than 3.0 to 1.0.

The obligations of the Company under the Credit Agreement are unconditionally guaranteed by SSCC and the material U.S. subsidiaries of the Company. The obligations of SSC Canada under the Credit Agreement are unconditionally guaranteed by SSCC, the Company, the material U.S. subsidiaries of the Company and the material Canadian subsidiaries of SSC Canada. The obligations of the Company under the Credit Agreement are secured by a security interest in substantially all of the assets and properties of SSCC, the Company (except for three paper mills) and the material U.S. subsidiaries of the Company, by a pledge of all of the capital stock of the Company and the material U.S. subsidiaries of the Company and by a pledge of 65% of the capital stock of SSC Canada that is directly owned by the Company. The security interests securing the Company’s obligation under the Credit Agreement exclude cash, cash equivalents, certain trade receivables, three paper mills and the land and buildings of certain corrugated container facilities. The obligations of SSC Canada under the Credit Agreement are secured by a security interest in substantially all of the assets and properties of SSC Canada (except three paper mills) and the material Canadian subsidiaries of SSC Canada, by a pledge of all of the capital stock of the material Canadian subsidiaries of SSC Canada and by the same U.S. assets, properties and capital stock that secure the Company’s obligations under the Credit Agreement. The security interests securing SSC Canada’s obligation under the Credit Agreement exclude three mills and property related thereto and certain other real property located in New Brunswick and Quebec.

The Credit Agreement contains various covenants and restrictions including (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (iii) limitations on capital expenditures and (iv) maintenance of certain financial covenants. The Credit Agreement also requires prepayments if we have excess cash flows, as defined therein, or receive proceeds from certain asset sales, insurance or incurrence of certain indebtedness. Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, our lenders could foreclose on our assets. If we were unable to refinance these borrowings on favorable terms, our costs of borrowing could increase significantly. At December 31, 2006, we were in compliance with the financial covenants required by the Credit Agreement. As of December 31, 2006, subject to the above limitations, we have unused borrowing capacity under our revolving credit facilities of $539 million, after giving consideration to outstanding letters of credit.

2006 Transactions

In 2006, the Company and its subsidiary, SSC Canada, as borrowers, and SSCC, as guarantor, entered into an amendment to the Credit Agreement with its lending group permitting the Company to use a portion of the net cash proceeds to be received from the sale of the Company’s Consumer Packaging division and additional borrowings, if necessary, to prepay certain unsecured debt. In addition, the amendment provided for the release of the lien on the assets of the Consumer Packaging division. The amendment (i) required the use of $240 million of the proceeds to prepay Tranche B term loans; (ii) permitted the use of up to $400 million of the proceeds to prepay the unsecured senior notes; and

(iii) permitted the reinvestment of up to $250 million of the balance of the proceeds in the business of the Company and its subsidiaries. If, after giving effect to the payments described above, the remaining balance of the proceeds exceeded $10 million, the Company would be required to use the remaining balance of the proceeds to make a further repayment of the term loans in accordance with the provisions of the Credit Agreement.

On June 30, 2006, the Company completed the sale of the Consumer Packaging division and used the proceeds to repay the following obligations:

In Millions
Tranche B term loan, due in various installments through November 1, 2011	$240
SSCE revolving credit facility, due November 1, 2009	218
9.25% unsecured senior notes, due February 1, 2008	298
9.75% unsecured senior notes, due February 1, 2011	102
Other debt	20
Total debt repayment	878
Tender premium and fees	24
Total application of net proceeds	$902

In October 2006, the net proceeds were reduced by $5 million as a result of final working capital adjustments, which were previously accrued. The Company recorded a loss on early extinguishment of debt of $28 million related to the repayment of borrowings with net proceeds from the sale of its Consumer Packaging division. The loss included $24 million for tender premiums and fees for the unsecured senior notes called and a $4 million non-cash write-off of related unamortized deferred debt issuance costs.

In September 2006, the Company used $59 million of proceeds received from the SRC accounts receivable securitization program to repay $50 million of the outstanding Tranche B term loan due November 1, 2011 and $9 million of the revolving credit facility.

Senior Notes

The following is a description of our other senior notes outstanding as of the date of this prospectus.

The 9 3/4% Senior Notes of approximately $102 million are redeemable at a price of 103.25%, plus accrued interest. On April 9, 2007, we called the remaining amount of the 9 3/4% Senior Notes for full redemption on May 9, 2007 in accordance with the terms of the indenture governing the 9 3/4% Senior Notes. We will use borrowings under our revolving credit facility to redeem the 9 3/4% Senior Notes and pay related call premiums of $3 million and accrued interest of $3 million.

The 8.375% unsecured senior notes of $400 million are redeemable in whole or in part at the option of the Company beginning on July 1, 2007 at a price of 104.188% plus accrued interest. The redemption price will decline each year after 2007 and beginning on July 1, 2010 will be 100% of the principal amount, plus accrued interest.

The 8.25% unsecured senior notes of $700 million are redeemable in whole or in part at the option of the Company beginning on October 1, 2007 at a price of 104.125% plus accrued interest. The redemption price will decline each year after 2007 and beginning on October 1, 2010 will be 100% of the principal amount, plus accrued interest.

The 7.50% unsecured senior notes of $300 million are redeemable in whole or in part at the option of the Company beginning on June 1, 2008 at a price of 103.75% plus accrued interest. The redemption price will decline each year after 2008 and beginning on June 1, 2011 will be 100% of the principal amount, plus accrued interest.

The 7.375% unsecured senior notes of $200 million are redeemable in whole or in pat at the option of the Company beginning on July 15, 2009 at a price of 103.688% plus accrued interest. The redemption price will decline each year after 2009 and beginning on July 15, 2012 will be 100% of the principal amount, plus accrued interest.

The 9.25% unsecured senior notes aggregating $2 million are not redeemable prior to maturity.

The 8.0% unsecured senior notes of $675 million are redeemable in whole or in part at the option of the Company beginning on March 15, 2012 at a price of 104.000% of their principal amount, plus accrued interest. The redemption price will decline each year after 2012 and, beginning on March 15, 2015, will be 100% of their principal amount plus accrued interest. In addition, the Company may redeem up to 35 percent of the notes at a redemption price of 108.00% of their principal amount, plus accrued interest, using the proceeds from sales of certain kinds of capital stock of SSCE or Smurfit-Stone Container Corporation, SSCE’s parent. See “Description of the Notes.”

The senior notes contain business and financial covenants which are less restrictive than those contained in the Credit Agreement.

On March 30, 2007, we used approximately $66 million in borrowings against our senior secured credit facility together with an escrow balance of $3 million to prepay the $69 million outstanding aggregate principal balance of 8.45% mortgage notes, which were payable on September 1, 2007.

Other

In May 2005, the Company issued environmental improvement revenue refunding bonds in the amount of $72 million. New bonds in the principal amount of $30 million were issued at an interest rate of 5.125% and are due in 2013. New bonds in the principal amount of $42 million were issued at an interest rate of 5.25% and are due in 2015. The proceeds of these bonds were used to repay $72 million of revenue refunding bonds at interest rates of 7.875% and 8.25%, respectively.

Interest costs capitalized on construction projects in 2006, 2005 and 2004 totaled $8 million, $8 million and $5 million, respectively. Interest payments on all debt instruments for 2006, 2005 and 2004 were $360 million, $344 million and $340 million, respectively.

CERTAIN TAX CONSIDERATIONS

The following discussion is a summary of certain United States federal income tax consequences generally applicable to the exchange of outstanding notes pursuant to the exchange offer.

HOLDERS OF OUTSTANDING NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER, INCLUDING THE APPLICATION AND EFFECT OF THE CODE, AS WELL AS STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) THE DISCUSSION WITH RESPECT TO FEDERAL TAX MATTERS IN THIS PROSPECTUS WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY HOLDER OF OUTSTANDING NOTES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER; (B) THE DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING (WITHIN THE MEANING OF IRS CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE DISCUSSION; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

United States Federal Income Tax Considerations

The following general discussion summarizes certain U.S. federal income tax aspects of the exchange offer to holders of the outstanding notes. This discussion is a summary for general information purposes only, is limited to the federal income tax consequences of the exchange offer, and does not consider all aspects of the outstanding notes and registered notes. This discussion does not consider the impact, if any, of a holder’s personal circumstances on the tax consequences of the exchange offer to such holder. This discussion also does not address the U.S. federal income tax consequences to holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the outstanding notes as part of a “straddle,” a “hedge” against currency risk, a “conversion transaction,” or other risk reduction transaction, or persons that have a “functional currency” other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction or any federal estate taxes. The discussion below assumes the notes are held as capital assets within the meaning of Internal Revenue Code section 1221.

This discussion is based upon the Internal Revenue Code, existing and presupposed regulations thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. We have not and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. We can give no assurance that the IRS will not take positions concerning the tax consequences of the exchange offer which are different from those discussed herein.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances of holders. Holders of the outstanding notes are strongly urged to consult their own tax advisors as to the specific tax consequences to them of the exchange offer, including the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign jurisdiction.

The exchange of outstanding notes for registered notes under the terms of the exchange offer will not constitute a taxable exchange. As a result, (1) a holder will not recognize taxable gain or loss as a result of exchanging outstanding notes for registered notes under the terms of the exchange offer, (2) the holding period of the registered notes will include the holding period of the outstanding notes exchanged for the registered notes and (3) the adjusted tax basis for the registered notes will be the same as the adjusted tax basis, immediately before the exchange, of the outstanding notes exchanged for the registered notes.

PLAN OF DISTRIBUTION

Based on interpretations by the staff set forth in no-action letters issued to third parties, we believe that a holder, other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or a broker dealer registered under the Exchange Act that purchases notes from us to resell in compliance with Rule 144A under the Securities Act or any other exemption, that exchanges outstanding notes for registered notes in the ordinary course of business and that is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the registered notes will be allowed to resell the registered notes to the public without further registration under the Securities Act and without delivering to the purchasers of the registered notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires registered notes in the exchange offer for the purpose of distributing or participating in a distribution of the registered notes, such holder cannot rely on the position of the staff enunciated in Exxon Capital Holdings Corporation or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of registered notes obtained by such holder in exchange for outstanding notes acquired by such holder directly from us or an affiliate of ours, unless an exemption from registration is otherwise available.

As contemplated by the above no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that they:

•       are not an affiliate of ours;

•       are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the outstanding notes or the registered notes;

•       are acquiring the registered notes in the ordinary course of business; and

•       if they are a broker dealer, they will receive the registered notes for their own account in exchange for the outstanding notes that were acquired as a result of market- making activities or other trading activities. Each broker dealer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes.

Any broker dealer registered under the Exchange Act who holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities, other than outstanding notes acquired directly from us or any affiliate of ours, may exchange such outstanding notes for registered notes pursuant to the exchange offer; however, such broker dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such broker dealer of this prospectus, as it may be amended or supplemented from time to time. We have agreed to use our reasonable best efforts to cause the registration statement, of which this prospectus is a part, to remain continuously effective for a period of 180 days from the exchange date, and to make this prospectus, as amended or supplemented, available to any such broker dealer for use in connection with resales. Any broker dealer participating in the exchange offer will be required to acknowledge that it will deliver a prospectus in connection with any resales of registered notes received by it in the exchange offer. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

We will not receive any proceeds from any sale of registered notes by a broker dealer. Registered notes received by broker dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealers and/or the purchasers of any such registered notes. Any broker dealer that resells registered notes that were received by it for its own account in the exchange offer and any broker dealer that participates in a distribution of such registered notes may be deemed to be an underwriter within the meaning of the Securities Act and any profit on any such resale of registered notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, other than commissions and concessions of broker dealers, and will indemnify the holders of the outstanding notes, including any broker dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the registered notes offered hereby will be passed upon for us by Armstrong Teasdale LLP, St. Louis, Missouri.

EXPERTS

The consolidated financial statements of Smurfit-Stone Container Enterprises, Inc. at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

SSCE files annual, quarterly and special reports and other information under the Exchange Act with the Commission. Such reports and other information (including the documents incorporated by reference into this prospectus) may be inspected and copied at the Commission's public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549-0102. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding companies like SSCE that file electronically with the Commission. Such reports, proxy statements and other documents and information concerning us are also available for inspection at the office of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

We will have filed with the Securities and Exchange Commission in Washington, D.C., a registration statement on Form S-4 under the Securities Act with respect to the registered notes offered by this prospectus. This prospectus does not contain all of the information contained in the registration statement, as permitted by the rules and regulations of the Securities and Exchange Commission.

You may obtain a copy of any of these documents, at no cost, by accessing the website of Smurfit-Stone Container Corporation, our parent corporation, at www.smurfit-stone.com. You may also obtain a copy of any of these documents, at no cost, by writing or telephoning SSCE at the following address:

Smurfit-Stone Container Enterprises, Inc.

150 N. Michigan Avenue

Chicago, Illinois 60601

Attention: Corporate Secretary

Phone:         (312) 346-6600

All other schedules specified under Regulation S-X have been omitted because they are not applicable, because they are not required or because the information required is included in the financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Smurfit-Stone Container Enterprises, Inc.

We have audited the accompanying consolidated balance sheets of Smurfit-Stone Container Enterprises, Inc. (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the Index at page F-47. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Smurfit-Stone Container Enterprises, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the financial statements, in 2006 the Company changed its method of accounting for purchases and sales of inventory with the same counterparty, share-based payments, and its method of accounting for defined benefit pension and other postretirement plans.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Smurfit-Stone Container Enterprises, Inc.’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2007, expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

St. Louis, Missouri
February 27, 2007

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In millions, except share data)
Assets
Current assets
Cash and cash equivalents	$9	$5
Receivables, less allowances of $7 in 2006 and $10 in 2005	166	224
Retained interest in receivables sold	179	139
Inventories, including amounts valued under LIFO method
Work-in-process and finished goods	155	234
Materials and supplies	383	500
	538	734
Prepaid expenses and other current assets	34	82
Total current assets	926	1,184
Net property, plant and equipment	3,731	4,245
Timberland, less timber depletion	43	44
Goodwill	2,873	3,309
Other assets	203	332
	$7,776	$9,114
Liabilities and Stockholder's Equity
Current liabilities
Current maturities of long-term debt	$84	$35
Accounts payable	542	654
Accrued compensation and payroll taxes	211	186
Interest payable	79	97
Income taxes payable	2	17
Current deferred income taxes	2	15
Other current liabilities	145	183
Total current liabilities	1,065	1,187
Long-term debt, less current maturities	3,550	4,536
Other long-term liabilities	1,010	1,123
Deferred income taxes	487	529
Stockholder's equity
Common stock, par value $.01 per share; 1,000 shares authorized, 770 issued and outstanding in 2006 and 2005
Additional paid-in capital	3,635	3,604
Retained earnings (deficit)	(1,559)	(1,492)
Accumulated other comprehensive income (loss)	(412)	(373)
Total stockholder's equity	1,664	1,739
	$7,776	$9,114

See notes to consolidated financial statements.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005	2004
	(In millions)
Net sales	$7,157	$6,812	$6,716
Costs and expenses
Cost of goods sold	6,185	6,054	5,807
Selling and administrative expenses	677	689	655
Restructuring charges	43	321	16
Asset impairment charge			73
(Gain) loss on sale of assets	(24)	1	(7)
Operating income (loss)	276	(253)	172
Other income (expense)
Interest expense, net	(341)	(345)	(342)
Loss on early extinguishment of debt	(28)		(11)
Interest income from SSCC			73
Other, net	(17)	(21)	(18)
Loss from continuing operations before income taxes	(110)	(619)	(126)
Benefit from income taxes	40	241	73
Loss from continuing operations	(70)	(378)	(53)
Discontinued operations
Income from discontinued operations, net of income tax provisions of $9 in 2006, $34 in 2005, and $36 in 2004	14	51	54
Loss on disposition of discontinued operations, net of income tax provision of $174	(3)
Net income (loss)	$(59)	$(327)	$1

See notes to consolidated financial statements.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

	Common Stock				Accumulated
	Number of Shares	Par Value, $.01	Additional Paid-In Capital	Retained Earnings (Deficit)	Other Comprehensive Income (Loss)	Total
	(In millions, except share data)
Balance at January 1, 2004	1,000	$	$4,176	$(1,150)	$(289)	$2,737
Comprehensive income (loss)
Net income				1		1
Other comprehensive income (loss)
Deferred hedge loss, net of tax benefit of $4					(7)	(7)
Foreign currency translation adjustment, net of tax benefit of $2					(4)	(4)
Minimum pension liability adjustment, net of tax benefit of $7					(14)	(14)
Comprehensive income (loss)						(24)
SSCC notes receivable exchange	(230)		(645)			(645)
Capital contribution from SSCC			56			56
Dividends paid				(8)		(8)
Balance at December 31, 2004	770		3,587	(1,157)	(314)	2,116
Comprehensive income (loss)
Net loss				(327)		(327)
Other comprehensive income (loss)
Deferred hedge gain, net of tax expense of $18					29	29
Foreign currency translation adjustment, net of tax benefit of $4					(7)	(7)
Minimum pension liability adjustment, net of tax benefit of $44					(81)	(81)
Comprehensive income (loss)						(386)
Capital contribution from SSCC			17			17
Dividends paid				(8)		(8)
Balance at December 31, 2005	770		3,604	(1,492)	(373)	1,739
Comprehensive income (loss)
Net loss				(59)		(59)
Other comprehensive income (loss)
Deferred hedge loss, net of tax benefit of $20					(31)	(31)
Minimum pension liability adjustment, net of tax expense of $64					107	107
Comprehensive income						17
Adjustment to initially apply SFAS No. 158, net of tax benefit of $66					(115)	(115)
Capital contribution from SSCC			31			31
Dividends paid				(8)		(8)
Balance at December 31, 2006	770	$	$3,635	$(1,559)	$(412)	$1,664

See notes to consolidated financial statements.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In millions)
Cash flows from operating activities
Net income (loss)	$(59)	$(327)	$1
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Gain on disposition of discontinued operations	(171)
Loss on early extinguishment of debt	28		11
Depreciation, depletion and amortization	377	408	416
Amortization of deferred debt issuance costs	9	9	11
Deferred income taxes	108	(233)	(54)
Pension and postretirement benefits	(14)	(44)	(48)
(Gain) loss on sale of assets	(24)	1	(7)
Non-cash impairment and restructuring charges	23	271	80
Non-cash stock-based compensation	25	12	10
Non-cash interest income from SSCC			(73)
Non-cash foreign currency (gains) losses	(1)	9	22
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Receivables	11	48	(99)
Inventories	46	39	(50)
Prepaid expenses and other current assets	15	5	(18)
Accounts payable and accrued liabilities	(90)	28	64
Interest payable	(17)	3	(4)
Other, net	(1)	(8)	3
Net cash provided by operating activities	265	221	265
Cash flows from investing activities
Expenditures for property, plant and equipment	(274)	(276)	(219)
Proceeds from property and sale of businesses	980	8	32
Payments on acquisitions, net of cash received		(9)	(13)
Notes receivable from SSCC			8
Net cash provided by (used for) investing activities	706	(277)	(192)
Cash flows from financing activities
Proceeds from long-term debt		162	1,480
Net repayments of debt	(937)	(93)	(1,615)
Debt repurchase premiums	(24)
Net repayments under accounts receivable securitization programs			(177)
Net proceeds from sale of receivables			203
Capital contribution from SSCC	2	1	54
Dividends paid	(8)	(8)	(8)
Deferred debt issuance costs		(7)	(16)
Net cash provided by (used for) financing activities	(967)	55	(79)
Increase (decrease) in cash and cash equivalents	4	(1)	(6)
Cash and cash equivalents
Beginning of year	5	6	12
End of year	$9	$5	$6

See notes to consolidated financial statements.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in millions)

1.        Significant Accounting Policies

Basis of Presentation:   Smurfit-Stone Container Enterprises, Inc. (“SSCE” or the “Company”) is a wholly-owned subsidiary of Smurfit-Stone Container Corporation (“SSCC”).

Prior to November 1, 2004, SSCC owned 100% of the equity interest in JSCE, Inc. (“JSCE”) and Stone Container Corporation (“Stone”). JSCE owned 100% of the equity interest in Jefferson Smurfit Corporation (U.S.) (“JSC(U.S.)”) and was the guarantor of the senior unsecured indebtedness of JSC(U.S.). JSCE had no operations other than its investment in JSC(U.S.). On November 1, 2004, JSCE merged with and into JSC(U.S.), with JSC(U.S.) as the surviving company, and then JSC(U.S.) merged with and into Stone, with Stone as the surviving company (the “Merger”), principally to consolidate debt financing activities of the Company and its subsidiaries. Stone was simultaneously renamed SSCE.

Stone and JSC(U.S.) were wholly-owned subsidiaries of SSCC and, therefore, the historical cost basis of the acquired entity, JSC(U.S.) carried over into SSCE. As a result of the Merger, the financial statements of the Company for 2004 have been restated to include the combined results of Stone and JSC(U.S.). In addition, notes receivable due from SSCC were settled (See Note 18). The Merger did not impact the operating activities of the merged companies which continue to do business as SSCC.

Nature of Operations:   The Company’s major operations are containerboard, corrugated containers and reclamation. The Company’s paperboard mills procure virgin and reclaimed fiber and produce paperboard for conversion into corrugated containers at Company-owned facilities and third-party converting operations. The Company also provides single source full service merchandising solutions to retailers and consumer packaging companies. Paper product customers represent a diverse range of industries including paperboard packaging and a broad range of manufacturers of consumer goods. Recycling operations collect or broker wastepaper for sale to Company-owned and third-party paper mills. Customers and operations are located principally in North America.

Principles of Consolidation:   The consolidated financial statements include the accounts of the Company and majority-owned and controlled subsidiaries. Investments in non-majority owned affiliates are accounted for using the equity method. Significant intercompany accounts and transactions are eliminated in consolidation.

Cash and Cash Equivalents:   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition:   The Company recognizes revenue at the time persuasive evidence of an agreement exists, price is fixed and determinable, title passes to external customers and collectibility is reasonably assured. Shipping and handling costs are included in cost of goods sold.

Effective April 1, 2006, the Company adopted Emerging Issues Task Force (“EITF”) Issue No. 04-13, “Accounting for Purchases and Sales of Inventory With the Same Counterparty,” for new arrangements and modifications or renewals of existing arrangements. EITF No. 04-13 requires certain inventory buy/sell transactions between counterparties within the same line of business to be viewed as a single exchange transaction. EITF No. 04-13 required the Company to prospectively report, beginning in the second quarter of 2006, certain inventory buy/sell transactions of similar containerboard types in the Containerboard and Corrugated Containers segment on a net basis in the consolidated statements of operations, thereby reducing net sales and cost of goods sold by $194 million for 2006. Had EITF

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

1.               Significant Accounting Policies (Continued)

No. 04-13 previously been in effect, net sales and cost of goods sold would have been reduced by an additional $58 million for the first quarter of 2006, and $296 million and $268 million for 2005 and 2004, respectively.

Receivables, Less Allowances:   Credit is extended to customers based on an evaluation of their financial condition. The Company evaluates the collectibility of accounts receivable on a case-by-case basis and makes adjustments to the bad debt reserve for expected losses, considering such things as ability to pay, bankruptcy, credit ratings and payment history. The Company also estimates reserves for bad debts based on historical experience and past due status of the accounts.

Inventories:   Inventories are valued at the lower of cost or market under the last-in, first-out (“LIFO”) method, except for $299 million in 2006 and $337 million in 2005, which are valued at the lower of average cost or market. First-in, first-out (“FIFO”) costs (which approximate replacement costs) exceed the LIFO value by $81 million and $123 million at December 31, 2006 and 2005, respectively.

Net Property, Plant and Equipment:   Property, plant and equipment are carried at cost. The costs of additions, improvements and major replacements are capitalized, while maintenance and repairs are charged to expense as incurred. Provisions for depreciation and amortization are made using straight-line rates over the estimated useful lives of the related assets and the shorter of useful lives or terms of the applicable leases for leasehold improvements. Papermill machines have been assigned a useful life of 18 to 23 years, while major converting equipment has been assigned a useful life ranging from 12 to 20 years (See Note 7).

Timberland, Less Timber Depletion:   Timberland is stated at cost less accumulated cost of timber harvested. The portion of the costs of timberland attributed to standing timber is charged against income as timber is cut, at rates determined annually, based on the relationship of unamortized timber costs to the estimated volume of recoverable timber. The costs of seedlings and reforestation of timberland are capitalized.

Goodwill and Other Intangible Assets:   Goodwill and other intangible assets with indefinite lives are no longer amortized, but instead are reviewed annually or more frequently, if impairment indicators arise. For purposes of measuring goodwill impairment, the Company’s reporting units are its business segments. Other intangible assets represent the fair value of identifiable intangible assets acquired in purchase business combinations. Other intangible assets are amortized over their expected useful life, unless the assets are deemed to have an indefinite life. Other intangible assets are included in other assets in the Company’s consolidated balance sheets (See Note 17).

Deferred Debt Issuance Costs and Losses From Extinguishment of Debt:   Deferred debt issuance costs included in other assets are amortized over the terms of the respective debt obligations using the interest method. The Company records losses due to early extinguishment of debt as a component of income (loss) from continuing operations.

Long-Lived Assets:   Long-lived assets held and used by the Company are reviewed for impairment when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

1.               Significant Accounting Policies (Continued)

of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset compared to the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value (See Note 6).

Once the Company commits to a plan to abandon or take out of service a long-lived asset before the end of its previously estimated useful life, depreciation estimates are revised to reflect the use of the asset over its shortened useful life (See Note 3).

A component of the Company is classified as a discontinued operation if the operations and cash flows of the component will be (or have been) eliminated from the ongoing operations of the Company (See Note 2).

Income Taxes:   The Company accounts for income taxes in accordance with the liability method of accounting for income taxes. Under the liability method, deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (See Note 14).

Foreign Currency Translation:   The functional currency for Canadian operations is the U.S. dollar. Fluctuations in Canadian dollar monetary assets and liabilities result in gains or losses which are credited or charged to income. Foreign currency transactional gains or losses are also credited or charged to income.

The Company’s remaining foreign operations’ functional currency is the applicable local currency. Assets and liabilities for these foreign operations are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the year. Translation gains or losses are included within stockholder’s equity as part of accumulated other comprehensive income (loss) (“OCI”) (See Note 16).

Derivatives and Hedging Activities:   The Company recognizes all derivatives on the balance sheet at fair value. Derivatives not qualifying for hedge accounting are adjusted to fair value through income. Derivatives qualifying for cash flow hedge accounting are recognized in OCI until the hedged item is recognized in earnings. Hedges related to anticipated transactions are designated and documented at hedge inception as cash flow hedges and evaluated for hedge effectiveness quarterly (See Note 10).

Transfers of Financial Assets:   Certain financial assets are transferred to qualifying special-purpose entities and variable interest entities where the Company is not the primary beneficiary. The assets and liabilities of such entities are not reflected in the consolidated financial statements of the Company. Gains or losses on sale of financial assets depend in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. Quoted market prices are not available for retained interests, so the

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

1.               Significant Accounting Policies (Continued)

Company estimates fair value based on the present value of expected cash flows estimated by using management’s best estimates of key assumptions (See Note 8).

Stock-Based Compensation:   At December 31, 2006, SSCC has stock-based employee compensation plans, including stock options and restricted stock units (“RSUs”). The stock options and RSUs are issued primarily to certain employees of the Company. The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” effective January 1, 2006, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), which the Company had previously adopted on January 1, 2003. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values as of the grant date (See Note 4).

Environmental Matters:   The Company expenses environmental expenditures related to existing conditions resulting from past or current operations from which no current or future benefit is discernible. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. The Company records a liability at the time when it is probable and can be reasonably estimated. Such liabilities are not discounted or reduced for potential recoveries from insurance carriers.

Asset Retirement Obligations:   The Company accounts for asset retirement obligations in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” which establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. Asset retirement obligations recorded consist primarily of landfill capping and closure and post-closure maintenance on the landfills. The Company has other asset retirement obligations upon closure of facilities, principally costs for the removal of asbestos and chemicals, for which retirement obligations are not recorded because the fair value of the liability could not be reliably measured due to the uncertainty and timing of facility closures or demolition. These asset retirement obligations have indeterminate settlement dates because the period over which the Company may settle these obligations is unknown and cannot be estimated. The Company will recognize a liability when sufficient information is available to reasonably estimate its fair value (See Note 13).

Restructuring:   Costs associated with exit or disposal activities are generally recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan (See Note 3).

Guarantees:   The Company accounts for guarantees in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which clarifies and expands on existing disclosure requirements for guarantees and requires the Company to recognize a liability for the fair value of its obligations under that guarantee. The initial measurement and recognition provisions are prospective for guarantees issued after December 31, 2002. Disclosure requirements are effective for all guarantees (See Note 12).

Employee Benefit Plans:   At December 31, 2006, the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which requires the funded status of the Company’s defined benefit pension plans and postretirement plans, measured as the

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

1.               Significant Accounting Policies (Continued)

difference between plan assets at fair value and the benefit obligations, be recorded as an asset or liability with the after-tax impact recorded to OCI in the December 31, 2006 balance sheet, based on an actuarial valuation as of that date. Subsequent changes in the funded status of the plans will be recognized in OCI in the year in which the changes occur (See Note 15).

Use of Estimates:   The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications:   Certain reclassifications of prior year presentations have been made to conform to the 2006 presentation.

Prospective Accounting Pronouncements:   In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN No. 48”), an interpretation of SFAS No. 109, “Accounting for Income Taxes,” to create a single model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN No. 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN No. 48 as of January 1, 2007, and the cumulative effect of the new standard will be recorded as an adjustment to retained earnings. The impact of the adoption of FIN No. 48 is not expected to have a material impact on the Company’s financial position.

In September 2006, the FASB issued FASB Staff Position (“FSP”) No. AUG AIR-1 “Accounting for Planned Major Maintenance Activities,” effective for fiscal years beginning after December 15, 2006, and the Company plans to adopt this standard effective January 1, 2007. This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The FSP requires retrospective application to all financial statements presented. The new standard will not impact the Company’s annual 2006 financial statements; however the after-tax impact on the Company’s 2006 interim income (loss) from continuing operations and net income (loss) would have been income (expense) of $(1) million, an immaterial amount, $6 million and $(5) million in the first, second, third and fourth quarters, respectively.

2.              Discontinued Operations

On June 30, 2006, the Company completed the sale of substantially all of the assets of its Consumer Packaging division to a company formed by Texas Pacific Group for approximately $1.04 billion. Reflecting final working capital adjustments and sales transaction costs, net cash proceeds were $897 million, which excluded $130 million of accounts receivable previously sold to Stone Receivables Corporation (“SRC”) under the accounts receivable securitization program. The Company recorded a pretax gain of $171 million, offset by a $174 million income tax provision, resulting in a net loss on sale of discontinued operations of $3 million. The after-tax loss was the result of a provision for income taxes that was higher than the statutory income tax rate due to non-deductible goodwill of $273 million.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

2.                                    Discontinued Operations (Continued)

The Consumer Packaging division was a reportable segment of the Company comprised of four coated recycled boxboard mills, 39 consumer packaging operations in the United States, including folding carton, multiwall and specialty bag, flexible packaging, label, contract packaging and lamination businesses and one consumer packaging plant in Brampton, Ontario. Net sales for these operations were $787 million for the six months ended June 30, 2006, and $1,584 million and $1,575 million for the years ended December 31, 2005 and 2004, respectively. These facilities employed approximately 6,600 hourly and salaried employees. The results of operations from the Consumer Packaging segment have been reclassified as discontinued operations for all periods presented.

Prior to the sale, the Company sold kraft paper, bleached linerboard, corrugated boxes and recycled fiber to the Consumer Packaging division. These intercompany sales, which have been eliminated in the Company’s consolidated financial statements, were $108 million, $209 million and $207 million in 2006, 2005 and 2004, respectively.

The Company has entered into supply agreements with the purchaser of the Consumer Packaging division to continue to sell these products to the divested business for up to a two year period. Pursuant to these agreements, the Company sold $81 million in the second half of 2006. The Company has entered into a transition services agreement to provide corporate administrative services and information technology infrastructure for a period of up to 18 months. Under this agreement, the Company billed $6 million for transition services in the second half of 2006.

The assets and liabilities of the discontinued operations included in the accompanying consolidated balance sheet as of December 31, 2005 consisted of the following:

Receivables	$10
Inventories	150
Prepaid expenses and other current assets	3
Net property, plant and equipment	356
Goodwill	279
Other assets	9
$807
Accounts payable	$78
Accrued compensation and payroll taxes	24
Other current liabilities	15
Long-term debt	16
Other long-term liabilities	1
$134

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

3.   Strategic Initiatives and Restructuring Activities

During 2005, the Company announced a strategic initiative plan to improve performance and better position the Company for long-term growth. The plan focused on cost reduction and productivity initiatives from which the Company expects to achieve $525 million in annual savings by the end of 2008. As part of the initiative plan, the Company completed the sale of its Consumer Packaging division on June 30, 2006 and used the proceeds to reduce debt (See Notes 2 and 9). The original cost reduction and productivity initiatives target included cost savings benefits to be derived from the Consumer Packaging division and, accordingly, the Company has adjusted this target to exclude the impact of the Consumer Packaging division from both the target and the actual savings achieved.

In 2005, as the first step in this cost reduction process and in order to better align production capacity with market conditions and demand, the Company permanently closed the New Richmond, Quebec linerboard mill, the Bathurst, New Brunswick medium mill and the previously idled No. 2 paper machine at the Fernandina Beach, Florida linerboard mill. The Company’s containerboard manufacturing capacity was reduced by 700,000 tons, or 8.5% as a result of these closures. In addition, the Company also closed two converting facilities, exited its investment in the Las Vegas, Nevada converting facility, and agreed to the closure of the Groveton, New Hampshire medium mill, in which the Company owns a minority interest. The Company recorded restructuring charges of $321 million, including non-cash charges of $267 million related to the write-down of assets, primarily property, plant and equipment, to estimated net realizable values and $4 million related to a pension curtailment charge for terminated employees. The remaining charges were primarily for severance, benefits, lease commitments and post-closure environmental costs. These shutdowns resulted in approximately 780 employees being terminated. The net sales and operating losses of the two shutdown converting operations in 2005 prior to closure were $24 million and $5 million, respectively. The net sales and operating losses of these facilities in 2004 were $28 million and $3 million, respectively.

In 2006, in conjunction with the strategic initiative plan, the Company closed fifteen converting facilities and permanently shutdown four corrugators, resulting in the termination of approximately 1,400 employees. In addition, another 700 employees were terminated as part of the strategic initiative plan. The Company recorded restructuring charges of $43 million, net of an $18 million gain from the sale of three shutdown facilities and the No. 2 paper machine at the Fernandina Beach, Florida linerboard mill. The fixed assets of the shutdown operations were adjusted to the estimated net realizable value, resulting in a non-cash charge of $21 million. In addition, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company recorded a $2 million non-cash restructuring charge in the fourth quarter of 2006 to accelerate the related depreciation over the revised useful life of equipment expected to be abandoned. The remaining charges were primarily for severance and benefits, including pension settlement costs of $6 million. The net sales and operating losses of these facilities in 2006 prior to closure were $169 million and $30 million, respectively. The net sales and operating losses of these facilities in 2005 were $262 million and $27 million, respectively. The net sales and operating losses of these facilities in 2004 were $251 million and $15 million, respectively. Additional charges of up to $4 million will be recorded in future periods related to the closure of these converting facilities for pension settlement costs.

During the next two years, to implement the planned initiatives, the Company expects to record additional restructuring charges of approximately $125 million, including accelerated depreciation of

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

3.   Strategic Initiatives and Restructuring Activities (Continued)

approximately $40 million related to equipment expected to be abandoned or taken out of service in conjunction with the future closure of certain corrugated container facilities.

During 2004, the Company closed ten converting facilities and exited its Indonesian operations, resulting in restructuring charges of $16 million, net of a $5 million gain from sales of three shutdown facilities. The fixed assets of the shutdown operations were adjusted to the estimated net realizable value, resulting in a $7 million non-cash write-down. The remaining charges were primarily severance and benefits resulting from approximately 1,000 employees being terminated. The net sales and operating losses of these shutdown operations in 2004 prior to closure were $99 million and $15 million, respectively.

The following is a summary of the restructuring liabilities recorded as part of the rationalization of the Company’s mill and converting operations, including the termination of employees and liabilities for lease commitments at the closed facilities.

	Write-down of Property, Equipment and Investments to Fair Value	Severance and Benefits	Lease Commitments	Facility Closure Costs	Other	Total
Balance at January 1, 2004	$	$17	$12	$15	$	$44
Charge	7	11	1	2	(5)	16
Payments		(23)	(2)	(5)		(30)
Non-cash reduction	(7)					(7)
Sale of assets					5	5
Balance at December 31, 2004		5	11	12		28
Charge	267	35	7	12		321
Payments		(21)	(3)	(3)		(27)
Non-cash reduction	(267)	(4)				(271)
Balance at December 31, 2005		15	15	21		51
Charge	23	38	4	(4)	(18)	43
Payments		(34)	(2)	(8)		(44)
Non-cash reduction	(23)					(23)
Sale of assets					18	18
Balance at December 31, 2006	$	$19	$17	$9	$	$45

The $4 million adjustment to facility closure costs in 2006 is due primarily to revising environmental exit liabilities, based on current information and experience.

Cash Requirements

Future cash outlays under the restructuring of operations are anticipated to be $35 million in 2007, $5 million in 2008, $3 million in 2009 and $2 million thereafter.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

4.   Stock-Based Compensation

SSCC has stock options and RSUs outstanding under several long-term incentive plans. The stock options and RSUs have been granted primarily to certain employees of the Company. The stock options granted under plans prior to the 1998 Long-Term Incentive Plan (the “1998 Plan”) are fully vested and exercisable.

The 1998 Plan and the 2004 Long-Term Incentive Plan (the “2004 Plan”) have reserved 16.5 million and 12.5 million shares, respectively, of SSCC common stock for non-qualified stock options, RSUs and performance awards to officers, key employees and non-employee directors of the Company. The stock options are exercisable at a price equal to the fair market value of the SSCC stock on the date of grant. The vesting schedule and other terms and conditions of options granted under each plan are established separately for each grant. The options expire no later than seven to ten years from the date of grant.

Certain grants under the 1998 Plan and the 2004 Plan contain change in control provisions which provide for immediate vesting and exercisability in the event that specific ownership conditions are met. Grants issued before December 31, 2005 allowed for immediate vesting and exercisability in the event of retirement. For grants issued after December 31, 2005, unvested awards do not vest upon retirement. These options remain exercisable until the earlier of five years from retirement or ten years from the initial grant date.

SFAS No. 123

In 2003, the Company adopted the fair value recognition provisions of SFAS No. 123. The Company selected the prospective transition method as allowed in SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” which required expensing options prospectively, beginning in the year of adoption, and utilized the Black-Scholes formula to estimate the value of stock options granted to employees. Because the prospective transition method was used and awards vest over three to eight years (see below), the expense for 2005 and 2004 is less than what would have been recognized if the fair value-based method had been applied to all awards since the original effective date of SFAS No. 123. The following table illustrates the effect on net loss and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period.

	2005	2004
Net income (loss), as reported	$(327)	$1
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	7	6
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(12)	(15)
Pro forma net loss	$(332)	$(8)

SFAS No. 123(R)

The Company adopted SFAS No. 123(R) on January 1, 2006, under the modified prospective method, in which the requirements of SFAS No. 123(R) must be applied to new awards and to previously granted awards that are not fully vested on the effective date, but does not require a restatement of previous years’

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

4.   Stock-Based Compensation (Continued)

financial statements. Upon adoption, the Company implemented a lattice option pricing model to estimate the fair value of stock options granted after January 1, 2006. The Company changed to a lattice option pricing model as it accommodates dynamic assumptions of expected volatility over the option’s contractual term, and estimates of expected option exercise patterns during the option’s contractual term, including the effect of blackout periods, which provides a better estimate of the options’ fair value and more fully reflects the substantive characteristics of the Company’s stock-based compensation.

The lattice option pricing model considers a range of assumptions related to volatility, risk-free interest rate and historical employee behavior. Expected volatility was based on historical volatility on SSCC common stock and current implied volatilities from traded options on SSCC common stock. The risk-free interest rate was based on U.S. Treasury security yields at the time of grant. The dividend yield on SSCC common stock is assumed to be zero since SSCC has not paid dividends and has no current plans to do so in the future. The expected life was determined from the lattice option pricing model. The lattice option pricing model incorporates exercise and post-vesting forfeiture assumptions based on analysis of historical data.

The following table provides the assumptions used in determining the fair value of the stock-based awards using a lattice option pricing model in 2006 and a Black-Scholes option pricing model in 2005 and 2004.

	2006	2005	2004
Weighted-average volatility	35.65%	41.00%	31.00%
Weighted-average risk-free interest rate	4.59%	4.10%	4.08%
Weighted-average dividend yield	0.00%	0.00%	0.00%
Weighted-average expected life in years	5	6	6

Stock options and RSUs granted prior to December 31, 2005 allowed for immediate vesting and exercisability in the event of retirement. The Company had recognized compensation expense over the explicit service period (up to the date of actual retirement) and will continue this method for awards granted prior to the adoption of SFAS No. 123(R). For options granted after January 1, 2006, the Company is recognizing expense over the explicit service period since the options do not fully vest upon retirement.

The impact of adopting SFAS No. 123(R) for 2006 was an increase in selling and administrative expenses of $5 million due to recognizing expense on non-vested, outstanding shares issued prior to the adoption of SFAS No. 123 on January 1, 2003. The related tax benefit was $2 million for 2006.

Total pretax stock-based compensation costs recognized in selling and administrative expense in the consolidated statements of operations for 2006, 2005 and 2004 were $23 million, $10 million, and $9 million, respectively, excluding stock-based compensation costs related to discontinued operations of $2 million, $2 million and $1 million for 2006, 2005 and 2004, respectively. The related tax benefit for 2006, 2005 and 2004 was $9 million, $4 million, and $3 million, respectively, excluding the tax benefit related to discontinued operations of $1 million for each of 2006, 2005 and 2004.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

4.   Stock-Based Compensation (Continued)

At December 31, 2006, the total compensation cost related to non-vested awards not yet recognized was approximately $33 million to be recognized through November 30, 2009, with a weighted-average expense period of approximately two years.

Stock Options

The stock options granted prior to January 1999 are fully vested and exercisable. The stock options granted between January 1999 and March 2001 vest and become exercisable eight years after the date of grant subject to acceleration based upon the attainment of pre-established stock price targets. For grants between April 2001 and June 2004, the stock options vest and become exercisable at the rate of 25% each year for four years. All non-performance based grants issued subsequent to June 2004 vest and become exercisable on the third anniversary of the award date. Awards with pro rata vesting are expensed on a straight-line basis.

During 2006, the Company granted SSCC performance-based stock options under the 2004 Plan to management level employees responsible for implementing the strategic initiatives plan. Vesting is dependent upon the financial performance of the Company and the attainment of the strategic initiatives savings from 2006 to 2008. These performance-based stock options expire no later than seven years from the date of grant. Compensation expense is recorded over the performance period ranging from two to three years based on the achievement of the performance criteria. As of December 31, 2006, the Company is on target to attain the vesting requirements.

RSUs

The Company issues SSCC RSUs to pay a portion of employee bonuses under its annual management incentive plan. These RSUs vest immediately, but will not be distributed to active employees until the third anniversary of the award date. The Company pays a premium on the employee bonuses in the form of SSCC RSUs (“Premium RSUs”) to certain employees. The Company also issues non-vested SSCC RSUs under the 2004 Plan to certain employees. Non-employee directors are also annually awarded non-vested SSCC RSUs as part of their director compensation. These non-vested RSUs and Premium RSUs vest at the earlier of a change in control, death, disability or three years after the award date. The SSCC RSUs are non-transferable and do not have voting rights.

5.   Acquisitions and Mergers

Equity Affiliates

During 2005, the Company invested in four separate joint ventures for a total of $9 million. The largest is an investment of $7 million in a producer of corrugated sheets and packaging products located in China.

Innovative Packaging

In December 2004, the Company acquired 15% of Innovative Packaging Corp. (“IPC”), a corrugated container facility in Milwaukee, Wisconsin, for $13 million. Previously, the Company owned 85% of IPC and, as a result of the acquisition, now owns 100%. The cost to acquire the remaining 15% of IPC

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

5.   Acquisitions and Mergers (Continued)

eliminated the Company’s minority interest liability of $1 million with the remaining balance of $12 million allocated to intangible assets for $4 million and to goodwill for $8 million. The goodwill is reflected in the Containerboard and Corrugated Containers segment.

The following table is a summary of the remaining exit liabilities recorded as part of acquisition and merger transactions completed in prior years.

	Lease Commitments	Other Commitments	Facility Closure Costs		Total
Balance at January 1, 2004	$4	$2		$1	$7
Payments	(1)		(1)		(2)
Balance at December 31, 2004	3	2			5
Payments	(1)				(1)
Balance at December 31, 2005	2	2			4
Payments	(1)	(1)			(2)
Balance at December 31, 2006	$1	$1	$		$2

Cash Requirements

Future cash outlays under the exit liabilities are anticipated to be $1 million in 2007, an immaterial amount in 2008 and 2009 and $1 million thereafter.

6.   Asset Impairment Charge

The Company recorded an asset impairment charge of $73 million in 2004 related to the write-down of non-core pulp mill property, plant and equipment. The Company performed the impairment review as a result of significant operating and cash flow losses in 2004, combined with a history of losses due to a prolonged economic downturn affecting the pulp mill. The Company evaluated the recoverability of its long-lived assets and recorded the impairment charge based on the amounts by which the carrying value of the assets exceeded their fair value. Fair value of the assets was determined based on discounted cash flow analysis of the pulp mill’s projected operating results. No goodwill had been assigned to the pulp mill, which is included in the Containerboard and Corrugated Containers segment.

7.   Net Property, Plant and Equipment

Net property, plant and equipment at December 31 consist of:

	2006	2005
Land and land improvements	$164	$185
Buildings and leasehold improvements	600	681
Machinery, fixtures and equipment	5,482	6,080
Construction in progress	166	169
	6,412	7,115
Less accumulated depreciation	(2,681)	(2,870)
Net property, plant and equipment	$3,731	$4,245

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

7.   Net Property, Plant and Equipment (Continued)

Depreciation expense was $352 million, $364 million and $375 million for 2006, 2005 and 2004, respectively, excluding depreciation expense related to discontinued operations of $20 million, $40 million and $38 million in 2006, 2005 and 2004, respectively. Property, plant and equipment include capitalized leases of $22 million and $31 million and related accumulated amortization of $17 million and $21 million at December 31, 2006 and 2005, respectively.

8.   Transfers of Financial Assets

Receivables Securitization Program

In November 2004, in connection with the Merger, the Company replaced its former $265 million off-balance sheet accounts receivable securitization program with a new $475 million accounts receivable securitization program whereby the Company sells, without recourse, on an ongoing basis, certain of its accounts receivable to Stone Receivables Corporation (“SRC”), a wholly-owned non-consolidated subsidiary of the Company.

SRC transfers the receivables to a non-consolidated subsidiary, a limited liability company which has issued notes to third-party investors. The Company has retained servicing responsibilities and a subordinated interest in the limited liability company. The Company receives annual servicing fees of 1% of the unpaid balance of the receivables and rights to future cash flows arising after the investors in the securitization limited liability company have received the return for which they have contracted.

SRC is a qualified special—purpose entity under the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” Accordingly, accounts receivable sold to SRC, for which the Company does not retain an interest, are not included in the Company’s consolidated balance sheets.

In September 2006, $137 million of containerboard customer accounts receivables, net of related allowance for doubtful accounts, were sold into the SRC accounts receivable securitization program, of which $78 million were retained by the Company as a subordinated interest and recorded in retained interest in receivables sold in the consolidated balance sheet. The Company used the initial proceeds of $59 million to repay debt (See Note 9).

Accounts receivable of the Consumer Packaging division previously sold under the accounts receivable securitization program were substantially collected during 2006 and were used to reduce the related off-balance sheet debt (See Note 2).

At December 31, 2006 and 2005, $522 million and $521 million, respectively, of accounts receivable had been sold to SRC, of which $164 million and $118 million, respectively, were retained by the Company as a subordinated interest. The Company’s retained interest is carried at fair value and is included in retained interest in receivables sold in the accompanying consolidated balance sheets. The Company recognized a loss on sales of receivables to SRC of $23 million and $20 million in 2006 and 2005, respectively, which is included in other, net in the consolidated statements of operations.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

8.   Transfers of Financial Assets (Continued)

Key economic assumptions used in measuring the retained interest are as follows:

	Year Ended December 31, 2006	December 31, 2006	Year Ended December 31, 2005	December 31, 2005
Residual cash flows discounted at	8.00%	8.00%	8.00%	8.00%
Expected loss and dilution rate	1.89%-4.14%	2.77%	1.96%-3.35%	2.54%
Variable return to investors	LIBOR plus 23 to 135 basis points	5.72%	LIBOR plus 23 to 135 basis points	4.77%

At December 31, 2006, the sensitivity of the current fair value of residual cash flows to immediate 10% and 20% adverse changes in the expected loss and dilution rate was $1 million and $3 million, respectively. The effects of the sensitivity analysis on the residual cash flow discount rate and the variable return to investors were insignificant.

The table below summarizes certain cash flows received from SRC:

	2006	2005
Cash proceeds from sales of receivables	$5,795	$5,903
Servicing fees received	6	6
Other cash flows received on retained interest	41	85
Interest income received	2

Canadian Securitization Program

On March 30, 2004, the Company entered into a $70 million Canadian (approximately $60 million U.S. as of December 31, 2006) accounts receivable securitization program whereby the Company sells, without recourse, on an ongoing basis, certain of its Canadian accounts receivable to a trust in which the Company holds a variable interest, but is not the primary beneficiary. Accordingly, under FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” accounts receivable sold to the trust, for which the Company is not the primary beneficiary, are not included in the accompanying consolidated balance sheets. The Company has retained servicing responsibilities and a subordinated interest in future cash flows from the receivables. The Company receives rights to future cash flows arising after the investors in the securitization trust have received the return for which they have contracted.

The amount available to the Company under the receivables program fluctuates based on the amount of eligible receivables available and by the performance of the receivables portfolio. The Company’s residual interest in the securitization program is recorded at fair value and is based upon the total outstanding receivables sold, adjusted for dilution and loss reserves of approximately 3.7% and 4.0%, at December 31, 2006 and 2005, respectively, less the amount funded to the Company.

At December 31, 2006 and 2005, $68 million and $71 million, respectively, of accounts receivable had been sold under the program, of which $15 million and $21 million, respectively, were retained by the Company as a subordinated interest. The amount funded to the Company at December 31, 2006 and 2005, was $50 million and $47 million, respectively. The Company’s retained interest is included in retained interest in receivables sold in the accompanying consolidated balance sheets. The Company recognized a

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

8.   Transfers of Financial Assets (Continued)

loss on sales of receivables to the trust of $2 million and $1 million in 2006 and 2005, respectively, which is included in other, net in the consolidated statements of operations.

Timberland Sale and Note Monetization

The Company sold approximately 980,000 acres of owned and leased timberland in Florida, Georgia and Alabama in October 1999. The final purchase price, after adjustments, was $710 million. The Company received $225 million in cash, with the balance of $485 million in the form of installment notes.

The Company entered into a program to monetize the installment notes receivable. The notes were sold without recourse to Timber Note Holdings LLC, a qualified special-purpose entity under the provisions of SFAS No. 140, for $430 million cash proceeds and a residual interest in the notes. The transaction was accounted for as a sale under SFAS No. 140. The cash proceeds from the sale and monetization transactions were used to prepay borrowings under the Company’s Credit Agreement. The residual interest was $48 million and $46 million at December 31, 2006 and 2005, respectively, and is included in other assets in the accompanying consolidated balance sheets. The key economic assumption used in measuring the residual interest at the date of monetization was the rate at which the residual cash flows were discounted (9%). At December 31, 2006, the sensitivity on the current fair value of the residual cash flows to immediate 10% and 20% adverse changes in the assumed rate at which the residual cash flows were discounted (9%) was $1 million and $2 million, respectively.

9.                 Long-Term Debt

Long-term debt as of December 31 is as follows:

	2006	2005
Bank Credit Facilities
Tranche B Term Loan (7.6% weighted average variable rate), due in various installments through November 1, 2011	$490	$878
Tranche C Term Loan (7.6% weighted average variable rate), due in various installments through November 1, 2011	295	298
Tranche C-1 Term Loan (7.6% weighted average variable rate), due in various installments through November 1, 2011	89	90
SSCE revolving credit facility (9.8% weighted average variable rate), due November 1, 2009	70	98
SSC Canada revolving credit facility (8.4% weighted average variable rate), due November 1, 2009	66	147
	1,010	1,511

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

9.   Long-Term Debt (Continued)

Senior Notes
8.45% mortgage notes, payable in monthly installments through August 1, 2007 and $69 on September 1, 2007	70	72
9.25% unsecured senior notes, due February 1, 2008	2	300
9.75% unsecured senior notes, due February 1, 2011	648	750
8.375% unsecured senior notes, due July 1, 2012	400	400
8.25% unsecured senior notes, due October 1, 2012	700	700
7.50% unsecured senior notes, due June 1, 2013	300	300
7.375% unsecured senior notes, due July 15, 2014	200	200
	2,320	2,722
Other Debt
Fixed rate utility systems and pollution control revenue bonds (fixed rates ranging from 5.1% to 8.1%), payable in varying annual payments through 2027	172	193
Variable rate industrial revenue bonds (6.7% weighted average variable rate), payable in varying annual payments through 2035	120	120
Other (including obligations under capitalized leases of $7 and $12)	12	25
	304	338
Total debt	3,634	4,571
Less current maturities	(84)	(35)
Total long-term debt	$3,550	$4,536

The amounts of total debt outstanding at December 31, 2006 maturing during the next five years are as follows:

2007	$84
2008	8
2009	145
2010	125
2011	1,507
Thereafter	1,765

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

9.   Long-Term Debt (Continued)

Bank Credit Facilities

In connection with the Merger, the Company and its subsidiary, Smurfit-Stone Container Canada Inc. (“SSC Canada”), as borrowers and SSCC, as guarantor, entered into a new credit agreement, as amended (the “Credit Agreement”) on November 1, 2004. The Credit Agreement, which refinanced and replaced the Company’s former credit agreements in their entirety, provided for (i) a revolving credit facility of $600 million to the Company, of which $70 million was borrowed as of December 31, 2006 and (ii) a revolving credit facility of $200 million to the Company and SSC Canada, of which $66 million was borrowed as of December 31, 2006. The revolving credit facilities include sub-limits for the issuance of letters of credit and swingline loans. The Company pays a 0.5% commitment fee on the unused portions of its revolving credit facilities. At December 31, 2006, the unused portion of these facilities, after giving consideration to outstanding letters of credit, was $539 million subject to limitations in the Credit Agreement described below. Each of these revolving credit facilities mature on November 1, 2009. The Credit Agreement also provided for a Tranche B term loan to the Company in the aggregate principal amount of $975 million and a Tranche C term loan to SSC Canada in the aggregate principal amount of $300 million, with outstanding balances of $490 million and $295 million, respectively, at December 31, 2006. The term loans are payable in quarterly installments and mature on November 1, 2011. In addition, the Credit Agreement provides for a deposit funded letter of credit facility, related to the variable rate industrial revenue bonds, for approximately $122 million that matures on November 1, 2010. A loss of $12 million was recorded in 2004 due to the early extinguishment of the Company’s former credit agreements, primarily related to the payment of fees and expenses of $11 million.

In December 2005, the Company and its lenders entered into an agreement and amendment (“Incremental Term Loan Assumption Agreement and Amendment No. 2”) to the Credit Agreement to i) ease certain financial covenant requirements as of December 31, 2005 and for future periods through September 30, 2007, ii) increase interest rates for the credit facilities by 0.25% and iii) provide for a new term loan. Under the Incremental Term Loan Assumption Agreement and Amendment No. 2, the Company has the option to borrow at a rate equal to LIBOR plus 2.25% or alternate base rate (“ABR”) plus 1.25% for the term loan facilities and LIBOR plus 2.50% or ABR plus 1.50% for the revolving credit facilities (the “Applicable Rate”). The Applicable Rate will increase by 0.25% if at any time the Company’s senior secured indebtedness is rated lower than BB- by Standard & Poor’s and Ba3 by Moody’s Investors Service. The Applicable Rate with respect to term loan facilities will decrease by 0.25% if, at any time, the Company’s Consolidated Senior Secured Leverage Ratio is less than 3.0 to 1.0. The other material terms of the Credit Agreement, including security and final maturity, remained the same as under the original Credit Agreement. The Incremental Term Loan Assumption Agreement and Amendment No. 2 also provided for a new SSC Canada Incremental Term Loan (“Tranche C-1”) in the aggregate principal amount of $90 million, with an outstanding balance of $89 million at December 31, 2006. The term loan is payable in quarterly installments and matures on November 1, 2011. The Company used the proceeds of the Tranche C-1 to repay $90 million of Tranche B term loan. The Company paid fees and other expenses of $4 million in 2005 related to this transaction.

The interest rate with respect to term loan facilities will decrease by 0.25% effective March 2007, as a result of the Company’s Consolidated Senior Secured Leverage Ratio decreasing to less than 3.0 to 1.0.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

9.   Long-Term Debt (Continued)

The obligations of the Company under the Credit Agreement are unconditionally guaranteed by SSCC and the material U.S. subsidiaries of the Company. The obligations of SSC Canada under the Credit Agreement are unconditionally guaranteed by SSCC, the Company, the material U.S. subsidiaries of the Company and the material Canadian subsidiaries of SSC Canada. The obligations of the Company under the Credit Agreement are secured by a security interest in substantially all of the assets and properties of SSCC, the Company (except for three paper mills) and the material U.S. subsidiaries of the Company, by a pledge of all of the capital stock of the Company and the material U.S. subsidiaries of the Company and by a pledge of 65% of the capital stock of SSC Canada that is directly owned by the Company. The security interests securing the Company’s obligation under the Credit Agreement exclude cash, cash equivalents, certain trade receivables, three paper mills and the land and buildings of certain corrugated container facilities. The obligations of SSC Canada under the Credit Agreement are secured by a security interest in substantially all of the assets and properties of SSC Canada (except three paper mills) and the material Canadian subsidiaries of SSC Canada, by a pledge of all of the capital stock of the material Canadian subsidiaries of SSC Canada and by the same U.S. assets, properties and capital stock that secure the Company’s obligations under the Credit Agreement. The security interests securing SSC Canada’s obligation under the Credit Agreement exclude three mills and property related thereto and certain other real property located in New Brunswick and Quebec.

The Credit Agreement contains various covenants and restrictions including (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (iii) limitations on capital expenditures and (iv) maintenance of certain financial covenants. The Credit Agreement also requires prepayments if the Company has excess cash flows, as defined, or receives proceeds from certain asset sales, insurance or incurrence of certain indebtedness.

At December 31, 2006, the Company was in compliance with the financial covenants required by the Credit Agreement.

The Company has entered into interest rate swap contracts effectively fixing the interest rate at 4.3% for $300 million of the Tranche B and Tranche C variable rate term loans (See Note 10).

Senior Notes

The 9.75% unsecured senior notes of approximately $648 million are redeemable in whole or in part at the option of the Company at a price of 104.875% plus accrued interest. The redemption price will decline each year after 2006 and beginning on February 1, 2009 will be 100% of the principal amount, plus accrued interest.

The 8.375% unsecured senior notes of $400 million are redeemable in whole or in part at the option of the Company beginning on July 1, 2007 at a price of 104.188% plus accrued interest. The redemption price will decline each year after 2007 and beginning on July 1, 2010 will be 100% of the principal amount, plus accrued interest.

The 8.25% unsecured senior notes of $700 million are redeemable in whole or in part at the option of the Company beginning on October 1, 2007 at a price of 104.125% plus accrued interest. The redemption

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

9.   Long-Term Debt (Continued)

price will decline each year after 2007 and beginning on October 1, 2010 will be 100% of the principal amount, plus accrued interest.

The 7.50% unsecured senior notes of $300 million are redeemable in whole or in part at the option of the Company beginning on June 1, 2008 at a price of 103.75% plus accrued interest. The redemption price will decline each year after 2008 and beginning on June 1, 2011 will be 100% of the principal amount, plus accrued interest.

The 7.375% unsecured senior notes of $200 million are redeemable in whole or in part at the option of the Company beginning on July 15, 2009 at a price of 103.688% plus accrued interest. The redemption price will decline each year after 2009 and beginning on July 15, 2012 will be 100% of the principal amount, plus accrued interest.

The 9.25% unsecured senior notes aggregating $2 million are not redeemable prior to maturity.

The senior notes contain business and financial covenants which are less restrictive than those contained in the Credit Agreement.

The 8.45% mortgage notes are secured by the assets of 37 corrugated container plants. In February 2007, the Company gave notice of its intention to prepay these notes in March 2007.

2006 Transactions

In 2006, the Company and its subsidiary, SSC Canada, as borrowers, and SSCC, as guarantor, entered into an amendment to the Credit Agreement with its lending group permitting the Company to use a portion of the net cash proceeds to be received from the sale of the Company’s Consumer Packaging division and additional borrowings, if necessary, to prepay certain unsecured debt. In addition, the amendment provided for the release of the lien on the assets of the Consumer Packaging division. The amendment (i) required the use of $240 million of the proceeds to prepay Tranche B term loans; (ii) permitted the use of up to $400 million of the proceeds to prepay the unsecured senior notes; and (iii) permitted the reinvestment of up to $250 million of the balance of the proceeds in the business of the Company and its subsidiaries. If, after giving effect to the payments described above, the remaining balance of the proceeds exceeded $10 million, the Company would be required to use the remaining balance of the proceeds to make a further repayment of the term loans in accordance with the provisions of the Credit Agreement.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

9.   Long-Term Debt (Continued)

On June 30, 2006, the Company completed the sale of the Consumer Packaging division and used the proceeds to repay the following obligations:

Tranche B term loan, due in various installments through November 1, 2011	$240
SSCE revolving credit facility, due November 1, 2009	218
9.25% unsecured senior notes, due February 1, 2008	298
9.75% unsecured senior notes, due February 1, 2011	102
Other debt	20
Total debt repayment	878
Tender premium and fees	24
Total application of net proceeds	$902

In October 2006, the net proceeds were reduced by $5 million as a result of final working capital adjustments, which were previously accrued.

The Company recorded a loss on early extinguishment of debt of $28 million related to the repayment of borrowings with net proceeds from the sale of its Consumer Packaging division. The loss included $24 million for tender premiums and fees for the unsecured senior notes called and a $4 million non-cash write-off of related unamortized deferred debt issuance costs.

In September 2006, the Company used $59 million of proceeds received from the SRC accounts receivable securitization program to repay $50 million of the outstanding Tranche B term loan due November 1, 2011 and $9 million of the revolving credit facility (See Note 8).

Other

In May 2005, the Company issued environmental improvement revenue refunding bonds in the amount of $72 million. New bonds in the principal amount of $30 million were issued at an interest rate of 5.125% and are due in 2013. New bonds in the principal amount of $42 million were issued at an interest rate of 5.25% and are due in 2015. The proceeds of these bonds were used to repay $72 million of revenue refunding bonds at interest rates of 7.875% and 8.25%, respectively.

Interest costs capitalized on construction projects in 2006, 2005 and 2004 totaled $8 million, $8 million and $5 million, respectively. Interest payments on all debt instruments for 2006, 2005 and 2004 were $360 million, $344 million and $340 million, respectively.

10.   Derivative Instruments and Hedging Activities

The Company’s derivative instruments used for its hedging activities are designed as cash flow hedges and relate to minimizing exposures to fluctuations in the price of commodities used in its operations, the movement in foreign currency exchange rates and the fluctuations in the interest rate on variable rate debt.

Commodity Derivative Instruments

The Company uses derivative instruments, including fixed price swaps and options, to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas and other

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

10.   Derivative Instruments and Hedging Activities (Continued)

commodities, including fuel and heating oil. The objective is to fix the price of a portion of the Company’s purchases of these commodities used in the manufacturing process. The changes in the market value of such derivative instruments have historically offset, and are expected to continue to offset, the changes in the price of the hedged item. As of December 31, 2006, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with the commodities’ forecasted transactions was two years.

For the years ended December 31, 2006 and 2005, the Company reclassified a $3 million loss (net of tax) and a $7 million gain (net of tax), respectively, from OCI to cost of goods sold when the hedged items were recognized. The fair value of the Company’s commodity derivative instruments at December 31, 2006 was a $27 million liability, of which $22 million was included in other current liabilities and $5 million was included in other long-term liabilities. The fair value of the Company’s commodity derivative instruments at December 31, 2005 was a $40 million asset, of which $31 million was included in prepaid expenses and other current assets and $9 million was included in other assets.

For the years ended December 31, 2006 and 2005, the Company recorded a $10 million loss (net of tax) and $2 million gain (net of tax), respectively, in cost of goods sold related to the change in fair value of certain commodity derivative instruments not qualifying for hedge accounting.

For the years ended December 31, 2006 and 2005, the Company recorded an $8 million loss (net of tax) and $8 million gain (net of tax), respectively, in cost of goods sold on settled commodity derivative instruments related to commodity derivative instruments not qualifying for hedge accounting.

Foreign Currency Derivative Instruments

The Company’s principal foreign exchange exposure is the Canadian dollar. The Company uses foreign currency derivative instruments, including forward contracts and options, primarily to protect against Canadian currency exchange risk associated with expected future cash flows. As of December 31, 2006, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with foreign currency exchange risk is one year. For the years ended December 31, 2006 and 2005, the Company reclassified a $3 million gain (net of tax) and $1 million gain (net of tax), respectively, from OCI to cost of goods sold related to the recognition of the foreign currency derivative instruments. The change in fair value of these derivative instruments is recorded in OCI until the underlying transaction is recorded. The fair value of the Company’s foreign currency derivative instruments at December 31, 2006 and 2005 was a $1 million asset and $6 million asset, respectively, included in prepaid expenses and other current assets.

For the years ended December 31, 2006 and 2005, the Company recorded an immaterial amount and $2 million loss (net of tax), respectively, in cost of goods sold related to the change in fair value of certain foreign currency derivative instruments not qualifying for hedge accounting.

For the years ended December 31, 2006 and 2005, the Company recorded an immaterial amount and $2 million gain (net of tax), respectively, in cost of goods sold on settled foreign currency derivative instruments not qualifying for hedge accounting.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

10.   Derivative Instruments and Hedging Activities (Continued)

Interest Rate Swap Contracts

The Company uses interest rate swap contracts to manage interest rate exposure on $300 million of the current Tranche B and Tranche C floating rate bank term debt, effectively fixing the interest rate at 4.3%. These contracts extend until 2011, consistent with the maturity of the Company’s Tranche B and Tranche C term loans. Changes in the fair value of the interest rate swap contracts are expected to be highly effective in offsetting the fluctuations in the floating interest rate and are recorded in OCI until the underlying transaction is recorded. The accounting for the cash flow impact of the swap contracts is recorded as an adjustment to interest expense each period. For the years ended December 31, 2006 and 2005, the Company reclassified a $1 million gain (net of tax) and $2 million loss (net of tax), respectively, from OCI when the hedged items were recognized.

In the second quarter of 2005, the Company entered into forward starting interest rate swaps of $225 million at a fixed rate of 4.75%, based on an expected debt refinancing to occur in 2006. At December 31, 2005, the Company determined that the expected debt refinancing was no longer probable of occurring. As a result, these forward starting interest rate swaps were marked-to-market through income resulting in a $2 million gain (net of tax) recorded as an adjustment to interest expense.

The fair value of the Company’s interest rate swap contracts at December 31, 2006 was a $9 million asset, included in other assets. The fair value of the Company’s interest rate swap contracts at December 31, 2005 was an $11 million asset, of which $3 million was included in prepaid expenses and other current assets and $8 million was included in other assets.

Deferred Hedge Gain (Loss)

The cumulative deferred hedge loss in OCI on all derivative instruments was $8 million (net of tax) at December 31, 2006, including a $13 million loss (net of tax) on commodity derivative instruments, a $1 million loss (net of tax) on foreign currency derivative instruments and a $6 million gain (net of tax) on interest rate swap contracts. The cumulative deferred hedge gain on all derivative instruments was $23 million (net of tax) at December 31, 2005, including a $16 million gain (net of tax) on commodity derivative instruments, a $2 million gain (net of tax) on foreign currency derivative instruments and a $5 million gain (net of tax) on interest rate swap contracts. The Company expects to reclassify an $11 million loss (net of tax) into cost of goods sold during 2007 related to the commodity and foreign currency derivative instruments.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

11.   Leases

The Company leases certain facilities and equipment for production, selling and administrative purposes under operating leases. Certain leases contain renewal options for varying periods, and others include options to purchase the leased property during or at the end of the lease term. Future minimum rental commitments (exclusive of real estate taxes and other expenses) under operating leases having initial or remaining noncancelable terms in excess of one year, excluding lease commitments on closed facilities, are reflected below:

2007	$78
2008	60
2009	48
2010	40
2011	26
Thereafter	131
Total minimum lease payments	$383

Net rental expense for operating leases, including leases having a duration of less than one year, was approximately $150 million, $137 million and $137 million for 2006, 2005 and 2004, respectively, excluding rental expense related to discontinued operations of $16 million, $30 million and $31 million in 2006, 2005 and 2004, respectively.

12.   Guarantees

The Company has certain wood chip processing contracts extending from 2012 through 2018 with minimum purchase commitments. As part of the agreements, the Company guarantees the third party contractor’s debt outstanding and has a security interest in the chipping equipment. At December 31, 2006 and 2005, the maximum potential amount of future payments related to these guarantees was approximately $34 million and $36 million, respectively, and decreases ratably over the life of the contracts. In the event the guarantees on these contracts were called, proceeds from the liquidation of the chipping equipment would be based on current market conditions and the Company may not recover in full the guarantee payments made.

In 2006, the Company entered into an agreement to guarantee a portion of a third party’s debt in decreasing amounts through January 2010. The guarantee was entered into in connection with the third party’s progress payment financing for the purchase and installation of machinery and equipment for the manufacture of corrugated containerboard. The Company and the third party are parties to a supply agreement through 2021, whereby the Company sells containerboard to the third party, and a purchase agreement through 2014, whereby the third party sells corrugated sheets to the Company. At December 31, 2006, the maximum potential amount of the future payments related to this guarantee was approximately $12 million, and decreases as the third party’s contractual financial targets are met. The Company has no recourse to the assets of the third party, other than that of a general unsecured creditor. The fair value of this guarantee at December 31, 2006 was an immaterial amount and is included in other assets, with an offset in other long-term liabilities in the accompanying consolidated balance sheet.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

13.   Asset Retirement Obligations

The following provides a reconciliation of the asset retirement obligations:

Balance at January 1, 2004	$13
Accretion expense	1
Balance at December 31, 2004	14
Accretion expense	1
Adjustments	(1)
Balance at December 31, 2005	14
Accretion expense	1
Adjustments	(1)
Balance at December 31, 2006	$14

The 2005 adjustments relate to the closures of containerboard mill facilities and the reclassification of these liabilities to a restructuring accrual. The 2006 adjustments relate to revising the estimated life for certain asset retirement obligations.

14.   Income Taxes

Significant components of the Company’s deferred tax assets and liabilities at December 31 are as follows:

	2006	2005
Deferred tax liabilities
Property, plant and equipment and timberland	$(1,140)	$(1,320)
Inventory	(41)	(61)
Timber installment sale	(134)	(134)
Other	(63)	(29)
Total deferred tax liabilities	(1,378)	(1,544)
Deferred tax assets
Employee benefit plans	313	310
Net operating loss, alternative minimum tax and tax credit carryforwards	439	781
Purchase accounting liabilities	13	6
Restructuring	16	17
Other	144	94
Total deferred tax assets	925	1,208
Valuation allowance for deferred tax assets	(36)	(208)
Net deferred tax assets	889	1,000
Net deferred tax liabilities	$(489)	$(544)

At December 31, 2006, the Company had $533 million of net operating loss (“NOL”) carryforwards for U.S. federal income tax purposes that expire from 2018 through 2025, with a tax value of $186 million. The Company had NOL carryforwards for state purposes with a tax value of $87 million, which expire from

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

14.   Income Taxes (Continued)

2007 to 2023. A valuation allowance of $36 million exists for a portion of these deferred tax assets. Substantially all of the valuation allowance was recorded in connection with a prior purchase business combination and a reduction in the valuation allowance would result principally in a corresponding reduction to goodwill. Further, the Company had $206 million of NOL carryforwards for Canadian tax purposes that expire from 2007 to 2013, with a tax value of $68 million, and Canadian investment tax credits that expire from 2013 to 2016, with a tax value of $5 million. The Company had $84 million of alternative minimum tax credit carryforwards for U.S. federal income tax purposes, which are available indefinitely. In addition, the Company had other tax carryforwards of $9 million at December 31, 2006, which can be carried forward indefinitely. Deferred income taxes related to NOL carryforwards have been classified as noncurrent to reflect the expected utilization of the carryforwards.

The sale of the Consumer Packaging division (See Note 2) generated a taxable gain for U.S. income tax purposes that was offset by available NOL carryforwards, a portion of which was subject to valuation allowances previously established in a prior purchase business combination. Due to the utilization of these NOL carryforwards, the related valuation allowance was reduced by $157 million in the second quarter of 2006 with a corresponding reduction in goodwill related to the prior business combination. Due to the expiration and non-utilization of state NOL carryforwards, the related valuation allowance was reduced by an additional $15 million in 2006.

In October 2004, the American Jobs Creation Act (the “AJCA”) was signed into law. The AJCA includes a temporary incentive for U.S. multinationals to repatriate foreign earnings by providing an elective 85% dividends received deduction for certain cash dividends from controlled foreign corporations. Under this law, in December 2005, the Company repatriated dividends of $483 million from earnings of foreign subsidiaries previously considered indefinitely reinvested. The income tax expense associated with the repatriation was $34 million. Excluding the repatriation discussed above, through December 31, 2006, no provision has been made for income taxes on the remaining undistributed earnings of the Company’s foreign subsidiaries, as the Company intends to indefinitely reinvest such earnings in its foreign subsidiaries.

Benefit from income taxes on loss from continuing operations before income taxes is as follows:

	2006	2005	2004
Current
Federal	$(14)	$(10)	$
State and local	(1)	(5)	(1)
Foreign	(6)	(21)	(16)
Total current benefit (expense)	(21)	(36)	(17)
Deferred
Federal	38	176	68
State and local	4	34	16
Foreign	19	67	6
Total deferred benefit	61	277	90
Total benefit from income taxes	$40	$241	$73

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

14.   Income Taxes (Continued)

The Company’s benefit from income taxes differed from the amount computed by applying the statutory U.S. federal income tax rate to loss from continuing operations before income taxes as follows:

	2006	2005	2004
U.S. federal income tax benefit at federal statutory rate	$39	$217	$44
Permanent differences and other items	(3)	53	16
State income taxes, net of federal income tax effect	3	19	9
Foreign taxes	1	(14)	4
Repatriation of foreign earnings		(34)
Total benefit from income taxes	$40	$241	$73

The Company has settled the Internal Revenue Service examinations of tax years through 2003. Permanent differences in the preceding table include benefits of $44 million and $10 million in 2005 and 2004, respectively, for the resolution of tax matters related to prior years.

The components of the loss from continuing operations before income taxes are as follows:

	2006	2005	2004
United States	$(70)	$(442)	$(166)
Foreign	(40)	(177)	40
Loss from continuing operations before income taxes	$(110)	$(619)	$(126)

The Canadian Revenue Agency is currently examining the years 1999 through 2005 of the Company’s Canadian subsidiaries. While the ultimate results cannot be predicted with certainty, the Company’s management believes that the examination will not have a material adverse effect on its consolidated financial condition or results of operations, and that the accrued tax liabilities are adequate for all years.

The Company made income tax payments of $37 million, $36 million and $18 million in 2006, 2005 and 2004, respectively.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

15.   Employee Benefit Plans

Defined Benefit Plans

The Company sponsors noncontributory defined benefit pension plans for its U.S. employees and also sponsors noncontributory and contributory defined benefit pension plans for its Canadian employees. The Company’s defined benefit pension plans cover substantially all hourly employees, as well as salaried employees hired prior to January 1, 2006. The Company’s pension plans’ weighted-average asset allocations at December 31 by asset category are as follows:

	U.S. Plans		Canadian Plans
	2006	2005	2006	2005
Cash equivalents	3%	3%	1%	1%
Debt securities	33%	35%	42%	43%
Equity securities	63%	61%	54%	53%
Real estate			3%	3%
Other	1%	1%
Total	100%	100%	100%	100%

Equity securities for the U.S. plans at December 31, 2006 and 2005 include 2.7 million shares of SSCC common stock with a market value of approximately $28 million and $38 million, respectively (1% and 2%, respectively, of total U.S. plan assets).

The primary objective of the Company’s investment policy is to provide eligible employees with scheduled pension benefits. The basic strategy of this investment policy is to earn the highest risk adjusted rate of return on assets consistent with prudent investor standards identified in the Employee Retirement Income Security Act of 1974 for the U.S. plans and the Quebec Supplemental Pension Plans Act and other applicable legislation in Canada for the Canadian plans. In identifying the target asset allocation that would best meet the above policy, consideration is given to a number of factors including the various pension plans’ demographic characteristics, the long-term nature of the liabilities, the sensitivity of the liabilities to interest rates and inflation, the long-term return expectations and risks associated with key asset classes as well as their return correlation with each other, diversification among asset classes and other practical considerations for investing in certain asset classes. The target asset allocation for the pension plans during a complete market cycle is as follows:

	U.S. Plans	Canadian Plans
Equity securities	58%	52%
Debt securities	35%	45%
Alternative asset classes	7%	3%

Effective January 1, 2007, the Company’s salaried defined benefit pension plan formulas were adjusted to reduce the future benefits earned by employees. The impact of these changes will decrease 2007 expense by approximately $8 million.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

15.   Employee Benefit Plans (Continued)

Postretirement Health Care and Life Insurance Benefits

The Company provides certain health care and life insurance benefits for all retired salaried and certain retired hourly employees, and for salaried and certain hourly employees who have reached the age of 60 with ten years of service as of January 1, 2007. The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation (“APBO”) at December 31 are as follows:

	2006	2005
U.S. Plans
Health care cost trend rate assumed for next year	9.00%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year the rate reaches the ultimate trend rate	2011	2011
Foreign Plans
Health care cost trend rate assumed for next year	8.30-9.20%	8.30-9.20%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.80-4.90%	4.80-4.90%
Year the rate reaches the ultimate trend rate	2014	2011

The effect of a 1% change in the assumed health care cost trend rate would increase/(decrease) the APBO as of December 31, 2006 by $18 million and $15 million, respectively, and would increase/(decrease) the annual net periodic postretirement benefit cost by $2 million for 2006.

In December 2005, the Company announced the elimination of postretirement health care and related life insurance benefits for all salaried and certain hourly employees who have not reached the age of 60 with 10 years of service as of January 1, 2007. As a result of the plan changes, the Company recorded an $8 million curtailment gain in 2005.

The Consumer Packaging division employees participated in the Company’s defined benefit pension and postretirement plans through June 30, 2006 (See Note 2). The associated defined benefit pension and postretirement plan liabilities are included in the Company’s total benefit obligations. The related defined benefit pension and postretirement expense is included through June 30, 2006.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

15.   Employee Benefit Plans (Continued)

The following provides a reconciliation of benefit obligations, plan assets and funded status of the plans:

	Defined Benefit Plans		Postretirement Plans
	2006	2005	2006	2005
Change in benefit obligation:
Benefit obligation at January 1	$3,591	$3,336	$260	$283
Service cost	68	81	5	7
Interest cost	196	189	13	16
Amendments	8	8	(4)	(21)
Settlements	(36)		(1)
Curtailments	(26)	(11)	(13)	(1)
Actuarial loss (gain)	(78)	123	(16)	(7)
Plan participants’ contributions	6	6	13	16
Benefits paid and expected expenses	(190)	(173)	(24)	(35)
Foreign currency rate changes	2	32		2
Benefit obligation at December 31	$3,541	$3,591	$233	$260
Change in plan assets:
Fair value of plan assets at January 1	$2,700	$2,466	$	$
Actual return on plan assets	279	200
Settlements	(36)
Employer contributions	147	174	11	19
Plan participants’ contributions	6	6	13	16
Benefits paid	(186)	(169)	(24)	(35)
Foreign currency rate changes	(2)	23
Fair value of plan assets at December 31	$2,908	$2,700	$	$
Over (under) funded status	$(633)	$(891)	$(233)	$(260)
Unrecognized actuarial loss		823		61
Unrecognized prior service cost (benefit)		74		(30)
Net amount recognized	$(633)	$6	$(233)	$(229)
For years prior to adoption of the funded status provisions of SFAS No. 158
Amounts recognized in the balance sheet:
Accrued benefit liability		$(710)		$(229)
Intangible asset		77
Accumulated other comprehensive (income) loss		639
Net asset (liability) recognized in balance sheet		$6		$(229)

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

15.   Employee Benefit Plans (Continued)

	Defined Benefit Plans 2006	Postretirement Plans 2006
For years subsequent to adoption of the funded status provisions of SFAS No. 158
Amounts recognized in the balance sheet:
Current liabilities	$(8)	$(18)
Non-current liabilities	(625)	(215)
Net liability recognized in balance sheet	$(633)	$(233)
Reconciliation of amounts recognized in accumulated OCI to net liability recognized in the balance sheet:
Prior service credit (cost)	$(58)	$25
Net actuarial gain (loss)	(586)	(29)
Accumulated other comprehensive income (loss)	(644)	(4)
Prepaid (unfunded accrued) benefit cost	34	(229)
Foreign currency remeasurement	(23)
Net liability recognized in balance sheet	$(633)	$(233)
Change in accumulated OCI due to application of SFAS No. 158:
Additional minimum liability before SFAS No. 158	$(529)	$
Intangible asset offset before SFAS No. 158	62
Accumulated other comprehensive income (loss) before SFAS No. 158	(467)
Net increase in accumulated other comprehensive income (loss) due to SFAS No. 158	(177)	(4)
Accumulated other comprehensive income (loss) subsequent to adoption of SFAS No. 158	(644)	(4)
Deferred income taxes	243	1
Accumulated other comprehensive income (loss) subsequent to adoption of SFAS No. 158, net of tax	$(401)	$(3)
Estimated amounts to be amortized from accumulated OCI over the next fiscal year:
Prior service credit (cost)	$(8)	$3
Net actuarial gain (loss)	(60)	(2)
Total	$(68)	$1

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

15.   Employee Benefit Plans (Continued)

Incremental effect of applying SFAS No. 158 on individual line items in the December 31, 2006 balance sheet:

	Before application of SFAS No. 158	Adjustments	After application of SFAS No. 158
Other assets	$265	$(62)	$203
Total assets	7,838	(62)	7,776
Other long-term liabilities	891	119	1,010
Deferred income taxes	553	(66)	487
Accumulated other comprehensive income (loss)	(297)	(115)	(412)
Total stockholder’s equity	1,779	(115)	1,664
Total liabilities and stockholder’s equity	7,838	(62)	7,776

The accumulated benefit obligation for all defined benefit pension plans was $3,406 million and $3,411 million at December 31, 2006 and 2005, respectively.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $3,424 million, $3,304 million, and $2,803 million, respectively, as of December 31, 2006 and $3,578 million, $3,400 million, and $2,688 million, respectively, as of December 31, 2005.

The projected benefit obligation and fair value of plan assets for the pension plans with projected benefit obligations in excess of plan assets were $3,540 million and $2,906 million, respectively, as of December 31, 2006 and $3,590 million and $2,699 million, respectively, as of December 31, 2005.

The components of net pension expense for the defined benefit plans and the components of the postretirement benefit costs are as follows:

	Defined Benefit Plans			Postretirement Plans
	2006	2005	2004	2006	2005	2004
Service cost	$68	$81	$72	$5	$7	$7
Interest cost	196	189	183	13	16	16
Expected return on plan assets	(224)	(210)	(194)
Amortization of prior service cost (benefit)	9	10	10	(3)	(2)	(2)
Amortization of net loss	71	62	49	3	4	5
Curtailment (gain) loss	16	4	3	(5)	(8)
Settlement	7			(1)
Multi-employer plans	4	6	6
Net periodic benefit cost	$147	$142	$129	$12	$17	$26

The 2006 curtailment (gains) losses are related to the sale of the Consumer Packaging division and are included in the net loss on disposition of discontinued operations (See Note 2).

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

15.   Employee Benefit Plans (Continued)

The 2006 settlement charges are related to closed facilities and are included as part of restructuring charges (See Note 3).

The weighted average assumptions used to determine the benefit obligations at December 31 are as follows:

	Defined Benefit Plans		Postretirement Plans
	2006	2005	2006	2005
U.S. Plans
Discount rate	5.84%	5.61%	5.84%	5.61%
Rate of compensation increase	3.11%	3.11%	N/A	N/A
Foreign Plans
Discount rate	5.10%	5.00%	5.10%	5.00%
Rate of compensation increase	3.40%	3.60%	N/A	N/A

The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31 are as follows:

	Defined Benefit Plans		Postretirement Plans
	2006	2005	2006	2005
U.S. Plans
Discount rate	5.61-6.36%	5.84%	5.61-6.36%	5.84%
Expected long-term return on plan assets	8.75%	9.00%	N/A	N/A
Rate of compensation increase	3.11%	4.00%	N/A	N/A
Foreign Plans
Discount rate	5.00%	5.75%	5.00%	5.75%
Expected long-term return on plan assets	7.75-8.00%	7.75-8.00%	N/A	N/A
Rate of compensation increase	3.60%	3.95%	N/A	N/A

As a result of the Consumer Packaging division sale on June 30, 2006, the Company completed a remeasurement for the U.S. defined benefit pension and postretirement plans resulting in the discount rate being changed from 5.61% to 6.36%. The impact of the discount rate change reduced defined benefit pension and postretirement plan expense by approximately $13 million in the second half of 2006.

Effective January 1, 2007, the expected long-term rate of return using the current target asset allocation for U.S. and foreign pension plans is 8.50% and 7.75%, respectively. The fundamental assumptions behind the expected rate of return are the cumulative effect of several estimates, including the anticipated yield on high quality debt securities, the equity risk premium earned by investing in equity securities over a long-term time horizon and active investment management.

The Company expects to contribute $140 million to its defined benefit plans and $18 million to its postretirement plans in 2007.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

15.   Employee Benefit Plans (Continued)

Expected Future Benefit Plan Payments

Expected future benefit plan payments to participants, which reflect expected future service, are as follows:

	Defined Benefit Plans	Postretirement Plans
2007	211	18
2008	211	18
2009	214	18
2010	223	18
2011	229	18
2012-2016	1,266	90

The defined benefit plan payments in 2007 include lump sum settlement payments to employees terminated during 2006 (See Note 3).

Savings Plans

The Company sponsors voluntary savings plans covering substantially all salaried and certain hourly employees. The Company match was paid in SSCC common stock through 2005, up to an annual maximum. Beginning in 2006, the Company match is paid according to the employees’ selected investment allocation. The Company’s expense for the savings plans totaled $21 million in 2006 and $23 million in each of 2005 and 2004.

16.   Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss), net of tax is as follows:

	Foreign Currency Translation Adjustments	Employee Benefit Plans Liability Adjustments	Deferred Hedge Gain (Loss)	Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2004	$11	$(301)	$1	$(289)
Net changes in fair value of hedging transactions			(4)	(4)
Net gain reclassified into earnings			(3)	(3)
Current period change	(4)	(14)		(18)
Balance at December 31, 2004	7	(315)	(6)	(314)
Net changes in fair value of hedging transactions			35	35
Net gain reclassified into earnings			(6)	(6)
Current period change	(7)	(81)		(88)
Balance at December 31, 2005		(396)	23	(373)
Net changes in fair value of hedging transactions			(30)	(30)
Net gain reclassified into earnings			(1)	(1)
Current period change		107		107
Adjustment to initially apply SFAS No. 158		(115)		(115)
Balance at December 31, 2006	$	$(404)	$(8)	$(412)

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

17.   Goodwill and Other Intangible Assets

The Company has completed the required annual impairment tests and determined there to be no impairment.

During 2006, the Consumer Packaging segment goodwill of $279 million was eliminated as part of the Consumer Packaging division sale (See Note 2). Goodwill was also reduced by $157 million as a result of a reduction of the valuation allowances associated with NOL carryforwards utilized as a result of the sale (See Note 14).

During 2004, the Company preliminarily allocated $12 million to intangible assets related to the acquisition of the remaining 15% of IPC, a corrugated container facility in Milwaukee, Wisconsin. In 2005, the Company completed its allocation of the purchase price related to IPC, resulting in the reclassification of $8 million from intangible assets to goodwill (See Note 5).

Goodwill

The following table summarizes the activity of goodwill by segment:

	Containerboard & Corrugated Containers	Consumer Packaging		Total
Balance at January 1, 2005	$3,022		$279	$3,301
Adjustment	8			8
Balance at December 31, 2005	3,030	279		3,309
Goodwill included in loss on disposition of discontinued operations		(279)		(279)
Goodwill reduced as a result of a reduction of valuation allowances associated with NOL utilization	(157)			(157)
Balance at December 31, 2006	$2,873	$		$2,873

Other Intangible Assets

Intangible asset activity is as follows:

	Definite Life	Indefinite Life	Total
Balance at January 1, 2005	$43	$12	$55
Adjustment	(8)		(8)
Amortization	(4)		(4)
Balance at December 31, 2005	31	12	43
Intangible asset included in loss on disposition of discontinued operations	(2)		(2)
Amortization	(3)		(3)
Balance at December 31, 2006	$26	$12	$38

The gross carrying value of the definite life intangible assets, primarily customer relationships, is $37 million and $40 million and related accumulated amortization of $11 million and $9 million at

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

17.   Goodwill and Other Intangible Assets (Continued)

December 31, 2006 and 2005, respectively. The weighted-average amortization period of the definite life intangible assets is 14 years.

18.   Related Party Transactions

Notes Receivable from SSCC and Other SSCC Transactions

The Company had interest bearing notes receivable from SSCC, with interest rates ranging from 14.21% to 15.39% per annum, payable semi-annually on December 1 and June 1 of each year and a maturity date of November 18, 2004.

SSCC had the option, in lieu of paying accrued interest in cash, to pay the accrued interest by adding the amount of accrued interest to the principal amount of the notes. Interest income of $73 million in 2004 was added to the principal amount of the notes. In addition, the notes balance fluctuated due to stock option proceeds received by the Company on behalf of SSCC and other stock compensation related items.

On November 18, 2004, the notes receivable from SSCC of $645 million, including accrued interest, were exchanged for 230 shares of SSCE stock owned by SSCC. The exchange, which was accounted for at historical cost, resulted in a reduction to additional paid-in capital of the Company of $645 million. The fair value of the shares of Company stock received, as estimated by a third party valuation, approximated the net book value of the shares at the time of the exchange.

During 2006, 2005 and 2004, the Company received cash proceeds of $2 million, $1 million, and $54 million, respectively, related to the exercise of SSCC stock options, resulting in an increase in the Company's additional paid-in capital. During 2006, 2005 and 2004, the Company paid annual dividends to SSCC of $8 million which SSCC used to pay SSCC preferred stock dividends.

Transactions with Non-consolidated Affiliates

The Company sold paperboard, market pulp and fiber to and purchased containerboard and kraft paper from various non-consolidated affiliates on terms generally similar to those prevailing with unrelated parties. The following table summarizes the Company's related party transactions with its non-consolidated affiliates for each year presented:

	2006	2005	2004
Product sales	$91	$67	$77
Product and raw material purchases	55	36	32
Trade receivables at December 31	9	7	8
Notes receivable at December 31	4	2
Trade payables at December 31	4	5	3

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

18.   Related Party Transactions (Continued)

Other Transactions

Thomas A. Reynolds, III, a member of the Company's Board of Directors, is a member of the Executive Committee of the law firm of Winston & Strawn LLP, which has provided, and continues to provide, legal services to the Company and its subsidiaries.

William D. Smithburg, a member of the Company's Board of Directors is a member of the Board of Directors of Barry-Wehmiller Companies, Inc., which sold the Company equipment for $15 million, $9 million and $9 million during 2006, 2005 and 2004, respectively. All such sales were made on an arm's-length basis.

Patrick J. Moore, Chairman and Chief Executive Officer and a member of the Company's Board of Directors, is a member of the Board of Directors of Archer Daniels Midland Company ("ADM"). ADM sold the Company $10 million, $9 million and $8 million of supplies used in mill operations in 2006, 2005 and 2004, respectively. The Company sold products to ADM of $15 million, $21 million and $15 million in 2006, 2005 and 2004, respectively. All such sales were made on an arm's-length basis.

19.   Fair Value of Financial Instruments

The carrying amounts and fair values of the Company's financial instruments as of December 31 are as follows:

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$9	$9	$5	$5
Cost method investments	1	1	2	2
Notes receivable	12	12	8	8
Residual interest in receivables sold	179	179	139	139
Residual interest in timber notes	48	48	46	46
Net derivative assets (liabilities)	(17)	(17)	57	57
Long-term debt, including current maturities	3,634	3,602	4,571	4,485

The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments. The carrying amount of cost method investments approximates fair value. The fair values of notes receivable are based on discounted future cash flows or the applicable quoted market price. The fair values of the residual interest in receivables sold and timber notes are based on discounted future cash flows. The fair values of the Company's derivatives are based on prevailing market rates. The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

20.   Other, Net

The significant components of other, net in the Company's consolidated statements of operations are as follows:

	2006	2005	2004
Foreign currency exchange gains (losses)	$1	$(9)	$(20)
Loss on sales of receivables	(25)	(21)	(8)
Income from non-consolidated affiliates			3
Other	7	9	7
Total other, net	$(17)	$(21)	$(18)

21.   Contingencies

In 2003, the Company settled all of the antitrust class action cases pending against the Company, which were based on allegations of a conspiracy among linerboard manufacturers from 1993 to 1995 and made aggregate settlement payments of $92.5 million, one-half of which was paid in December 2003 and the remainder of which was paid in January 2005. The Company subsequently settled all of the lawsuits brought on behalf of numerous companies that opted out of these class actions to seek their own recovery, and made aggregate payments of $60 million, including $14 million in 2005 and $46 million in 2006. The Company recorded charges of $36 million in 2005 in connection with these settlements.

The Company's past and present operations include activities which are subject to federal, state and local environmental requirements, particularly relating to air and water quality. The Company faces potential environmental liability as a result of violations of permit terms and similar authorizations that have occurred from time to time at its facilities. In addition, the Company faces potential liability for response costs at various sites for which it has received notice as being a potentially responsible party ("PRP") concerning hazardous substance contamination. In estimating its reserves for environmental remediation and future costs, the Company's estimated liability of $4 million reflects the Company's expected share of costs after consideration for the relative percentage of waste deposited at each site, the number of other PRPs, the identity and financial condition of such parties and experience regarding similar matters. As of December 31, 2006, the Company had approximately $17 million reserved for environmental liabilities included primarily in other long-term liabilities in the consolidated balance sheet. The Company believes the liability for these matters was adequately reserved at December 31, 2006.

If all or most of the other PRPs are unable to satisfy their portion of the clean-up costs at one or more of the significant sites in which the Company is involved or the Company's expected share increases, the resulting liability could have a material adverse effect on the Company's consolidated financial condition or results of operations.

The Company is a defendant in a number of lawsuits and claims arising out of the conduct of its business. While the ultimate results of such suits or other proceedings against the Company cannot be predicted with certainty, the management of the Company believes that the resolution of these matters will not have a material adverse effect on its consolidated financial condition, results of operations or cash flows.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

22.   Business Segment Information

The Company's Consumer Packaging segment, which was sold as of June 30, 2006 (See Note 2), has been classified as discontinued operations and is excluded from the segment results for items relating to the consolidated statements of operations for all periods presented. As a result, the Company has one reportable segment, Containerboard and Corrugated Containers. Two operating facilities of the Consumer Packaging segment, which were not included as part of the sale transaction, were reclassified to the Containerboard and Corrugated Containers segment for all periods presented. The Containerboard and Corrugated Containers segment is highly integrated. It includes a system of mills and plants that produces a full line of containerboard that is converted into corrugated containers. It also provides single source full merchandising solutions to retailers and consumer packaging companies. Corrugated containers are used to transport such diverse products as home appliances, electric motors, small machinery, grocery products, produce, books, tobacco and furniture.

The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, interest expense and other non-operating gains and losses. The accounting policies of the reportable segment are the same as those described in the summary of significant accounting policies. Intersegment sales and transfers are recorded at market prices.

Other includes corporate related items and one non-reportable segment, Reclamation. Corporate related items include expenses not allocated to the reportable segment including corporate expenses, asset impairment charges, restructuring charges, unrealized gains or losses on derivative instruments not qualifying for hedge accounting, non-cash foreign currency gains or losses, gains or losses from the sale of business or real estate and interest expense.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

22.   Business Segment Information (Continued)

	Container- board & Corrugated Containers	Other	Total
Year ended December 31, 2006
Revenues from external customers	$6,765	$392	$7,157
Intersegment revenues		230	230
Depreciation, depletion and amortization	324	33	357
Segment profit (loss)	433	(543)	(110)
Total assets	4,483	3,293	7,776
Expenditures for long-lived assets(a)	211	63	274
Year ended December 31, 2005
Revenues from external customers	$6,438	$374	$6,812
Intersegment revenues		226	226
Depreciation, depletion and amortization	333	35	368
Segment profit (loss)	191	(810)	(619)
Total assets(a)	4,653	4,461	9,114
Expenditures for long-lived assets(a)	215	61	276
Year ended December 31, 2004
Revenues from external customers	$6,328	$388	$6,716
Intersegment revenues		240	240
Depreciation, depletion and amortization	341	37	378
Segment profit (loss)	321	(447)	(126)
Total assets(a)	5,171	4,412	9,583
Expenditures for long-lived assets(a)	164	55	219

(a)           The discontinued Consumer Packaging operations' total assets are included in other in 2005 and 2004 and its expenditures for long-lived assets are included in other for 2004 through 2006.

The following table presents net sales to external customers by country of origin:

	2006	2005	2004
United States	$6,314	$5,985	$5,907
Foreign	843	827	809
Total net sales	$7,157	$6,812	$6,716

The following table presents long-lived assets by country:

	2006	2005	2004
United States	$3,185	$3,647	$3,894
Canada	571	623	768
Other	18	19	20
	3,774	4,289	4,682
Goodwill	2,873	3,309	3,301
Total long-lived assets	$6,647	$7,598	$7,983

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular amounts in millions)

22.   Business Segment Information (Continued)

The Company's export sales from the United States were approximately $601 million for 2006, $462 million for 2005 and $411 million for 2004.

Quarterly Results (Unaudited)

The following is a summary of the unaudited quarterly results of operations:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2006
Net sales(a)	$1,729	$1,765	$1,844	$1,819
Gross profit	140	252	293	287
Income (loss) from continuing operations(b)	(71)	(44)	20	25
Discontinued operations	10	4
Loss on disposition of discontinued operations		(1)	(2)
Net income (loss)	(61)	(41)	18	25
2005
Net sales	$1,709	$1,760	$1,696	$1,647
Gross profit	210	236	183	129
Loss from continuing operations(c)	(27)	(10)	(241)	(100)
Discontinued operations	11	14	15	11
Net income (loss)	(16)	4	(226)	(89)

(a)           Net sales after April 1, 2006 were impacted by the adoption of EITF No. 04-13 (See Note 1 Revenue Recognition).

(b)          Income (loss) from continuing operations includes restructuring pretax charges of $8 million in the fourth quarter of 2006.

(c)           Loss from continuing operations includes litigation settlement pretax charges of $36 million and restructuring pretax charges of $24 million in the fourth quarter of 2005.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

Column A	Column B	Column C		Column D			Column E		Column F
Description	Balance at Beginning of Period	Additions Charged to Costs and Expenses		Other Describe			Deductions Describe		Balance at End of Period
	(In millions)
Allowance for doubtful accounts and sales returns and allowances:
Year ended December 31, 2006	$10	$5			$(5	)(a)(b)	$3	(c)	$7
Year ended December 31, 2005	$12	$3			$(1	)(a)	$4	(c)	$10
Year ended December 31, 2004	$38	$8			$(24	)(a)	$10	(c)	$12
Restructuring:
Year ended December 31, 2006	$51	$43	(d)		$18	(d)	$67	(e)	$45
Year ended December 31, 2005	$28	$321		$			$298	(e)	$51
Year ended December 31, 2004	$44	$16	(d)		$5	(d)	$37	(e)	$28

(a)           Includes the effect of the accounts receivable securitization application.

(b)          Includes $6 million in connection with containerboard customer accounts receivables sold into the SRC accounts receivable program.

(c)           Uncollectible amounts written off, net of recoveries.

(d)          Gain on sale of closed properties reduces the charge by $18 million and $5 million for 2006 and 2004, respectively, and is added back to other, since there is no impact on exit liabilities.

(e)           Charges against the reserves.

Smurfit-Stone Container Enterprises, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Section 6.1 of the Bylaws of Smurfit-Stone Container Enterprises, Inc. (the ‘‘Company’’) provides for indemnification of any director, officer, employee or agent of the Company, or any person serving in the same capacity in any other enterprise at the request of the Company, under certain circumstances. Article 6 of the Company’s Amended and Restated Certificate of Incorporation eliminates the liability of directors of the Company under certain circumstances for breaches of fiduciary duty to the Company and its stockholders.

The Company maintains directors’ and officers’ liability insurance coverage.

ITEM 21.         EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NUMBER		DESCRIPTION OF EXHIBITS
2.1

Agreement of Merger, dated November 1, 2004, between Jefferson Smurfit Corporation (U.S.) and Stone Container Corporation (“Stone Container”) (incorporated by reference to Exhibit 2.1 to Smurfit-Stone Container Enterprises, Inc.’s (“SSCE”) Current Report on Form 8-K dated November 3, 2004 (File No. 1-03439)).

2	.2(a)

Asset Purchase Agreement, dated May 11, 2006, by and among Smurfit-Stone Container Enterprises, Inc., Smurfit-Stone Container Canada Inc. and Bluegrass Container Company, LLC (incorporated by reference to Exhibit 2.1 to SSCC’s Current Report on Form 8-K dated July 6, 2006 (File No. 0-23876)).

2	.2(b)

Amendment No. 1 to Asset Purchase Agreement, dated June 30, 2006, by and among Smurfit-Stone Container Enterprises, Inc., Smurfit-Stone Container Canada Inc. and Bluegrass Container Company, LLC (incorporated by reference to Exhibit 2.2 to SSCC’s Current Report on Form 8-K dated July 6, 2006 (File No. 0-23876)).

3.1

Certificate of Merger merging SCC Merger Co. with and into Stone Container (including the Certificate of Incorporation of Stone Container) (incorporated by reference to Exhibit 3.1 to Stone Container’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 1-03439)).

3.2		By-laws of Stone Container (incorporated by reference to Exhibit 3.2 to Stone Container’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 1-03439)).

Indentures and other debt instruments with respect to long-term debt that do not exceed 10% of the total assets of SSCE and its subsidiaries on a consolidated basis are not filed herewith. The Registrant agrees to furnish a copy of such documents to the Commission upon request.

4	.1(a)***	Form of 8.000% Senior Notes due 2017 of Smurfit-Stone Container Enterprises, Inc. (included in Exhibit 4.1(b)).
4	.1(b)***

Indenture dated as of March 26, 2007, between Smurfit-Stone Container Enterprises, Inc. and The Bank of New York Trust Company, N.A., as Trustee, relating to Smurfit-Stone Container Enterprises, Inc.’s 8.000% Senior Notes due 2017.

4	.2(a)	Form of 9 3/4% Senior Notes due 2011 of Stone Container (incorporated by reference to Exhibit 4.1 to Stone Container’s Registration Statement on Form S-4, Registration Number 333-58030).
4	.2(b)

Indenture dated as of January 25, 2001, between Stone Container and The Bank of New York, as Trustee, relating to Stone Container’s 9 1/4% Senior Notes due 2008 and 9 3/4% Senior Notes due 2011 (incorporated by reference to Exhibit 4.2 to Stone Container’s Registration Statement on Form S-4, Registration Number 333-58030).

4	.2(c)***

First Supplemental Indenture dated as of March 23, 2007, between Smurfit-Stone Container Enterprises, Inc. and The Bank of New York, as Trustee, relating to Smurfit-Stone Container Enterprises, Inc.’s 9¾% Senior Notes due 2011.

4	.3***

Registration Rights Agreement, dated as of March 26, 2007, by and among Smurfit-Stone Container Enterprises, Inc. and Deutsche Bank Securities Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co., Incorporated, UBS Securities LLC, BNY Capital Markets, Inc., Goldman, Sachs & Co., Scotia Capital (USA) Inc., SG Americas Securities, LLC and Wachovia Capital Markets, LLC

4	.4(a)

Master Indenture dated as of November 23, 2004 between SSCE Funding, LLC, as Issuer, and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference to Exhibit 4.1 to SSCE’s Current Report on Form 8-K dated November 24, 2004 (File No. 1-03439)).

4	.4(b)

Series 2004-1 Indenture Supplement to Master Indenture dated as of November 23, 2004 between SSCE Funding, LLC, as Issuer, and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference to Exhibit 4.2 to SSCE’s Current Report on Form 8-K dated November 24, 2004 (File No. 1-03439)).

4	.4(c)

Series 2004-2 Indenture Supplement to Master Indenture dated as of November 23, 2004 between SSCE Funding, LLC, as Issuer, and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference to Exhibit 4.3 to SSCE’s Current Report on Form 8-K dated November 24, 2004 (File No. 1-03439)).

5	.1***	Opinion of Armstrong Teasdale LLP.
10	.1(a)

Credit Agreement, dated November 1, 2004, by and among Smurfit-Stone Container Corporation (“SSCC”), as guarantor, SSCE and Smurfit-Stone Container Canada Inc., as borrowers, JPMorgan Chase Bank, as Senior Agent, Deposit Account Agent and Deposit Funded Facility Facing Agent, Deutsche Bank and Trust Company Americas, as Senior Agent, Administrative Agent, Collateral Agent, Swingline Lender and revolving Facility Facing Agent, Deutsche Bank AG, as Canadian Administrative Agent and Revolving (Canadian) Facility Facing Agent, and the other financial institutions party thereto, as lenders (incorporated by reference to Exhibit 10.1 to SSCE’s Current Report on Form 8-K dated November 1, 2004 (File No. 1-03439)).

10	.1(b)

Amendment No. 1, dated as of September 30, 2005, to the Credit Agreement, dated as of November 1, 2004, among SSCC, as Guarantor, SSCE and Smurfit-Stone Container Canada Inc., as Borrowers, the Lenders party thereto, Deutsche Bank Trust Company Americas, as Senior Agent, Administrative Agent, Swingline Lender and Revolving Facility Facing Agent, Deutsche Bank AG, as Canadian Administrative Agent and Revolving (Canadian) Facility Facing Agent, and JPMorgan Chase Bank, N.A., as Senior Agent, Deposit Account Agent and Deposit Funded Facility Facing Agent (incorporated by reference to Exhibit 10.1 to SSCC’s Current Report on Form 8-K dated October 5, 2005 (File No. 0-23876)).

10	.1(c)

Incremental Term Loan Assumption and Amendment No. 2, dated as of December 20, 2005, related to the Credit Agreement, dated as of November 1, 2004, as amended by Amendment No. 1 dated as of September 30, 2005, among SSCC, as Guarantor, SSCE and Smurfit-Stone Container Canada Inc., as Borrowers, the Lenders party thereto, Deutsche Bank Trust Company Americas, as Senior Agent, Administrative Agent, Swingline Lender and Revolving Facility Facing Agent, Deutsche Bank AG, as Canadian Administrative Agent and Revolving (Canadian) Facility Facing Agent, and JPMorgan Chase Bank, N.A., as Senior Agent, Deposit Account Agent and Deposit Funded Facility Facing Agent (incorporated by reference to Exhibit 10.1 to SSCC’s Current Report on Form 8-K dated December 20, 2005 (File No. 0-23876)).

10	.1(d)

Amendment No. 3 dated as of June 9, 2006, to the Credit Agreement dated as of November 1, 2004, as amended by Amendment No. 1 dated as of September 30, 2005, and Incremental Term Loan Assumption Agreement and Amendment No. 2 dated as of December 20, 2005, among Smurfit-Stone Container Corporation, as Guarantor; Smurfit-Stone Container Enterprises, Inc. and Smurfit-Stone Container Canada Inc., as Borrowers; the Lenders from time to time party thereto; Deutsche Bank Trust Company Americas, as Senior Agent, Administrative Agent, Collateral Agent, Swingline Lender and Revolving Facility Facing Agent; Deutsche Bank AG, as Canadian Administrative Agent and Revolving (Canadian) Facility Facing Agent; and JPMorgan Chase Bank, N.A., as Senior Agent, Deposit Account Agent and Deposit Funded Facility Facing Agent (incorporated by reference to Exhibit 10.1 to SSCC’s Current Report on Form 8-K dated June 13, 2006 (File No. 0-23876)).

10.2

Sale Agreement dated as of November 23, 2004 by and between SSCE, as Seller, and Stone Receivables Corporation (“SRC”) (incorporated by reference to Exhibit 10.1 to SSCE’s Current Report on Form 8-K dated November 24, 2004 (File No. 1-03439)).

10.3

Transfer and Servicing Agreement dated as of November 23, 2004 by and among SRC, SSCE Funding, LLC and SSCE, as Servicer (incorporated by reference to Exhibit 10.2 to SSCE’s Current Report on Form 8-K dated November 24, 2004 (File No. 1-03439)).

10.4

Variable Funding Note Purchase Agreement dated as of November 23, 2004 by and among SSCE Funding, LLC, as issuer, Barton Capital LLC, as conduit purchaser, certain financial institutions, as committed purchasers, and Societe Generale, as agent for the purchasers (incorporated by reference to Exhibit 10.3 to SSCE’s Current Report on Form 8-K dated November 24, 2004 (File No. 1-03439)).

10	.5(a)

Receivables Purchase Agreement, dated March 30, 2004, among MBI Limited/Limitee, in its capacity as General Partner of Smurfit-MBI, an Ontario Limited Partnership and Computershare Trust Company of Canada, in its capacity as Trustee of King Street Funding Trust and Scotia Capital Inc. (incorporated by reference to Exhibit 10.2(a) to Stone Container’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 1-03439)).

10	.5(b)

Support Agreement, dated March 30, 2004, between Stone Container and Computershare Trust Company of Canada, in its capacity as Trustee of King Street Funding Trust, by its Administrator, Scotia Capital Inc. (incorporated by reference to Exhibit 10.2(b) to Stone Container’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 1-03439)).

10	.6(a)*

Jefferson Smurfit Corporation Amended and Restated 1992 Stock Option Plan, dated as of May 1, 1997 (incorporated by reference to Exhibit 10.10 to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-23876)).

10	.6(b)*

Amendment of the Jefferson Smurfit Corporation Amended and Restated 1992 Stock Option Plan (incorporated by reference to Exhibit 10.3 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-23876)).

10	.7(a)*	Stone Container Corporation 1993 Stock Option Plan (incorporated by reference to Appendix A to Stone Container’s Proxy Statement dated as of April 10, 1992 (File No. 1-03439)).
10	.7(b)*

Amendment of the Stone Container Corporation 1993 Stock Option Plan (incorporated by reference to Exhibit 10.3 to Stone Container’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 1-03439)).

10	.8*

Jefferson Smurfit Corporation Deferred Compensation Plan as amended (incorporated by reference to Exhibit 10.7 to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-23876)).

10	.9*

Jefferson Smurfit Corporation Management Incentive Plan (incorporated by reference to Exhibit 10.10 to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-23876)).

10	.10(a)*	Stone Container Corporation 1995 Long-Term Incentive Plan (incorporated by reference to Exhibit A to Stone Container’s Proxy Statement dated as of April 7, 1995 (File No. 1-03439)).
10	.10(b)*

Amendment of the Stone Container Corporation 1995 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to Stone Container’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 1-03439)).

10	.11(a)*

Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.14 to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 0-23876)).

10	.11(b)*

First Amendment of the Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-23876)).

10	.11(c)*

Second Amendment of the Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 0-23876)).

10	.11(d)*

Third Amendment of the Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (File No. 0-23876)).

10	.12(a)*	Smurfit-Stone Container Corporation 2004 Long-Term Incentive Plan (incorporated by reference to Appendix I to SSCC’s Proxy Statement dated April 5, 2004 (File No. 0-23876)).

10	.12(b)*

First Amendment of the Smurfit-Stone Container Corporation 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 0-23876)).

10.13

Jefferson Smurfit Corporation Supplemental Income Pension Plan II (incorporated by reference to Exhibit 10.1 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (File No. 0-23876)).

10	.14*	Form of Employment Security Agreements (incorporated by reference to Exhibit 10(h) to SSCC’s Registration Statement on Form S-4 (File No. 333-65431)).
10	.15(a)*	Employment Agreement of Patrick J. Moore (incorporated by reference to Exhibit 10.28 to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-23876)).
10	.15(b)*

First Amendment of Employment Agreement of Patrick J. Moore (incorporated by reference to Exhibit 10.2 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 0-23876)).

10	.15(c)*

Second Amendment of Employment Agreement of Patrick J. Moore effective as of July 25, 2006, between Smurfit-Stone Container Corporation (“SSCC”) and Patrick J. Moore (incorporated by reference to Exhibit 10.1 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (File No. 0-23876)).

10	.16(a)*

Restricted Stock Unit Agreement dated as of January 4, 2002 by and between SSCC and Patrick J. Moore (incorporated by reference to Exhibit 10.3 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 0-23876)).

10	.16(b)*

Amendment, dated June 1, 2004, of Restricted Stock Unit Agreement dated as of January 4, 2002 by and between SSCC and Patrick J. Moore (incorporated by reference to Exhibit 10.2 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 0-23876)).

10	.16(c)*

Amendment No. 2, dated December 31, 2004, of Restricted Stock Unit Agreement dated as of January 4, 2002 by and between SSCC and Patrick J. Moore (incorporated by reference to Exhibit 10.20(c) to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 0-23876)).

10	.17(a)*	Offer Letter dated as of May 11, 2006 between SSCC and Steven J. Klinger (incorporated by reference to Exhibit 10.1 to SSCC’s Current Report on Form 8-K dated May 12, 2006 (File No. 0-23876)).
10	.17(b)*	Employment Agreement dated as of May 11, 2006 between SSCC and Steven J. Klinger (incorporated by reference to Exhibit 10.2 to SSCC’s Current Report on Form 8-K dated May 12, 2006 (File No. 0-23876)).
10	.17(c)*

Executive Retirement Agreement, dated as of October 2, 2006, between SSCC and Steven J. Klinger (incorporated by reference to Exhibit 10.1 to SSCC’s Current Report on Form 8-K dated October 5, 2006 (File No. 0-23876)).

10	.18(a)*	Employment Agreement of John M. Riconosciuto (incorporated by reference to Exhibit 10.23 to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 0-23876)).
10	.18(b)*

Letter Agreement dated as of May 10, 2006 between the Company and John M. Riconosciuto (incorporated by reference to Exhibit 10.3 to SSCC’s Current Report on Form 8-K dated May 12, 2006 (File No. 0-23876)).

10	.19(a)*	Employment Agreement of Charles A. Hinrichs (incorporated by reference to Exhibit 10.22 to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 0-23876)).
10	.19(b)*

First Amendment of Employment Agreement of Charles A. Hinrichs effective as of July 25, 2006, between Smurfit-Stone Container Corporation and Charles A. Hinrichs (incorporated by reference to Exhibit 10.2 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (File No. 0-23876)).

10	.20*	Consulting Agreement of William N. Wandmacher (incorporated by reference to Exhibit 10.21(b) to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 0-23876)).
10	.21*

Smurfit-Stone Container Corporation Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.25 to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 0-23876)).

12	.1***	Statement re Computation of Ratio of Earnings to Fixed Charges.
23	.1**	Consent of Ernst & Young LLP.
23	.2***	Consent of Armstrong Teasdale LLP (included in Exhibit 5.1).
25	.1***

Form T-1 Statement of Eligibility Under the Trust Indenture Act Of 1939 of The Bank of New York Trust Company, N.A. relating to the Indenture and the issuance of the 8.000% Senior Notes due 2017 of Smurfit-Stone Container Enterprises, Inc.

99	.1***	Form of Letter of Transmittal.
99	.2***	Form of Notice of Guaranteed Delivery.
99	.3***	Form of Instruction to Registered Holder and/or Depository Trust Company Participant from Beneficial Owner.

*                    Indicates a management contract or compensation plan or arrangement.

**             Filed herewith.

***      Previously filed.

ITEM 22.         UNDERTAKINGS.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 7, 2007.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
By:	/s/ CRAIG A. HUNT
Name:	Craig A. Hunt
Title:	Senior Vice President, Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ PATRICK J. MOORE	Director and Chief Executive Officer	May 7, 2007
Patrick J. Moore	(Principal Executive Officer)
/s/ CHARLES A. HINRICHS	Director and Senior Vice President and Chief	May 7, 2007
Charles A. Hinrichs	Financial Officer (Principal Financial Officer)
/s/ PAUL K. KAUFMANN	Senior Vice President and Corporate Controller	May 7, 2007
Paul K. Kaufmann	(Principal Accounting Officer)
/s/ STEVEN J. KLINGER	Director	May 7, 2007
Steven J. Klinger

EXHIBIT INDEX

EXHIBIT NUMBER		DESCRIPTION OF EXHIBITS
2.1

Agreement of Merger, dated November 1, 2004, between Jefferson Smurfit Corporation (U.S.) and Stone Container Corporation (“Stone Container”) (incorporated by reference to Exhibit 2.1 to Smurfit-Stone Container Enterprises, Inc.’s (“SSCE”) Current Report on Form 8-K dated November 3, 2004 (File No. 1-03439)).

2	.2(a)

Asset Purchase Agreement, dated May 11, 2006, by and among Smurfit-Stone Container Enterprises, Inc., Smurfit-Stone Container Canada Inc. and Bluegrass Container Company, LLC (incorporated by reference to Exhibit 2.1 to SSCC’s Current Report on Form 8-K dated July 6, 2006 (File No. 0-23876)).

2	.2(b)

Amendment No. 1 to Asset Purchase Agreement, dated June 30, 2006, by and among Smurfit-Stone Container Enterprises, Inc., Smurfit-Stone Container Canada Inc. and Bluegrass Container Company, LLC (incorporated by reference to Exhibit 2.2 to SSCC’s Current Report on Form 8-K dated July 6, 2006 (File No. 0-23876)).

3.1

Certificate of Merger merging SCC Merger Co. with and into Stone Container (including the Certificate of Incorporation of Stone Container) (incorporated by reference to Exhibit 3.1 to Stone Container’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 1-03439)).

3.2		By-laws of Stone Container (incorporated by reference to Exhibit 3.2 to Stone Container’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 1-03439)).

Indentures and other debt instruments with respect to long-term debt that do not exceed 10% of the total assets of SSCE and its subsidiaries on a consolidated basis are not filed herewith. The Registrant agrees to furnish a copy of such documents to the Commission upon request.

4	.1(a)***	Form of 8.000% Senior Notes due 2017 of Smurfit-Stone Container Enterprises, Inc. (included in Exhibit 4.1(b)).
4	.1(b)***

Indenture dated as of March 26, 2007, between Smurfit-Stone Container Enterprises, Inc. and The Bank of New York Trust Company, N.A., as Trustee, relating to Smurfit-Stone Container Enterprises, Inc.’s 8.000% Senior Notes due 2017.

4	.2(a)	Form of 9 3/4% Senior Notes due 2011 of Stone Container (incorporated by reference to Exhibit 4.1 to Stone Container’s Registration Statement on Form S-4, Registration Number 333-58030).
4	.2(b)

Indenture dated as of January 25, 2001, between Stone Container and The Bank of New York, as Trustee, relating to Stone Container’s 9 1/4% Senior Notes due 2008 and 9 3/4% Senior Notes due 2011 (incorporated by reference to Exhibit 4.2 to Stone Container’s Registration Statement on Form S-4, Registration Number 333-58030).

4	.2(c)***

First Supplemental Indenture dated as of March 23, 2007, between Smurfit-Stone Container Enterprises, Inc. and The Bank of New York, as Trustee, relating to Smurfit-Stone Container Enterprises, Inc.’s 9¾% Senior Notes due 2011.

4	.3***

Registration Rights Agreement, dated as of March 26, 2007, by and among Smurfit-Stone Container Enterprises, Inc. and Deutsche Bank Securities Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co., Incorporated, UBS Securities LLC, BNY Capital Markets, Inc., Goldman, Sachs & Co., Scotia Capital (USA) Inc., SG Americas Securities, LLC and Wachovia Capital Markets, LLC

4	.4(a)

Master Indenture dated as of November 23, 2004 between SSCE Funding, LLC, as Issuer, and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference to Exhibit 4.1 to SSCE’s Current Report on Form 8-K dated November 24, 2004 (File No. 1-03439)).

4	.4(b)

Series 2004-1 Indenture Supplement to Master Indenture dated as of November 23, 2004 between SSCE Funding, LLC, as Issuer, and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference to Exhibit 4.2 to SSCE’s Current Report on Form 8-K dated November 24, 2004 (File No. 1-03439)).

4	.4(c)

Series 2004-2 Indenture Supplement to Master Indenture dated as of November 23, 2004 between SSCE Funding, LLC, as Issuer, and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference to Exhibit 4.3 to SSCE’s Current Report on Form 8-K dated November 24, 2004 (File No. 1-03439)).

5	.1***	Opinion of Armstrong Teasdale LLP.
10	.1(a)

Credit Agreement, dated November 1, 2004, by and among Smurfit-Stone Container Corporation (“SSCC”), as guarantor, SSCE and Smurfit-Stone Container Canada Inc., as borrowers, JPMorgan Chase Bank, as Senior Agent, Deposit Account Agent and Deposit Funded Facility Facing Agent, Deutsche Bank and Trust Company Americas, as Senior Agent, Administrative Agent, Collateral Agent, Swingline Lender and revolving Facility Facing Agent, Deutsche Bank AG, as Canadian Administrative Agent and Revolving (Canadian) Facility Facing Agent, and the other financial institutions party thereto, as lenders (incorporated by reference to Exhibit 10.1 to SSCE’s Current Report on Form 8-K dated November 1, 2004 (File No. 1-03439)).

10	.1(b)

Amendment No. 1, dated as of September 30, 2005, to the Credit Agreement, dated as of November 1, 2004, among SSCC, as Guarantor, SSCE and Smurfit-Stone Container Canada Inc., as Borrowers, the Lenders party thereto, Deutsche Bank Trust Company Americas, as Senior Agent, Administrative Agent, Swingline Lender and Revolving Facility Facing Agent, Deutsche Bank AG, as Canadian Administrative Agent and Revolving (Canadian) Facility Facing Agent, and JPMorgan Chase Bank, N.A., as Senior Agent, Deposit Account Agent and Deposit Funded Facility Facing Agent (incorporated by reference to Exhibit 10.1 to SSCC’s Current Report on Form 8-K dated October 5, 2005 (File No. 0-23876)).

10	.1(c)

Incremental Term Loan Assumption and Amendment No. 2, dated as of December 20, 2005, related to the Credit Agreement, dated as of November 1, 2004, as amended by Amendment No. 1 dated as of September 30, 2005, among SSCC, as Guarantor, SSCE and Smurfit-Stone Container Canada Inc., as Borrowers, the Lenders party thereto, Deutsche Bank Trust Company Americas, as Senior Agent, Administrative Agent, Swingline Lender and Revolving Facility Facing Agent, Deutsche Bank AG, as Canadian Administrative Agent and Revolving (Canadian) Facility Facing Agent, and JPMorgan Chase Bank, N.A., as Senior Agent, Deposit Account Agent and Deposit Funded Facility Facing Agent (incorporated by reference to Exhibit 10.1 to SSCC’s Current Report on Form 8-K dated December 20, 2005 (File No. 0-23876)).

10	.1(d)

Amendment No. 3 dated as of June 9, 2006, to the Credit Agreement dated as of November 1, 2004, as amended by Amendment No. 1 dated as of September 30, 2005, and Incremental Term Loan Assumption Agreement and Amendment No. 2 dated as of December 20, 2005, among Smurfit-Stone Container Corporation, as Guarantor; Smurfit-Stone Container Enterprises, Inc. and Smurfit-Stone Container Canada Inc., as Borrowers; the Lenders from time to time party thereto; Deutsche Bank Trust Company Americas, as Senior Agent, Administrative Agent, Collateral Agent, Swingline Lender and Revolving Facility Facing Agent; Deutsche Bank AG, as Canadian Administrative Agent and Revolving (Canadian) Facility Facing Agent; and JPMorgan Chase Bank, N.A., as Senior Agent, Deposit Account Agent and Deposit Funded Facility Facing Agent (incorporated by reference to Exhibit 10.1 to SSCC’s Current Report on Form 8-K dated June 13, 2006 (File No. 0-23876)).

10.2

Sale Agreement dated as of November 23, 2004 by and between SSCE, as Seller, and Stone Receivables Corporation (“SRC”) (incorporated by reference to Exhibit 10.1 to SSCE’s Current Report on Form 8-K dated November 24, 2004 (File No. 1-03439)).

10.3

Transfer and Servicing Agreement dated as of November 23, 2004 by and among SRC, SSCE Funding, LLC and SSCE, as Servicer (incorporated by reference to Exhibit 10.2 to SSCE’s Current Report on Form 8-K dated November 24, 2004 (File No. 1-03439)).

10.4

Variable Funding Note Purchase Agreement dated as of November 23, 2004 by and among SSCE Funding, LLC, as issuer, Barton Capital LLC, as conduit purchaser, certain financial institutions, as committed purchasers, and Societe Generale, as agent for the purchasers (incorporated by reference to Exhibit 10.3 to SSCE’s Current Report on Form 8-K dated November 24, 2004 (File No. 1-03439)).

10	.5(a)

Receivables Purchase Agreement, dated March 30, 2004, among MBI Limited/Limitee, in its capacity as General Partner of Smurfit-MBI, an Ontario Limited Partnership and Computershare Trust Company of Canada, in its capacity as Trustee of King Street Funding Trust and Scotia Capital Inc. (incorporated by reference to Exhibit 10.2(a) to Stone Container’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 1-03439)).

10	.5(b)

Support Agreement, dated March 30, 2004, between Stone Container and Computershare Trust Company of Canada, in its capacity as Trustee of King Street Funding Trust, by its Administrator, Scotia Capital Inc. (incorporated by reference to Exhibit 10.2(b) to Stone Container’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 1-03439)).

10	.6(a)*

Jefferson Smurfit Corporation Amended and Restated 1992 Stock Option Plan, dated as of May 1, 1997 (incorporated by reference to Exhibit 10.10 to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-23876)).

10	.6(b)*

Amendment of the Jefferson Smurfit Corporation Amended and Restated 1992 Stock Option Plan (incorporated by reference to Exhibit 10.3 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-23876)).

10	.7(a)*	Stone Container Corporation 1993 Stock Option Plan (incorporated by reference to Appendix A to Stone Container’s Proxy Statement dated as of April 10, 1992 (File No. 1-03439)).
10	.7(b)*

Amendment of the Stone Container Corporation 1993 Stock Option Plan (incorporated by reference to Exhibit 10.3 to Stone Container’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 1-03439)).

10	.8*

Jefferson Smurfit Corporation Deferred Compensation Plan as amended (incorporated by reference to Exhibit 10.7 to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-23876)).

10	.9*

Jefferson Smurfit Corporation Management Incentive Plan (incorporated by reference to Exhibit 10.10 to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-23876)).

10	.10(a)*	Stone Container Corporation 1995 Long-Term Incentive Plan (incorporated by reference to Exhibit A to Stone Container’s Proxy Statement dated as of April 7, 1995 (File No. 1-03439)).
10	.10(b)*

Amendment of the Stone Container Corporation 1995 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to Stone Container’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 1-03439)).

10	.11(a)*

Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.14 to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 0-23876)).

10	.11(b)*

First Amendment of the Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-23876)).

10	.11(c)*

Second Amendment of the Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 0-23876)).

10	.11(d)*

Third Amendment of the Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (File No. 0-23876)).

10	.12(a)*	Smurfit-Stone Container Corporation 2004 Long-Term Incentive Plan (incorporated by reference to Appendix I to SSCC’s Proxy Statement dated April 5, 2004 (File No. 0-23876)).
10	.12(b)*

First Amendment of the Smurfit-Stone Container Corporation 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 0-23876)).

10.13

Jefferson Smurfit Corporation Supplemental Income Pension Plan II (incorporated by reference to Exhibit 10.1 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (File No. 0-23876)).

10	.14*	Form of Employment Security Agreements (incorporated by reference to Exhibit 10(h) to SSCC’s Registration Statement on Form S-4 (File No. 333-65431)).
10	.15(a)*	Employment Agreement of Patrick J. Moore (incorporated by reference to Exhibit 10.28 to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-23876)).
10	.15(b)*

First Amendment of Employment Agreement of Patrick J. Moore (incorporated by reference to Exhibit 10.2 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 0-23876)).

10	.15(c)*

Second Amendment of Employment Agreement of Patrick J. Moore effective as of July 25, 2006, between Smurfit-Stone Container Corporation (“SSCC”) and Patrick J. Moore (incorporated by reference to Exhibit 10.1 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (File No. 0-23876)).

10	.16(a)*

Restricted Stock Unit Agreement dated as of January 4, 2002 by and between SSCC and Patrick J. Moore (incorporated by reference to Exhibit 10.3 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 0-23876)).

10	.16(b)*

Amendment, dated June 1, 2004, of Restricted Stock Unit Agreement dated as of January 4, 2002 by and between SSCC and Patrick J. Moore (incorporated by reference to Exhibit 10.2 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 0-23876)).

10	.16(c)*

Amendment No. 2, dated December 31, 2004, of Restricted Stock Unit Agreement dated as of January 4, 2002 by and between SSCC and Patrick J. Moore (incorporated by reference to Exhibit 10.20(c) to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 0-23876)).

10	.17(a)*	Offer Letter dated as of May 11, 2006 between SSCC and Steven J. Klinger (incorporated by reference to Exhibit 10.1 to SSCC’s Current Report on Form 8-K dated May 12, 2006 (File No. 0-23876)).
10	.17(b)*	Employment Agreement dated as of May 11, 2006 between SSCC and Steven J. Klinger (incorporated by reference to Exhibit 10.2 to SSCC’s Current Report on Form 8-K dated May 12, 2006 (File No. 0-23876)).
10	.17(c)*

Executive Retirement Agreement, dated as of October 2, 2006, between SSCC and Steven J. Klinger (incorporated by reference to Exhibit 10.1 to SSCC’s Current Report on Form 8-K dated October 5, 2006 (File No. 0-23876)).

10	.18(a)*	Employment Agreement of John M. Riconosciuto (incorporated by reference to Exhibit 10.23 to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 0-23876)).
10	.18(b)*

Letter Agreement dated as of May 10, 2006 between the Company and John M. Riconosciuto (incorporated by reference to Exhibit 10.3 to SSCC’s Current Report on Form 8-K dated May 12, 2006 (File No. 0-23876)).

10	.19(a)*	Employment Agreement of Charles A. Hinrichs (incorporated by reference to Exhibit 10.22 to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 0-23876)).
10	.19(b)*

First Amendment of Employment Agreement of Charles A. Hinrichs effective as of July 25, 2006, between Smurfit-Stone Container Corporation and Charles A. Hinrichs (incorporated by reference to Exhibit 10.2 to SSCC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (File No. 0-23876)).

10	.20*	Consulting Agreement of William N. Wandmacher (incorporated by reference to Exhibit 10.21(b) to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 0-23876)).
10	.21*

Smurfit-Stone Container Corporation Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.25 to SSCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 0-23876)).

12	.1***	Statement re Computation of Ratio of Earnings to Fixed Charges.
23	.1**	Consent of Ernst & Young LLP.
23	.2***	Consent of Armstrong Teasdale LLP (included in Exhibit 5.1).

25	.1***

Form T-1 Statement of Eligibility Under the Trust Indenture Act Of 1939 of The Bank of New York Trust Company, N.A. relating to the Indenture and the issuance of the 8.000% Senior Notes due 2017 of Smurfit-Stone Container Enterprises, Inc.

99	.1***	Form of Letter of Transmittal.
99	.2***	Form of Notice of Guaranteed Delivery.
99	.3***	Form of Instruction to Registered Holder and/or Depository Trust Company Participant from Beneficial Owner.

*                    Indicates a management contract or compensation plan or arrangement.

**             Filed herewith.

***      Previously filed.